Exhibit 10.1

CREDIT AGREEMENT

among

DELEK LOGISTICS PARTNERS, LP, a Delaware limited partnership, as a Borrower,

EACH OF THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

VARIOUS LENDERS AND L/C ISSUERS

FROM TIME TO TIME PARTY HERETO,

TRUIST BANK,

as Administrative Agent,

BANK OF AMERICA, N.A., CITIZENS BANK, N.A., THE HUNTINGTON NATIONAL BANK, MIZUHO BANK, LTD., MUFG BANK, LTD. AND WELLS FARGO BANK, N.A., as Co-Syndication Agents,

and

BARCLAYS BANK PLC, KEYBANC CAPITAL MARKETS INC. AND REGIONS BANK, as Co-Documentation Agents

DATED AS OF MARCH 26, 2026

TRUIST SECURITIES, INC., BOFA SECURITIES, INC., CITIZENS BANK, N.A., THE HUNTINGTON

NATIONAL BANK, MIZUHO BANK, LTD., MUFG BANK, LTD. AND WELLS FARGO SECURITIES,

LLC, as Joint-Lead Arrangers and Joint-Bookrunners

-i-

-ii-

-iii-

-iv-

EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Revolving Note
EXHIBIT D-2	—	Swing Note
EXHIBIT E	—	Compliance Certificate
EXHIBIT F	—	Assignment and Assumption
EXHIBIT G-1	—	Additional Borrower Supplement
EXHIBIT G-2	—	Additional Guarantor Supplement
SCHEDULE 1	—	Commitments
SCHEDULE 1.1(a)	—	Existing Leased Terminal Leases
SCHEDULE 1.1(b)	—	Existing Title Insurance Locations
SCHEDULE 3.2(j)	—	Title Search Locations
SCHEDULE 5.10	—	Subsidiaries and Permitted Joint Ventures
SCHEDULE 5.23	—	Non-Transmitting Utilities
SCHEDULE 5.23(a)	—	Actions to Create and Perfect Liens
SCHEDULE 6.11	—	Indebtedness
SCHEDULE 6.12	—	Liens
SCHEDULE 6.14	—	Investments
SCHEDULE 6.24	—	Post-Closing Matters

-v-

CREDIT AGREEMENT

This Credit Agreement is entered into as of March 26, 2026, by and among DELEK LOGISTICS PARTNERS, LP, a Delaware limited partnership (the “MLP” and such Additional Borrowers are each individually referred to herein as a “Borrower” and are collectively referred to herein as the “Borrowers”), the various Guarantors from time to time party hereto, the various institutions from time to time party to this Agreement, as Lenders and L/C Issuers, TRUIST BANK, as Administrative Agent, BANK OF AMERICA, N.A., CITIZENS BANK, N.A., THE HUNTINGTON NATIONAL BANK, MIZUHO BANK, LTD., MUFG BANK, LTD. and WELLS FARGO BANK, N.A., as Co-Syndication Agents, and BARCLAYS BANK PLC, KEYBANC CAPITAL MARKETS INC. and REGIONS BANK, as Co-Documentation Agents.

WHEREAS, the Borrower, the other borrowers thereto, the lenders party thereto (the “Prior Lenders”) and Fifth Third Bank, National Association, as Administrative Agent, previously entered into a Fourth Amended and Restated Credit Agreement dated as of October 13, 2022 (as amended, restated, amended and restated or otherwise modified prior to the date hereof, the “Prior Credit Agreement”), pursuant to which the Prior Lenders agreed to extend certain credit facilities to the Borrower and the other borrowers party thereto, for their account, on the terms and conditions set forth therein;

WHEREAS, the Borrower has requested that the Lenders extend credit under this Agreement to repay substantially concurrently with the occurrence of the Effective Date, all indebtedness for borrowed money of the borrowers under the Prior Credit Agreement (the “Effective Date Refinancing”) and for working capital purposes, investments, Capital Expenditures, Restricted Payments, other general corporate purposes and any other purpose not prohibited by this Agreement;

WHEREAS, the Lenders have indicated their willingness to lend and each L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:

SECTION 1 DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by any Borrower or any Restricted Subsidiary in an Acquisition, whether before or after the Effective Date.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Ownership Interests are acquired by any Borrower or any Restricted Subsidiary of any Borrower in a Permitted Acquisition; provided, however that such Indebtedness was in existence prior to the date of such Permitted Acquisition, and was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquired Investments” means Investments of a Person whose assets or Ownership Interests are acquired by any Borrower or any Restricted Subsidiary of any Borrower in a Permitted Acquisition; provided, however that such Investments were in existence prior to the date of such Permitted Acquisition, and were not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person (other than from a Subsidiary of the MLP), (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the MLP or a Subsidiary is the surviving entity.

“Additional Borrower” is defined in Section 2.15(a) hereof.

“Additional Borrower Supplement” is defined in Section 2.15(a) hereof.

“Additional Commitments” is defined in Section 2.2(b) hereof.

“Additional Guarantor Supplement” is defined in Section 11.1 hereof.

“Administrative Agent” means Truist Bank, as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.8.

“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, more than 50% (or, solely with respect to any other Person that is a Lender, 10%) of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 50% (or, solely with respect to any other Person that is a Lender, 10%) or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; provided further that any owner of publicly traded shares of Holdings (or any successor publicly traded entity thereto permitted by this Agreement) who would otherwise not constitute an Affiliate under this definition shall not be an Affiliate hereunder; provided further that any Person that would otherwise not constitute an Affiliate under this definition shall not be an Affiliate hereunder solely as a result of such Person controlling, being directly or indirectly controlled by, or being under direct or indirect common control with a Permitted Joint Venture; provided further that Non-Controlled Joint Ventures shall not constitute an Affiliate under this definition except with respect to Section 6.8.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Anti-Money Laundering Laws” means any applicable law relating to money laundering, any predicate crime thereto, or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act), as amended by the PATRIOT Act, any orders issued by the Financial Crimes Enforcement Network, and any other similar applicable law with jurisdiction over any party to this Agreement.

“Applicable Margin” means, with respect to Revolving Loans, Reimbursement Obligations, and the commitment fees and Letter of Credit fees payable under Section 2.13, until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	TOTAL LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR REVOLVING LOANS THAT ARE BASE RATE LOANS SHALL BE:	APPLICABLE MARGIN FOR REVOLVING LOANS THAT ARE TRANCHE RATE LOANS AND LETTER OF CREDIT FEES SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:
I	Greater than 4.50 to 1.00	1.50%	2.50%	.50%
II	Less than or equal to 4.50 to 1.00, but greater than 4.00 to 1.00	1.25%	2.25%	.45%
III	Less than or equal to 4.00 to 1.00, but greater than 3.50 to 1.00	1.00%	2.00%	.40%

LEVEL	TOTAL LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR REVOLVING LOANS THAT ARE BASE RATE LOANS SHALL BE:	APPLICABLE MARGIN FOR REVOLVING LOANS THAT ARE TRANCHE RATE LOANS AND LETTER OF CREDIT FEES SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:
IV	Less than or equal to 3.50 to 1.00, but greater than 3.00 to 1.00	0.75%	1.75%	.35%
V	Less than or equal to 3.00 to 1.00	0.50%	1.50%	.30%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Consolidated Group ending on or after March 31, 2026, the date on which the Administrative Agent is in receipt of the MLP’s most recent consolidated financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.1. The Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrowers have not delivered the MLP’s consolidated financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.1, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Total Leverage Ratio shall be deemed to be greater than 4.50 to 1.0). If the Borrowers subsequently deliver such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Lenders absent manifest error. Notwithstanding the foregoing, if, as a result of any restatement of or other adjustment to the consolidated financial statements of the MLP or for any reason, as reasonably determined by the Administrative Agent in consultation with the Borrowers, (a) the Total Leverage Ratio as calculated on any Pricing Date was inaccurate and (b) a proper calculation of the Total Leverage Ratio would have resulted in a higher Applicable Margin for any period, then the Borrowers shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and no Default or Event of Default shall be deemed to have occurred from such underpayment so long as such additional amounts are paid within five (5) Business Days of the date that the Administrative Agent notifies the Borrowers.

“Application” is defined in Section 2.3(b).

“Approved Fund” means any Person (other than a natural person or a Disqualified Lender) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrowers’ Agent on the date hereof, or on any update of any such list provided by the Borrowers’ Agent to the Administrative Agent, or any further or different officers of the Borrowers’ Agent so named by any Authorized Representative of the Borrowers’ Agent in a written notice to the Administrative Agent.

“Available Cash” has the meaning set forth in the MLP Partnership Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark (or component thereof) is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 8.3 (but including any tenor for such Benchmark that is added to the definition of “Interest Period” pursuant to Section 8.3).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Liability” means the liability of any Borrower or any Guarantor owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of any Borrower and/or any Guarantor now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other treasury, deposit, disbursement, and cash management services afforded to any Borrower or any Guarantor by any of such Lenders or their Affiliates, and (d) stored value card, commercial credit card, commercial purchase card, and merchant card services.

“Base Rate” shall mean for any day a rate per annum equal to the highest of (i) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) Term SOFR for an Interest Period of one (1) month, plus 1.00% and (iv) one percent (1.00%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent, the Lenders and the Issuing Banks may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or Term SOFR will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or Term SOFR, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a).

“Base Rate Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the other then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 8.3.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as determined above would be less than 0.00% per annum, the Benchmark Replacement will be deemed to be 0.00% per annum for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period and any Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent and the Borrowers, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day (or such shorter or longer period of time as the Borrowers and the Administrative Agent may reasonably agree) prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.3 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.3.

“Beneficial Owner” means, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Ownership Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Benefit Plan” means any (a) “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code or (c) Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” and “Borrowers” are each defined in the introductory paragraph of this Agreement.

“Borrowers’ Agent” means the MLP.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Tranche Rate Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the applicable Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrowers’ Agent pursuant to Section 2.5(a). Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 2.11.

“Business” means (1) the ownership, leasing, operation, development, acquisition, disposition, marketing, expansion, repair and maintenance of Crude Oil and Refined Products logistics assets and businesses, (2) the ownership, marketing, acquisition and disposition of Crude Oil and Refined Products, (3) the ownership, leasing, operation, development, acquisition, disposition, marketing, expansion, repair and maintenance of Crude Oil and natural gas gathering, processing and transportation businesses, as well as water disposal and recycling operations, (4) any business which supplies materials used in the operations or facilities of the MLP or any of its Restricted Subsidiaries or expands sales to any customers of the MLP or any of its Restricted Subsidiaries, and (5) any businesses customarily related, complementary or ancillary to (1), (2), (3) or (4) of this definition of “Business.”

“Business Day” means, with respect to all notices and determinations in connection with the Tranche Rate or Daily Simple SOFR, any day that commercial banks in New York, New York are required by law to be open for business and that is a U.S. Government Securities Business Day; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which the Borrowers have a Hedge Agreement in effect with respect to all or a portion of the Obligations, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Hedge Agreement shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations arising under such Hedge Agreement. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP, subject to Section 1.3, is required to be capitalized on the balance sheet of the lessee.

“Capital Project” means the construction, refurbishment, repurposing, modification or expansion of any capital project and any expenditures associated therewith, including any such construction or expansion made by a Borrower, a Guarantor or a Permitted Joint Venture.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined, subject to Section 1.3 in accordance with GAAP.

“Captive Insurance Subsidiary” means a Restricted Subsidiary of the Borrower organized in a state of the United States and established for the sole purpose of insuring the business and properties owned by the Borrower and its Restricted Subsidiaries, which, for purposes of this definition, shall include the MLP and its Restricted Subsidiaries, and that is subject to regulation as an insurance company.

“Cash Collateral” shall have a meaning correlative to the cash or deposit account balances referred to in the definition of Cash Collateralize set forth in this Section 1.1 and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Administrative Agent and the Lenders or the L/C Issuers (as applicable), as collateral for L/C Obligations, obligations in respect of Swing Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Administrative Agent benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent or (b) the applicable L/C Issuer.

“Cash Equivalents” means, as to any Person: (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of acquisition thereof; (b) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within 90 days from the date of issuance thereof; (c) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations or as described on the FDIC website or other materials promulgated by the FDIC) of not less than $100,000,000; (d) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) marketable short-term money market or similar securities having a rating of at least P-2 by Moody’s or A-2 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (f) investments in any money market mutual funds that (i) invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding clauses (a), (b), (c), and (d) above, and (ii) have net assets of not less than $1,000,000,000; and (g) investments approved by the Administrative Agent.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership” means, for each Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower as required by 31 C.F.R. § 1010.230.

“CFC” means a Foreign Subsidiary of a Loan Party that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following events or conditions: (a) the General Partner shall cease to be the sole general partner of the MLP; (b) Holdings shall cease, directly or indirectly, to own and control legally and beneficially at least 51% of the Voting Stock in the General Partner; (c) either (x) Holdings shall cease to be able, directly or indirectly, to appoint a majority of the members of the board of directors (or similar governing body) to the General Partner or (y) failure of the majority of the board of directors (or similar governing body) of the General Partner to be comprised of directors directly or indirectly appointed by Holdings, and (d) the MLP shall cease, directly or indirectly, to own and control legally and beneficially at least 100% of the Ownership Interests of any other Borrower and at least 50% of the Ownership Interests of any Restricted Subsidiary, unless otherwise permitted in this Agreement.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto.

“Co-Documentation Agents” means, collectively, Barclays Bank PLC, KeyBanc Capital Markets Inc. and Regions Bank, in their capacity as co-documentation agents hereunder.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 4.5(a).

“Collateral Documents” means the Deeds of Trust, the Security Agreement, and all other, security agreements, pledge agreements, control agreements, assignments, financing statements and other documents pursuant to which Liens are granted to the Administrative Agent by the Borrowers and the Guarantors or such Liens are perfected, and as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Bank Product Liability, or any part thereof, but not including any Hedge Agreements or agreements governing Bank Product Liabilities.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitments” means the Revolving Credit Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C § 1 et seq.).

“Common Units” means the common units and subordinated units representing limited partnership interests in the MLP.

“Communications” is defined in Section 10.8(d)(ii).

“Competitor” is defined in the definition of “Disqualified Lender”.

“Conforming Changes” means, with respect to either (a) the use or administration of any Benchmark or (b) the use, administration, adoption or implementation of any Benchmark Replacement, in each case, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage periods and other technical, administrative or operational matters), in each case, that (i) the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the

Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or (ii) if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash on Hand” means, as of any date of determination, the aggregate amount of all cash and Cash Equivalents on the consolidated balance sheet of the MLP and its Restricted Subsidiaries, which is not “restricted” for purposes of GAAP; provided, however, that the aggregate amount of Consolidated Cash on Hand shall not (i) include any cash or Cash Equivalents that are subject to a Lien (other than any Lien in favor of the Administrative Agent or a Lien permitted under Section 6.12(f)) or (ii) include any cash or Cash Equivalents that are restricted by contract, law or material adverse tax consequences from being applied to repay any Total Funded Debt of the Consolidated Group.

“Consolidated Interest Expense” shall mean, with respect to any period, for Borrower and its Restricted Subsidiaries on a consolidated basis, all interest, premium payments, debt discount, charges and related fees and expenses, net of interest income, of Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (including commissions, discounts, yield and other fees, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP); provided that, there shall be excluded from Consolidated Interest Expense such interest charges of any Person (other than a Subsidiary) in which the Consolidated Group has an Ownership Interest, except with respect to Consolidating Joint Ventures to the extent of such interest charges relate to Indebtedness of such Permitted Joint Venture if, and only to the extent, such Indebtedness is also a Contingent Obligation of the MLP or any of its Subsidiaries. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Expense for any period that includes a fiscal quarter (or portion thereof) prior to the Effective Date (other than as a component of EBITDA), Consolidated Interest Expense shall be calculated from the period from the Effective Date to the date of determination divided by the number of days in such period and multiplied by 365.

“Consolidated Group” means the MLP and its Restricted Subsidiaries; provided, that, if at any time or during any period in which, in accordance with GAAP, any Permitted Joint Venture is required to be consolidated with the MLP and its Restricted Subsidiaries, then “Consolidated Group” shall include each such Consolidating Joint Venture solely with respect to the following defined terms (and the component definitions within such defined terms) and the following Sections: Applicable Margin, EBITDA, Consolidated Interest Expense, Net Income, Senior Leverage Ratio, Temporary Increase Period, Total Funded Debt, Total Leverage Ratio, Section 1.3, Sections 6.1(a), (b), and (c), and Section 6.20; provided, however that, notwithstanding anything in the foregoing to the contrary, in no event shall any such consolidation of a

Consolidating Joint Venture (i) cause such Total Funded Debt, at the time of determination thereof, to be different than the sum of (a) the amount at such time the Total Funded Debt would otherwise be for the Consolidated Group absent the consolidation of such Consolidating Joint Venture plus (b) the Indebtedness at such time of such Consolidating Joint Venture, if, and only to the extent, such Indebtedness is also a Contingent Obligation of the MLP or any of its Restricted Subsidiaries, or (ii) cause the EBITDA for the applicable period to be different from the sum of (a) the amount for such period the EBITDA would otherwise be for the Consolidated Group absent the consolidation of such Consolidating Joint Venture plus (b) the amount equal to the EBITDA of such Consolidating Joint Venture for such period in an amount proportionate to the Borrowers’ pro rata equity ownership of such Consolidating Joint Venture, plus, without duplication of any amounts included under the foregoing clause (ii)(b), (c) any Material Project EBITDA Adjustment for such Consolidating Joint Venture for which there is a Material Project EBITDA Adjustment; provided that, notwithstanding anything herein to the contrary, if the Permian Joint Venture is a Consolidating Joint Venture, the amount of EBITDA added with respect to it shall be determined according to the second paragraph in the definition of EBITDA and any other impact of the Permian Joint Venture on EBITDA shall be disregarded.

“Consolidating Joint Venture” means a Permitted Joint Venture required to be consolidated with the MLP and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or entered into in the ordinary course of business in connection with any contractual arrangement, including any acquisition, capital expenditure, investment or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), in each case as determined by such Person in good faith and taking into account the likelihood and magnitude of the liability becoming an actual liability on such Person required to perform thereunder.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributed Assets” means the assets contributed or otherwise transferred by the applicable Contributing Affiliate to the MLP or any of its Restricted Subsidiaries, whether prior to or after the Effective Date.

“Contributing Affiliates” means Holdings and any Restricted Subsidiary or other Affiliate of Holdings that contributes or otherwise transfers assets to the MLP or any of its Restricted Subsidiaries, whether prior to or after the Effective Date.

“Controlled Group” means all members of a controlled group of corporations, limited liability companies, unlimited liability companies, partnerships and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b) or (c) of the Code or, solely with respect to Section 412 of the Code or Section 302 of ERISA, under Section 414 (b), (c), (m) or (o) of the Code.

“Controlled Joint Venture” means each Permitted Joint Venture for which the MLP and its Affiliates own, in the aggregate, fifty percent (50%) or more of the Voting Stock of such Permitted Joint Venture.

“Co-Syndication Agents” means, collectively, Bank of America, N.A., Citizens Bank, N.A., The Huntington National Bank, Mizuho Bank, Ltd., MUFG Bank, Ltd. and Wells Fargo Bank, N.A., in their capacity as co-syndication agents hereunder.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit” means the Revolving Credit.

“Credit Event” means the advancing of any Loan (but excluding any advance of a Loan made for the purpose of repaying Swing Loans or repaying unpaid Reimbursement Obligations), or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Crude Oil” means the unrefined mixture of liquid hydrocarbons, of any grade or specific gravity, commonly known as petroleum or oil, fuel energy related commodities, ethanol, biodiesel, and other feedstocks, intermediate products and additives to any of the foregoing.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a 5-day lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the relevant Governmental Authority for determining “Daily Simple SOFR” for syndicated credit facilities; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the

Administrative Agent, then the Administrative Agent may establish in consultation with the Borrowers another convention in its reasonable discretion; provided further, in no event shall Daily Simple SOFR be less than 0.00%. For the avoidance of doubt, in accordance with the terms of this Agreement, Daily Simple SOFR shall only be available to the extent the Borrowers have a Hedge Agreement in effect with respect to all or part of the Obligations or if the Benchmark Replacement is based on Daily Simple SOFR.

“Damages” means all damages, including punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Deeds of Trust” means, collectively, each Deed of Trust, Assignment of Rents, Security Agreement, and Fixture Filing and each Mortgage and Security Agreement with Assignment of Rents between a Borrower or a Guarantor, as applicable, and the Administrative Agent relating to such Borrower’s or such Guarantor’s Material Real Property and any other mortgages or deeds of trust delivered to the Administrative Agent pursuant to Section 4.2.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 8.7(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers’ Agent in writing that such failure is the result of such good faith Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Administrative Agent in its capacity as the maker of Swing Loans or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrowers’ Agent, the Administrative Agent, the L/C Issuer or the Administrative Agent in its capacity as the maker of Swing Loans in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the

Administrative Agent or the Borrowers’ Agent, to confirm in writing to the Administrative Agent and the Borrowers’ Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers’ Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.7(b)) upon delivery of written notice of such determination to the Borrowers’ Agent, the L/C Issuers, the Administrative Agent in its capacity as the maker of Swing Loans and each Lender.

“Delek Finance” means Delek Logistics Finance Corp., a Delaware corporation.

“Delek Logistics Services” means Delek Logistics Services Company, a Delaware corporation.

“Delek Refining” means Delek Refining, Ltd., a Texas limited partnership.

“Designated Excluded Assets” has the meaning set forth in the definition of “Excluded Assets”.

“Disproportionate Advance” is defined in Section 2.5(e).

“Disqualified Equity Interests” means any Ownership Interests that, by their terms (or by the terms of any security or other Ownership Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, casualty, condemnation event or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, casualty, condemnation event or asset sale event shall be subject to the prior payment in full of the Obligations), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change of control, casualty, condemnation event or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, casualty, condemnation event or asset sale event shall be subject to the prior payment in full of the Obligations) or (c) are or become convertible into or exchangeable for Indebtedness or any other Ownership Interests that would constitute Disqualified

Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Revolving Credit Termination Date; provided, that, Ownership Interests in any Person that are issued to any director or employee, or to any plan for the benefit of directors or employees, shall not constitute Disqualified Equity Interests solely because they may be required to repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” means (i) those financial institutions, lenders, and other Persons previously specified in writing by the Borrower to the Lead Arrangers (or their counsel) prior to the Effective Date, (ii) any Person that is a competitor of any Borrower and any Restricted Subsidiary (each such Person, a “Competitor”), identified in writing by or on behalf of the Borrowers (x) to the Lead Arrangers (or their counsel) on or prior to the Effective Date, or (y) to the Administrative Agent (or its counsel) from time to time on or after the Effective Date, and (iii) Affiliates of the Persons described in the preceding clauses (i) or (ii) (other than, in the case of clause (ii), as of the Effective Date, any Approved Fund that trades in par investments), in each case, that are either clearly identifiable on the basis of their name or are identified as such in writing by or on behalf of the Borrowers (x) to the initial Lenders on or prior to the Effective Date or (y) to the Administrative Agent from time to time on or after the Effective Date. Notwithstanding anything to the contrary contained herein, it being understood and agreed that the identification of any Person as a Disqualified Lender after the Effective Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Revolving Loan or Revolving Credit Commitment so long as such Person was not a Disqualified Lender at the time of such assignment or participation. The list of Disqualified Lenders shall be posted to the Platform, it being understood that the Borrowers may update such list from time to time with respect to Disqualified Lenders to the extent provided for in clauses (ii) and (iii)(y) above, and the Administrative Agent shall post such updated schedule to the Platform promptly following its receipt thereof.

“Division” means a division of the assets, liabilities and/or obligations of a Person among two or more surviving Persons, pursuant to a plan of division or similar arrangement under Delaware law (or any comparable event under a different jurisdiction’s laws).

“Dollars” and “$” each means the lawful currency of the United States of America.

“Domestic Foreign Holdco” means any Subsidiary (a) substantially all of the assets of which consist of Ownership Interests or Ownership Interests and Indebtedness (and immaterial cash and Cash Equivalents) of one (1) or more Subsidiaries that are CFCs or Domestic Foreign Holdcos or (b) that is treated as a disregarded entity or partnership for U.S. federal income tax purposes and substantially all of the assets of which consist of Ownership Interests or Ownership Interests and Indebtedness of one (1) or more Subsidiaries that are CFCs or Domestic Foreign Holdcos.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, for any period, the following determined on a consolidated basis, without duplication, for Borrower and its Restricted Subsidiaries in accordance with GAAP:

(a) Net Income for such period, plus

(b) the sum of the following, without duplication, to the extent (except with respect to clauses (b)(xi), (xii) and (xiii) below) deducted in determining Net Income for such period:

(i) provision for all Taxes (whether or not paid, estimated or accrued) based on income, profits, revenue or capital (including state, foreign income taxes, franchise taxes, excise, value added sales and similar taxes and any real estate or property taxes), franchise taxes, foreign withholding taxes (in each case, including any future taxes or levies that replace or are intended to be in lieu of taxes and any penalties and interest related to taxes or arising from tax examinations);

(ii) Consolidated Interest Expense;

(iii) depreciation;

(iv) amortization (including amortization of goodwill and intangibles and amortization and write-off of deferred financing fees and debt issuance costs, commissions, fees and expenses);

(v) any non-cash charge, write-down, expense or loss;

(vi) any expenses, charges, any contingent or deferred payments (including, without limitation, indemnification payments, adjustments of purchase or acquisition price, earn-outs, noncompetes, consulting payments and similar obligations) incurred in connection with any sale, transfer or other disposition, Equity Issuance, Indebtedness or Investment, in each case permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of Ownership Interests to the extent the proceeds thereof were intended to be contributed to the equity capital of Borrower or its Restricted Subsidiaries);

(vii) the amount of any loss attributable to non-controlling interests;

(viii) all deferred financing costs written off and premiums paid in connection with any early extinguishment or modification of Indebtedness or any Hedge Agreement or other derivative instruments;

(ix) the amount of any restructuring charge or reserve or non-recurring integration charges or reserves (including severance costs, contract termination costs, systems establishment costs, information technology costs, excess pension charges, costs associated with office, facility and branch openings, closings and consolidations (in the case of openings, incurred in connection with acquisitions and Investments) and relocation costs);

(x) any costs or expenses incurred by Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Borrower or Net Cash Proceeds of an issuance of Ownership Interests of Borrower (other than Disqualified Equity Interests);

(xi) proceeds from business interruption insurance (to the extent such proceeds are not reflected as revenue or income in computing Net Income and only to the extent the losses or other reduction of net income to which such proceeds are attributable are not otherwise added back in computing Net Income);

(xii) any cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, expenses attributable to the implementation of such cost savings initiatives and costs and expenses incurred after the Effective Date related to employment of terminated employees incurred by such Person during such period to the extent such costs and expenses were deducted in computing Net Income); provided that the aggregate amount added back pursuant to this clause (b)(xii) and clause (b)(xiii) below in any period shall not exceed 35% of EBITDA for such period in the aggregate determined after giving effect to all such amounts that would be added back pursuant to this clause (b)(xii), clause (b)(xiii) below and Section 1.12 after giving effect to all other applicable adjustments as if there were no such 35% of EBITDA limitation;

(xiii) the amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies projected by Borrower in good faith to be realized as the result of (I) the transactions contemplated hereby occurring on the Effective Date or (II) actions taken or to be taken on or prior to the date that is 24 months after the consummation of any operational change, and in each case prior to or during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating improvements and synergies had been realized on the first day of such period; it being understood that “run-rate” means the full recurring benefit for a period that is associated with any action taken or committed to be taken), net of the amount of actual benefits realized during such period from such actions; provided, that, (A) no such amounts shall be added pursuant to this clause (xiii) to the extent duplicative of any expenses or charges otherwise added to Net Income, whether through a pro forma adjustment or otherwise, for such period and (B) projected amounts (not yet realized) may no longer be added in calculating EBITDA pursuant to subclause (II) of this clause (xiii) to the extent occurring more than 24 months after the specified action taken in order to realize such projected amounts; provided that the aggregate amount added back pursuant to this clause (b)(xiii) and clause (b)(xii) above in any period shall not exceed 35% of EBITDA for such period in the aggregate determined after giving effect to all such amounts that would be added back pursuant to this clause (b)(xiii), clause (b)(xii) above and Section 1.12 and after giving effect to all other applicable adjustments as if there were no such 35% of EBITDA limitation;

(xiv) any losses from foreign currency transactions and foreign currency translations (including losses related to currency remeasurements of Indebtedness) of Borrower and its Restricted Subsidiaries for such period;

(xv) with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (i), (ii), (iii) and (iv) above relating to such joint venture or minority interest corresponding to Borrower and its Restricted Subsidiaries’ proportionate share of such joint venture’s Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Net Income of such joint venture or minority interest was reduced thereby;

(xvi) the amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly-Owned Restricted Subsidiary of such Person;

(xvii) the amount of fees, indemnities and expenses incurred or reimbursed pursuant to any advisory, consulting or monitoring agreement permitted hereunder (including any such agreement in effect on the Effective Date or any replacement or amendment thereof), to the extent deducted in computing Net Income;

(xviii) losses in respect of pension and post-employment benefits of such Person, as a result of the application of ASC 715, Compensation-Retirement Benefits;

(xix) expenses, charges, costs, accruals, reserves and losses constituting exceptional, extraordinary, unusual, infrequent or non-recurring items or related to any single or one-time event, including any such expenses, charges, costs, accruals, reserves or losses relating to (A) compliance with accounting standards, (B) enhanced accounting function or other transaction costs, (C) operational changes or improvements or (D) actual or threatened litigation, arbitration or other bona fide dispute settlement mechanism; minus

(c) The sum of the following, to the extent included in the calculation of such Net Income for such period but without duplication:

(i) any credit for Taxes based on Income, profits or capital; and

(ii) gains constituting exceptional, extraordinary, unusual, Infrequent or non-recurring items or related to any single or one time event.

For the purposes of calculating EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Effective Date), any Loan Party or any of its Restricted Subsidiaries shall have made an Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Acquisition, are factually supportable, and are expected to have a continuing impact, in each case) or in such other manner acceptable to the Administrative Agent as if any such Acquisition or adjustment occurred on the first (1st) day of such Reference Period.

Furthermore, in the event that any Loan Party or any Permitted Joint Venture undertakes a Material Project, a Material Project EBITDA Adjustment may be added to EBITDA at the Borrower’s option by the Borrower in good faith including by giving pro forma effect to such Material Project. As used herein, a “Material Project EBITDA Adjustment” means, with respect to each Material Project:

(I) prior to the Commercial Operation Date of a Material Project (and excluding the fiscal quarter in which such Commercial Operation Date occurs), an amount calculated as a percentage (based upon the then-current completion percentage of such Material Project) of the projected EBITDA attributable to such Material Project for the first 365-day period following the Scheduled Commercial Operation Date of such Material Project (such amount to be determined based on projected revenues, capital costs and expenses relating to such Material Project, the Scheduled Commercial Operation Date for such Material Project, and other factors reasonably deemed appropriate by the Borrower), which amount may, at the Borrower’s option, be added to actual EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (excluding the fiscal quarter in which such Commercial Operation Date occurs); provided that if the actual Commercial Operation Date does not occur by the Scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the Scheduled Commercial Operation Date to (but excluding) the fiscal quarter in which the actual Commercial Operation Date occurs, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay (if available), whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100% (the amount under this clause (I) solely attributable to Material Joint Venture Projects, the “Pro Forma Material Project EBITDA Adjustment”);

(II) beginning with the fiscal quarter in which the Commercial Operation Date of a Material Project occurs and for the three (3) immediately succeeding fiscal quarters, an amount calculated as the projected EBITDA of the Borrower attributable to such Material Project (determined in the same manner as set forth in clause (I) above) for the 365-day period following such Commercial Operation Date, expressed as a daily amount and multiplied by the number of days not yet elapsed in such 365-day period following the Commercial Operation Date, which amount may, at Borrower’s option, be added to actual EBITDA for such fiscal quarters; and

(III) with respect to each Existing Operating Asset Project, at the Borrower’s option, for the fiscal quarter in which the respective Permitted Joint Venture commences operations of the applicable Existing Operating Asset Project and for the three (3) immediately succeeding fiscal quarters thereafter, an amount calculated as the EBITDA attributable to such Existing Operating Asset Project for each of the four consecutive fiscal quarters immediately prior to such commencement date (determined based upon (i) actual revenues realized as a result of operations of the relevant Existing Operating Asset during each of such four fiscal quarters and actual expenses incurred from such operations during the same four fiscal quarters or (ii) to the extent such actual revenues and expenses are unavailable, historical revenues and expenses reasonably attributable to such Existing Operating Asset for each of such four fiscal quarters, with such determinations pursuant to the foregoing clauses (i) or (ii) in all instances adjusted on a pro forma basis to account for expenses or gains and other reductions or increases to income reasonably expected to be incurred by such Permitted Joint Venture during the first 365 day period following the date such Permitted Joint Venture commences operations of such Existing Operating Asset Project); provided that, to the extent that such Permitted Joint Venture has made actual cash distributions to the Borrower or its Subsidiaries, during the applicable fiscal quarters, the amount set forth in this subclause (III) will be reduced by the amount of such actual cash distributions.

Notwithstanding the foregoing: (A) no Material Project EBITDA Adjustment shall be allowed with respect to any Material Project unless the Borrower shall have satisfied the requirements of Section 6.1(d) with respect thereto; (B) the aggregate amount of all Material Project EBITDA Adjustments relating to Material Projects during any period shall be limited to 25% of the total actual EBITDA of the Borrower and its Restricted Subsidiaries, including amounts attributable to Permitted Joint Ventures, for such period (which total actual EBITDA shall be determined without including any Material Project EBITDA Adjustments relating to Material Projects); provided that, the aggregate amount of all Material Project EBITDA Adjustments relating to Material Joint Venture Projects during any period shall be limited to 20% of the total actual EBITDA of the Borrower and its Restricted Subsidiaries for such period (which total actual EBITDA shall be determined without including any Material Project EBITDA Adjustments relating to Material Joint Venture Projects); and (C) a Material Project EBITDA Adjustment shall be allowed for any Material Joint Venture Project of a Permitted Joint Venture in an amount proportionate to the Loan Parties’ pro rata equity ownership of such Permitted Joint Venture.

Furthermore, in the event that the Permian Joint Venture undertakes the Permian Expansion, at the Borrower’s option, a Permian Expansion Adjustment Amount may be added to EBITDA for the applicable period; provided however that, in no event shall any adjustment to EBITDA pursuant to this paragraph exceed $175,000,000 in the aggregate during any four quarter period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means March 26, 2026.

“Effective Date Refinancing” is defined in the introductory paragraph of this Agreement

“Eligible Assignee” means any Person (other than a Disqualified Lender at any time that no Specified Event of Default exists and is continuing) that meets the requirements to be an assignee under Section 10.9(b)(iii), 10.9(b)(v) and 10.9(b)(vi) (subject to such consents, if any, as may be required under Section 10.9(b)(iii)).

“Energy Policy Act” means the Energy Policy Act of 1992, Pub. L. No. 102-486, 106 Stat. 2776.

“Environmental Claim” means any investigation, notice of violation, demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual violation of, any Environmental Law or a written allegation of a violation of any Environmental Law by a Governmental Authority, (b) in connection with any Hazardous Material, (c) from any actual or threatened abatement, removal, remedial, corrective or response action in connection with the Release of Hazardous Material, Environmental Law or order of a Governmental Authority under Environmental Law or (d) from any actual or alleged damage, injury, threat or harm to human health, or safety as it relates to exposure to Hazardous Materials, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of the environment, including CERCLA, or health and safety as it relates to exposure to Hazardous Materials, (b) the protection of natural resources and wildlife, (c) the protection of surface water or groundwater quality, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) any Release of Hazardous Materials to air, land, surface water or groundwater, and any amendment, rule, regulation, order or legally binding directive issued thereunder.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required any Environmental Law.

“EPA” means the United States Environmental Protection Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any event or condition identified as such in Section 7.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property, ordinary wear and tear excepted, or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Interest” is defined in Section 10.16.

“Excluded Accounts” means (i) deposit, commodities and securities accounts with an average daily balance over a one-week period less than $2,500,000 individually, and $5,000,000 in the aggregate, (ii) deposit accounts used solely for payroll, employee benefits, medical, dental and employee benefits claims, (iii) withholding tax or escrow accounts, (iv) fiduciary or trust accounts that are contractually obligated to be segregated from the other assets of the Loan Parties for the benefit of unaffiliated third parties, (v) zero balance accounts, (vi) cash collateral accounts subject to Liens permitted under Section 6.12 and (vii) accounts located outside of the United States.

“Excluded Assets” means (a) Excluded Accounts, (b) Excluded Real Property, (c) any property where the grant of a security interest therein is prohibited by law, rule or regulation (including, without limitation, restrictions in respect of margin stock, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or contract binding on such property at the time of its acquisition and not entered into in contemplation thereof, requires government or third party consents that have not been obtained (provided that there shall be no obligation to obtain such consent) or creates a right of termination in favor of any governmental third party, in each case, after giving effect to applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction or results in adverse tax consequences or adverse accounting, regulatory or cost consequences, in each case, that are not de minimis to any Borrower or any of its Subsidiaries or any of their direct or indirect equity holders as reasonably determined by the Borrowers in consultation with the Administrative Agent, (d) (i) Margin Stock and (ii) property and assets of any Person that is not a Loan Party, (e) any property where the cost, burden, difficulty, practicality or consequence (including regulatory, accounting or tax consequences) of obtaining a security interest in, or perfection of, such assets exceeds the benefit or value to the Lenders afforded thereby as reasonably determined by the Borrowers, (f) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction, (g) any lease, license, permit, franchise, charter, authorization or agreement (and the assets subject thereto at the time of the acquisition of such assets) to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit, franchise, charter, authorization or agreement or result in the creation of a security interest thereunder or create a right of termination in favor of any other party thereto (other than any Borrower or any Restricted Subsidiary) or otherwise require consent thereunder (provided that there shall be no obligation to obtain such consent) or permit any third party to amend any rights, benefits or obligations of any loan party in respect of such asset or otherwise require any loan party to take any action that is adverse to its interest, after giving effect to the applicable anti assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (h) any intent-to-use trademark or service mark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto and acceptance thereof by the United States Patent and Trademark Office, (i) (A) property or assets owned by an Unrestricted Subsidiary and Ownership Interests in

Unrestricted Subsidiaries and (B) property or assets owned by a Subsidiary designated as an Excluded Asset and Ownership Interests in such Subsidiary, (j) voting Ownership Interests in excess of 65.0% of the issued and outstanding voting Ownership Interests of any (i) CFC or Domestic Foreign Holdco directly owned by a Borrower or a Subsidiary Guarantor and (ii) Subsidiary of any CFC or Domestic Foreign Holdco directly owned by a Borrower or a Subsidiary Guarantor, (k) any assets of Foreign Subsidiaries (to the extent not a Loan Party) or titled in a jurisdiction outside of the United States or any assets of any Domestic Foreign Holdco, (l) property subject to a purchase money agreement, Capital Lease or similar arrangement, in each case to the extent permitted hereunder, to the extent and for so long as creation of a security interest therein is prohibited thereby or would create a right of termination in favor of any other party thereto (other than any Borrower or Guarantor) or would otherwise require consent thereunder after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction, (m) assets subject to Liens permitted by Sections 6.12(m) and 6.12(p) and (n) any assets (other than Ownership Interests in a Loan Party) designated by the Borrower’s Agent as Excluded Assets from time to time in writing to the Administrative Agent with an aggregate fair market value (determined as of the time of designation) not to exceed $150,000,000 at any time outstanding in addition to the other assets otherwise constituting Excluded Assets (the “Designated Excluded Assets”); provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (a) through (n) (unless such proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (a) through (n)).

“Excluded Real Property” means (i) fee-owned real property owned by Loan Parties on the Effective Date having an individual fair market value (as determined by the Borrowers in good faith) less than $5,000,000; (ii) fee-owned real property acquired by any Loan Party after the Effective Date having an individual fair market value (as determined by the Borrowers in good faith) less than $20,000,000; (iii) leasehold real property of the Loan Parties on the Effective Date having an individual fair market value (as determined by the Borrowers in good faith) less than $5,000,000 (and in no event shall Borrowers have any obligation to obtain landlord or other third party waivers, non-disturbance agreements, estoppels, bailee waivers, warehouseman waivers and collateral access letters); (iv) leasehold real property of the Loan Parties after the Effective Date (and in no event shall Borrowers have any obligation to obtain landlord or other third party waivers, non-disturbance agreements, estoppels, bailee waivers, warehouseman waivers and collateral access letters); (v) pipeline easements; and (vi) any “Buildings” or “Manufactured (Mobile) Homes” (each as defined in the applicable Flood Insurance Laws); provided that the Borrower may designate Real Property with an aggregate fair market value not to exceed the greater of $150,000,000 and 7.5% of Consolidated Total Assets as Excluded Real Property from time to time.

“Excluded Subsidiaries” means (a) any Subsidiary the Guaranty provided by which is prohibited or restricted by applicable law, rule or regulation (including, without limitation, financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations whether on the Effective Date or thereafter, (b) any Subsidiary the Guaranty provided by which would reasonably be expected to result in adverse tax or regulatory consequences that are not de minimis to any Borrower or any of its Subsidiaries as reasonably determined by the Borrowers in consultation with the Administrative Agent, (c) (i) any Foreign Subsidiary, (ii) any Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary or any Domestic Foreign Holdco, and (iii) any Domestic Foreign Holdco, (d) captive insurance companies, (e) not-for-profit Subsidiaries, (f) special purpose entities, securitization Subsidiaries or receivables Subsidiaries (or similar entities), (g) (i) any Subsidiary designated as an Excluded Asset in accordance with the terms of such definition and (ii) Immaterial Subsidiaries, (h) to the extent a Guaranty by a Subsidiary is prohibited or restricted by a contractual obligation existing on the Effective Date (or if the Subsidiary is acquired after the Effective Date, on the date of such acquisition) (including, without limitation, any Indebtedness assumed in connection therewith) (so long as such prohibition is not created in contemplation of such acquisition and only for so long as such prohibition or restriction is in effect) or requires governmental, regulatory or third party consent, approval, license or authorization (it being understood there is no requirement to obtain such consent, approval, license or authorization), (i) solely in the case of any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined under the Commodity Exchange Act (after giving effect to the “keepwell provisions”), (j) Unrestricted Subsidiaries, (k) other Subsidiaries to the extent the cost and/or burden of obtaining the Guaranty (including, without limitation, any adverse tax consequences that are not de minimis to any Borrower or any of its Subsidiaries and Affiliates) outweighs the benefit to the Lenders as reasonably mutually agreed among the Administrative Agent and the Borrowers, (l) any Subsidiary that is not a Wholly-owned Domestic Subsidiary of a Borrower or a Guarantor (subject to Section 9.14(iii)), (m) without limiting clause (h) above, any Restricted Subsidiary acquired by any Borrower or any of its Restricted Subsidiaries after the Effective Date that, at the time of the relevant acquisition, is an obligor in respect of Indebtedness that is permitted by the Loan Documents to the extent (and for so long as) the documentation governing the applicable Indebtedness (or any permitted refinancings thereof) prohibits such Restricted Subsidiary from providing a Guaranty so long as such restriction existed at the time such Subsidiary was formed or acquired (so long as such prohibition is not created in contemplation of such acquisition), and (n) any broker-dealer Subsidiaries; provided that no Borrower shall be deemed to be an “Excluded Subsidiary”.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 11.10 and any and all guarantees of such Guarantor’s Swap Obligations by other Guarantors) at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), overall gross revenues or receipts, franchise and excise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Recipient, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (or otherwise pursuant to any Loan Document) pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrowers under Section 10.2(b)) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 10.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Leased Terminal Leases” means those leases set forth at Schedule 1.1(a).

“Existing Leased Terminals” means the Leased Terminals leased by a Borrower pursuant to the Existing Leased Terminal Leases.

“Existing Operating Assets” means any existing assets used or to be used in the operation of the Business that (a) are owned by the MLP or any of its Restricted Subsidiaries or (b) will be owned by the MLP or any of its Restricted Subsidiaries or a Permitted Joint Venture pursuant to an Existing Operating Asset or Equity Purchase.

“Existing Operating Asset Contribution” means the contribution of (a) Existing Operating Assets by the MLP or any of its Restricted Subsidiaries to a Permitted Joint Venture and (b) any cash and/or cash equivalents by the MLP or any of its Restricted Subsidiaries to such Permitted Joint Venture in addition to such Existing Operating Assets or for financing the purchase of Existing Operating Assets pursuant to an Existing Operating Asset or Equity Purchase.

“Existing Operating Asset or Equity Purchase” means a purchase made by (i) a Permitted Joint Venture of Existing Operating Assets or of Ownership Interests in an existing legal entity or organization which owns Existing Operating Assets, or (ii) the MLP or any of its Restricted Subsidiaries of Ownership Interests in an existing legal entity or organization, including a Permitted Joint Venture, which owns Existing Operating Assets.

“Existing Operating Asset Project” means either (i) an Existing Operating Asset Contribution and/or (ii) an Existing Operating Asset or Equity Purchase.

“Existing Terminals” means the nine (9) Refined Products terminals and/or storage facilities owned by a Borrower as of the Effective Date primarily for Refined Products located in (i) Abilene, Texas; (ii) San Angelo, Texas; (iii) Big Sandy, Texas; (iv) Memphis, Tennessee, (v) Nashville, Tennessee, (vi) El Dorado, Arkansas, (vii) Tyler, Texas, (viii) Mount Pleasant, Texas, and (ix) North Little Rock, Arkansas.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof any agreements entered into pursuant to Section 1471(b)(1) of the Code and any regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention, entered into among Governmental Authorities and implementing of such Sections of the Code.

“Federal Funds Rate” means for any date, the weighted average of the rates per annum on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such date is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Flood Insurance Laws” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“FERC” means the Federal Energy Regulatory Commission or any of its successors.

“FERC Jurisdictional Requirement” means, with respect to Properties that are part of the Pipeline and Transportation Systems for which the Borrowers and their Affiliates have requested a waiver of the Interstate Commerce Act tariff filing and reporting requirements, any order or other requirement by the FERC, imposed at any time after the Effective Date, that requires any Borrower or any Restricted Subsidiary to take any action with respect to or as a result of a finding, that all or a portion of such Properties are subject to FERC requirements, including any requirement for the filing of reports and/or tariffs at the FERC with respect to such Properties, or any other FERC order or requirement that any Borrower or any Restricted Subsidiary comply with the regulations of the FERC with respect to such Properties.

“Floor” has the meaning given to such term in the definition of “Tranche Rate”.

“Foreign Joint Venture” means each Permitted Joint Venture that (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Revolver Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 4.5, and (b) with respect to the Administrative Agent, such Defaulting Lender’s Revolver Percentage of outstanding Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 4.5.

“Funding Date” is defined in Section 2.2(c).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“General Partner” means Delek Logistics GP, LLC, a Delaware limited liability company (including any permitted successors and assigns under the MLP Partnership Agreement and this Agreement).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” and “Guarantors” each is defined in Section 4.3.

“Guaranty” and “Guaranties” each is defined in Section 4.3.

“Hazardous Material” means any (a) asbestos in any form that is or could become friable, polychlorinated biphenyls and Hydrocarbons and (b) any substance, waste or material classified or regulated as “hazardous”, “toxic”, “contaminant” or “pollutant” or words of like import pursuant to an applicable Environmental Law.

“Hedge Agreement” means any (a) agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, power, energy, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction (including weather and climate indexes) or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Restricted Subsidiary shall be a Hedge Agreement or (b) any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.

“Hedging Liability” means the liability (after taking into account the effect of any legally enforceable netting agreements related thereto and not including Excluded Swap Obligations) of any Borrower or any Guarantor to any of the Lenders, or any Affiliates of such Lenders, in respect of any Hedge Agreement as such Borrower or such Guarantor, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, equal to (a) for any such date on or after the date such Hedge Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date before the date referenced in clause (a), the amount determined as the mark-to market value for such Hedge Agreement; provided, however, that, with respect to any Guarantor, Hedging Liability guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Holdings” means Delek US Holdings, Inc., a Delaware corporation, formerly known as Delek Holdco, Inc.; provided, however, that in (a) [reserved], (b) the definition of “MLP Partnership Agreement” in Section 1.1 and (c) Section 3.2(u), “Holdings” shall mean Delek US Energy, Inc., a Delaware corporation, formerly known as Delek US Holdings, Inc.; and provided further, however, that the references to “Holdings” in Schedule 6.12 (Liens) shall mean and refer to (i) Delek US Holdings, Inc., a Delaware corporation, formerly known as Delek Holdco, Inc. or (ii) Delek US Energy, Inc., a Delaware corporation, formerly known as Delek US Holdings, Inc., as applicable.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has not been withdrawn.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, petroleum condensate, petroleum distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction and contaminated with such substances, including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products thereof.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary; provided, that, notwithstanding the foregoing, at no time may the (x) contribution to EBITDA of all then-existing Immaterial Subsidiaries exceed 25.00% of the EBITDA of the Borrowers and the Restricted Subsidiaries for the most recent Test Period or (y) Tangible Net Assets of all then-existing Immaterial Subsidiaries exceed 25.00% of the Tangible Net Assets of the Borrowers and the Restricted Subsidiaries on the date of such determination determined in accordance with GAAP.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness of such Person secured by a purchase money mortgage or other

Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all Capital Lease Obligations of such Person, (f) any existing reimbursement, payment or similar obligations of such Person in respect of banker’s acceptances, letters of credit and other extensions of credit whether or not representing obligations for borrowed money, (g) all net obligations of such Person under any Hedge Agreement, (h) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (i) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (j) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (k) all Contingent Obligations of such Person, it being understood that the term “Indebtedness” shall not include (i) trade payables arising in the ordinary course of business or Contingent Obligations with respect to such trade payables, (ii) indemnification or adjustment of purchase price, or similar obligations (other than earnout obligations), in each case, not past due, or (iii) earnout obligations not past due for more than ten (10) Business Days in respect of consideration in a Permitted Acquisition until such obligations would be required to be reflected on a balance sheet in accordance with GAAP (provided that the amount of such earnout obligations reflected on a balance sheet shall be counted as consideration at such time).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 10.12(b).

“Intellectual Property” means all United States (i) patents and certificates of invention and applications for the foregoing (collectively, “Patents”), (ii) trademarks (including, to the extent constituting a trademark or service mark, trade names, corporate names, company names, business names, fictitious business names and internet domain names), service marks, certification marks, collective marks, logos, other source or business identifiers, trade dress and general intangibles of a like nature, all registrations and applications for any of the foregoing (collectively, “Trademarks”), (iii) copyrights, including copyrights in software and databases, whether registered or unregistered, and all registrations and applications therefor (collectively, “Copyrights”), (iv) trade secrets and all other confidential or proprietary information and know-how constituting trade secrets, whether or not such trade secret has been reduced to a writing, and (v)internet domain names.

“Interest Coverage Ratio” is defined in Section 6.20(c).

“Interest Period” means, for each Tranche Rate Loan comprising part of the same Borrowing, the period commencing on the date such Tranche Rate Loan is disbursed or converted to, or continued as, a Tranche Rate Loan, as applicable, and ending on the numerically corresponding date one, three or six months, as applicable, thereafter as the Borrowers’ Agent may select in its Notice of Borrowing or Notice of Continuation/Conversion; provided that, for Borrowings made on the Effective Date, the Administrative Agent and Borrowers’ Agent may mutually agree to a period longer or shorter than the time periods set forth above to allow the end date of such Interest Period to correspond with a calendar month end, provided, however, that:

(i) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Credit Termination Date;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(iii) whenever the first day of any Interest Period occurs on the last day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month), such Interest Period shall end on the last Business Day of the appropriate subsequent calendar month.

(iv) for purposes of determining an Interest Period for a Borrowing of Tranche Rate Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end; and

(v) no tenor that has been removed from this definition pursuant to Section 8.3(b) shall be available for election by the Borrowers.

“Interstate Commerce Act” means the body of law commonly known as the Interstate Commerce Act, codified at 49 U.S.C. App. §§ 1 et seq (1988).

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Ownership Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrowers and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness, in each case, (i) made for cash management or tax purposes (including, for the avoidance of doubt, any transfer pricing arrangements) in the ordinary course of business or (ii) having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one (1) transaction or a series of transactions, including by way of merger) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less any returns, distributions, or similar amounts received in respect of such Investment; provided that, in the event that any Investment is made by any Borrower or any Restricted Subsidiary in any Person through one or more other substantially concurrent interim transfers of any amount through any other Borrower or Restricted Subsidiary, then the amount of all such substantially concurrent transfers shall be determined without duplication of any applicable amounts for purposes of this Agreement and the other Loan Documents provided further that to the extent a Guarantee or other credit support constitutes an Investment and the amount of such Guarantee or other credit support cannot be ascertained pursuant to the prior sentence, then the amount of such Investment will be the fair market value thereof on the date such Investment is made as determined by the Borrower reasonably and in good faith.

“IRS” means the United States Internal Revenue Service.

“L/C Issuer” and “L/C Issuers” mean (a) Truist Bank and (b) any other Lender that shall have become an L/C Issuer as provided in Section 2.3(j)(i), other than any such Person that shall have ceased to be an L/C Issuer as provided in Section 2.3(j)(ii), each in its capacity as an issuer of Letters of Credit hereunder.

“L/C Obligations” means, at any time the same is to be determined, the sum of (a) the full amount available for drawing under all outstanding Letters of Credit and (b) all unpaid Reimbursement Obligations.

“L/C Sublimit” means, as of the Effective Date, $150,000,000, as the same may be reduced or increased at any time or from time to time pursuant to the terms hereof.

“LCT Election” has the meaning set forth in Section 1.7.

“LCT Test Date” has the meaning set forth in Section 1.7.

“Lead Arrangers” means Truist Securities, Inc., BofA Securities, Inc., Citizens Bank, N.A., The Huntington National Bank, Mizuho Bank, Ltd., MUFG Bank, Ltd. and Wells Fargo Securities, LLC.

“Leased Terminal Leases” is defined in Section 5.15(c).

“Leased Terminals” means, collectively, (a) the Existing Leased Terminals; and (b) any other terminals, stations, tank farms, storage facilities, wharfage, tankage and loading racks leased by any Borrower or any Restricted Subsidiary that are used in the Business.

“Legal Requirement” means any treaty, convention, statute, law, regulation, rule, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority.

“Lenders” means and includes the banks, financial institution and other lenders from time to time party to this agreement with Commitments as set forth on Schedule 1, including each assignee of a Lender pursuant to Section 10.9 hereof. Unless the context requires otherwise, the term “Lenders” includes the Swing Line Lender as the maker of Swing Loans.

“Letter of Credit” means (a) any standby letter of credit issued hereunder and (b) at the election of a Borrower by written notice to the Administrative Agent on or prior to the closing date of a Permitted Acquisition or other permitted investment, any outstanding letters of credit issued for the account of the target or its subsidiaries under credit facilities of the target or its subsidiaries terminated on or prior to the applicable acquisition closing date may be deemed to be Letters of Credit hereunder from and after such acquisition closing date; provided that (i) each such letter of credit was issued by an L/C Issuer, including any entity that becomes a Lender and/or an L/C Issuer on such date, and (ii) the aggregate stated amount of such letters of credit, when added to the aggregate stated amount of all other Letters of Credit then outstanding, does not result in (x) the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding exceeding the sum of all Revolving Credit Commitments in effect at such time or (y) the L/C Obligations exceeding the L/C Sublimit.

“Lien” means any lien, mortgage, deed of trust, pledge, assignment as collateral security, security interest, charge or encumbrance in the nature of security in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement, and any option, trust, UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing. For the purposes of this Agreement and the other Loan Documents, licenses or sublicenses granted in the ordinary course of business to any person to use Intellectual Property owned by any Borrower or Guarantor or not materially interfering with the business of any Borrower or Guarantor shall not constitute a Lien on such Intellectual Property.

“Limited Condition Transaction” means any (a) Permitted Acquisition or other permitted Investment in any assets, business or Person, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing, (b) repurchase, repayment or prepayment of Indebtedness or the repurchase or redemption (directly or indirectly) of any preferred stock that requires irrevocable notice in advance thereof, (c) Restricted Payments, but solely to the extent such Restricted Payments are made in order to consummate a transaction separately subject to clause (a) or (b) hereof or require irrevocable notice in advance thereof or (d) any asset sale, which in the case of this clause (d), is subject to a legally binding written contract and is permitted hereunder.

“Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Tranche Rate Loan, or otherwise as permitted hereunder, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, the Collateral Documents, the Guaranties, and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith. In no event shall any Hedge Agreements or agreements governing Bank Product Liabilities constitute a Loan Document.

“Loan Parties” means the Borrowers and the Guarantors.

“Margin Stock” has meaning assigned to such term in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means a material adverse change in, or material adverse effect upon, (a) the business, Property, or financial condition of the Consolidated Group taken as a whole, (b) the ability of any Borrower or any Guarantor to perform its material obligations under any Loan Document to which such Borrower or such Guarantor is a party or (c) (i) the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document with respect to a material portion of the Collateral, other than with respect to Permitted Liens.

“Material Agreement” means (a) any agreement or instrument existing on the Effective Date or entered into on or after the date of this Agreement, in each case to which any Borrower is a party and which otherwise constitutes a material agreement or material instrument relating to the acquisition of, or establishment of, material assets or material operations (which operations would, or would reasonably be expected to, constitute 15% or more of the contribution margin of the MLP and its Subsidiaries on an ongoing basis after giving effect to such acquisition or establishment) by the MLP and its Subsidiaries and (b) any other material documents, agreements or instruments related to any of the foregoing (i) to which any Borrower or any Subsidiary is a party, and (ii) which, if terminated or cancelled, could reasonably be expected to have a Material Adverse Effect.

“Material Intellectual Property” means all Intellectual Property that, as of such applicable time of determination, is owned by, or exclusively licensed to, the Borrowers or any of the Restricted Subsidiaries and is material to the business of the Borrowers and the Restricted Subsidiaries, taken as a whole (as determined by the Borrowers in good faith at the time of such determination).

“Material Loan Party Project” means a Capital Project of any Loan Party, (a) the aggregate capital cost of which (inclusive of any expenditures therefore or in connection therewith made prior to, at or after, the acquisition or commencement thereof) is, or is budgeted to be, equal to or greater than $50,000,000, and (b) designated to be a Material Project by Borrowers’ Agent by written notice thereof to the Administrative Agent.

“Material Joint Venture Project” means (a) either a (1) a Capital Project of any Permitted Joint Venture for which the Consolidated Group’s share of aggregate capital contribution, in cash or other assets, therefor (inclusive of any expenditures therefor or in connection therewith made prior to, at or after the acquisition or commencement thereof) is, or is budgeted to be, equal to or greater than $25,000,000 or (2) an Existing Operating Asset Project of a Permitted Joint Venture for which the Consolidated Group’s share of the aggregate capital contribution, in cash or other assets, therefor (inclusive of the market value of any non-cash assets contributed in connection therewith) is equal to or greater than $25,000,000 and (b) which Capital Project or Existing Operating Asset Project, as applicable, is designated to be a Material Project by the Borrowers’ Agent by written notice thereof to the Administrative Agent.

“Material Project” means each Material Loan Party Project and each Material Joint Venture Project; provided that, notwithstanding anything herein to the contrary, neither the Permian Joint Venture nor any Capital Projects thereof, including the Permian Expansion, shall be a Material Project.

“Material Project Designation Date” means, with respect to each Material Project, fifteen (15) days (or such shorter time period as may be agreed to by the Administrative Agent) following the Administrative Agent’s receipt of a Material Project Designation Notice.

“Material Project Designation Notice” means, with respect to each Material Project, the written notice from the Borrowers’ Agent to the Administrative Agent that the Borrowers’ Agent has designated a Capital Project or an Existing Operating Asset Project that otherwise qualifies as a Material Loan Party Project or a Material Joint Venture Project, as applicable, to be such a Material Project.

“Material Project EBITDA Adjustment” is defined in the definition of “EBITDA” in this Section 1.1.

“Material Real Property” means, solely to the extent located within the United States, the Borrowers’ and Guarantors’ fee-owned real properties (a) owned as of the Effective Date with a fair market value (as determined by the Borrowers in good faith) of at least $5,000,000 and (b) acquired after the Effective Date, with a fair market value (as determined by the Borrowers in good faith) of at least $20,000,000. For the avoidance of doubt, no Excluded Real Property will constitute Material Real Property.

“Material Subsidiary” means, at any date of determination, each of the Borrower’s Domestic Subsidiaries that are Restricted Subsidiaries and whose (x) contribution to EBITDA of the Borrowers and the Restricted Subsidiaries for the most recent Test Period is equal to or greater than 5.00% of such EBITDA or (y) Tangible Net Assets are equal to or greater than 5.00% of the Tangible Net Assets of the Borrowers and the Restricted Subsidiaries on the date of such determination determined in accordance with GAAP.

“MLP” is defined in the introductory paragraph of this Agreement.

“MLP Partnership Agreement” means that Third Amended and Restated Agreement of Limited Partnership of Delek Logistics Partners, LP, dated as of September 11, 2024, between the General Partner and the other parties thereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which a member of the Controlled Group (including each Borrower) is making contributions or has an obligation to contribute.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to the applicable period, the net income (or net loss) of the MLP for such period computed on a consolidated basis in accordance with GAAP; provided that, there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Consolidated Group, except to the extent that a Borrower has delivered the financial statements of the Acquired Business for such period, which financial statements shall have been reviewed or audited by an independent accounting firm reasonably satisfactory to the Administrative Agent, and the Administrative Agent agrees to the inclusion of such net income (or net loss) of such Person, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Consolidated Group has an Ownership Interest in, except with respect to Permitted Joint Ventures, only in an amount proportionate to the Borrowers’ pro rata equity ownership of such Permitted Joint Venture and (c) notwithstanding the foregoing clause (b), the net income (or net loss) of the Permian Joint Venture.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders or all Lenders, in each instance in accordance with the terms of Section 10.10, and (b) has been approved by the Required Lenders.

“Non-Controlled Joint Venture” means each Permitted Joint Venture for which the MLP and its Affiliates own, in the aggregate, less than fifty percent (50%) of the Voting Stock of such Permitted Joint Venture.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Obligations” means Indebtedness and other obligations of any type as to which (a) neither any Borrower nor any Guarantor (i) is obligated to provide credit support in any form or (ii) is directly or indirectly liable, including by way of any Contingent Obligations, and (b) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any Indebtedness of any Borrower or any Guarantor to declare a default on such Indebtedness prior to its stated maturity or cause any such obligation to become payable, in each case, except for a pledge of the Ownership Interests to secure the Indebtedness of the Person whose Ownership Interests are being pledged.

“Note” and “Notes” mean and include the Revolving Notes and the Swing Note.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” shall mean the Federal Reserve Bank of New York or any successor thereto.

“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all obligations of each Borrower to pay principal and interest on the Loans (including any interest that accrues after the commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrowers or any Guarantor arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, including all interest costs, fees and charges after commencement of any insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, or code of regulations, or other similar document and any certificate of designations or instrument relating to the rights of shareholders of such corporation, (b) for any partnership, the partnership agreement or other similar agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement, limited liability company agreement, or other similar agreement, and articles or certificate of formation of such limited liability company, and (d) with respect to any joint venture, trust or other form of business entity, the joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.2(b)).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding 2028 MLP Senior Notes” means the MLP’s 7.125% Senior Notes due 2028 issued in the original aggregate principal amount of $400,000,000 under that certain Indenture dated as of May 24, 2021, between the MLP, Delek Finance and each of the Subsidiaries of the MLP party thereto.

“Outstanding 2029 MLP Senior Notes” means the MLP’s 8.625% Senior Notes due 2029 issued in the original aggregate principal amount of $1,050,000,000 under that certain Indenture dated as of March 13, 2024, between the MLP, Delek Finance and each of the Subsidiaries of the MLP party thereto.

“Outstanding 2033 MLP Senior Notes” means the MLP’s 7.375% Senior Notes due 2033 issued in the original aggregate principal amount of $700,000,000 under that certain Indenture dated as of June 30, 2025, between the MLP, Delek Finance and each of the Subsidiaries of the MLP party thereto.

“Owned Terminals” means, collectively (a) the Existing Terminals; and (b) any other terminals, stations, tank farms, storage facilities, wharfage, tankage and loading racks owned in fee simple by any Borrower of any Restricted Subsidiary that are used in the Business.

“Ownership Interest” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as amended).

“Participant” is defined in Section 10.9(d).

“Participant Register” is defined in Section 10.9(d).

“Participating Interest” and “Participating Interests” are defined in Section 2.3(d).

“Participating Lender” and “Participating Lenders” are defined in Section 2.3(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (signed into law on October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is maintained by a member of the Controlled Group (including each Borrower) for current or former employees of a member of the Controlled Group (including each Borrower) and to which a member of the Controlled Group (including each Borrower) is then making contributions or, if liability to any Borrower remains, within the preceding five plan years made contributions or had an obligation to make contributions.

“Percentage” means for any Lender its Revolver Percentage and where the term “Percentage” is applied on an aggregate basis (including Section 10.12(c)), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and expressing such components on a single percentage basis.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Permian Acquisition” means the Acquisition by a Borrower directly or indirectly from Holdings of certain Ownership Interests in a Person, with respect to which all of the following conditions shall have been satisfied:

(a) such Person is in the line of Business and has its primary operations in the corridor between western Texas and the Gulf Coast area of Texas;

(b) such Person shall have commenced operations on a date at least six (6) months prior to the date of such Acquisition;

(c) such Person shall have either net income or cash from operations on a consolidated basis in accordance with GAAP of not less than $1.00 for each of its immediately preceding two fiscal quarters;(d)   the Acquisition shall not be a Hostile Acquisition;

(e) the Borrowers shall have notified the Administrative Agent not less than 15 days (or such shorter time period as may be agreed to by the Administrative Agent) prior to such Acquisition;

(f) the Borrowers shall provide the Administrative Agent with financial information and other due diligence information with respect to such Person as reasonably requested by the Administrative Agent, including feasibility studies, customer contracts, regulatory approvals, organizational documents, management agreements, and investor or other equity agreements, all of which shall be in form and substance reasonably acceptable to the Administrative Agent;

(g) the Borrowers shall provide to the Administrative Agent (i) quarterly financial statements of such Person for the two fiscal quarters immediately prior to such Acquisition, and, to the extent available, financial statements for such Person for the twelve-month period immediately prior to such Acquisition, including any audited financial statements and (ii) pro forma quarterly financial statements for such Person for the four fiscal quarters following the date of such Acquisition, all in form and substance reasonably acceptable to the Administrative Agent;

(h) (i) the Borrowers shall have Unused Commitments (after giving effect to any increase in the Revolving Credit Commitments made pursuant to Section 2.2(b) and after giving effect to such Acquisition) of not less than $30,000,000 and (ii) no Default or Event of Default shall exist, including with respect to the covenants contained in Sections 6.20(a) and (b) and, on a pro forma basis, and the Borrowers shall have delivered to the Administrative Agent a compliance certificate in the form of Exhibit E attached hereto evidencing such compliance with Sections 6.20(a) and (b); and

(i) concurrently with the consummation of such Acquisition, such Person shall be deemed a Permitted Joint Venture for all purposes hereunder (such Permitted Joint Venture being referred to herein as the “Permian Joint Venture”).

“Permian Expansion” means an expansion (occurring after the Permian Acquisition) of the Permian Joint Venture for which the Borrower’s and its Restricted Subsidiaries’ share of aggregate capital contribution, in cash or other assets, thereto is, or is budgeted to be, equal to or greater than $20,000,000 and is designated as the Permian Expansion by the Borrower by written notice thereof to the Administrative Agent.

“Permian Expansion Adjustment Amount” means after construction commences on the Permian Expansion and prior to the Permian Expansion Operation Date (and excluding the fiscal quarter in which the Permian Expansion Operation Date occurs), an amount calculated as a percentage (based upon the then-current completion percentage of the Permian Expansion) of the projected EBITDA attributable to the Permian Expansion for the 365-day period immediately following the Scheduled Permian Expansion Operation Date (such amount to be determined based on customer contracts or tariff-based customers relating to the Permian Expansion, the creditworthiness of the other parties to such contracts or such tariff-based customers, projected revenues from such contracts and tariffs, capital costs and expenses relating to the Permian Expansion, the Scheduled Permian Expansion Operation Date, and other factors reasonably deemed appropriate by the Administrative Agent) multiplied by the Borrower’s or Guarantor’s percentage of ownership in the Permian Joint Venture (or such other percentage applicable to cash distributions that the Borrower or applicable Guarantor would be entitled to receive under the Organization Documents of the Permian Joint Venture at such time if the Permian Joint Venture were to make a cash distribution to its equity holders at such time, regardless of whether such distribution would be actually permitted under such Organization Documents); provided that, if the actual Permian Expansion Operation Date does not occur by the Scheduled Permian Expansion Operation Date, then the foregoing amount shall be reduced, for quarters ending after the Scheduled Permian Expansion Operation Date to (but excluding) the fiscal quarter in which the actual Permian Expansion Operation Date occurs, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay (if available), whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; provided further that, beginning with the fiscal quarter in which the Permian Expansion Operation Date occurs and for the three (3) immediately succeeding fiscal quarters, the Permian Expansion Adjustment Amount shall be an amount calculated as the projected EBITDA attributable to the Permian Expansion (determined as set forth above in this definition) for the 365-day period immediately following the Permian Expansion Operation Date, expressed as a daily amount and multiplied by the number of days not yet elapsed in such 365-day period following the Permian Expansion Operation Date.

“Permian Expansion Commitment Date” means the date on which a Person or Persons reasonably acceptable to the Administrative Agent has committed to use the Permian Expansion pursuant to a contract with terms and conditions acceptable to the Administrative Agent, which date may be before the Permian Expansion Operation Date.

“Permian Expansion Operation Date” means the date on which the Permian Expansion is substantially complete and substantially operational.

“Permian Joint Venture” has the meaning set forth in the definition of “Permian Acquisition.”

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in the line of Business;

(b) the Acquisition shall not be a Hostile Acquisition;

(c) no Specified Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition; and

(d) no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party or any of its Restricted Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under this Agreement and no Liens will be incurred, assumed, or would exist with respect to the assets of the Borrower or its Restricted Subsidiaries as a result of such Acquisition other than Permitted Liens.

“Permitted Joint Venture” means any Person (other than any such Person that the Borrowers’ Agent designates as a Subsidiary in writing to the Administrative Agent pursuant to Section 6.1(m)) in which a Loan Party owns (including ownership through any Ownership Interests of a Subsidiary) less than 100% of the total outstanding Ownership Interests of such Person; provided that such Loan Party has provided notice to the Administrative Agent of such Permitted Joint Venture pursuant to Section 6.1(m) and such Permitted Joint Venture is engaged only in the Business permitted pursuant to Section 6.10.

“Permitted Liens” is defined in Section 6.12.

“Permitted Note Indebtedness” means (i) the Outstanding 2028 MLP Senior Notes, (ii) the Outstanding 2029 MLP Senior Notes, (iii) the Outstanding 2033 MLP Senior Notes, and (iv) similar unsecured Indebtedness (including loans) for borrowed money of MLP and/or any of its Restricted Subsidiaries resulting from the issuance by such parties of senior unsecured notes or loans, whether pursuant to a private placement or a public sale; provided that (a) such Indebtedness shall not have the benefit of any letter of credit or other credit support (other than unsecured guarantees from the Borrowers and Guarantors not primarily obligated therefor), (b) such Indebtedness does not mature or require any scheduled payments of the principal amount thereof prior to the date that is 180 days after the Revolving Credit Termination Date in effect on the date of such Indebtedness issuance or incurrence, (c) after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof on a pro forma basis, the Borrowers shall be in compliance with all applicable covenants set forth in Section 6.20 and prior to such incurrence, the Borrowers shall have delivered to the Administrative Agent a compliance certificate in the form of Exhibit E attached hereto evidencing such compliance, and (d) no Event of Default exists at the time of or after giving effect to the issuance or incurrence of such Indebtedness.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a Governmental Authority.

“PHMSA” is defined in Section 5.25(g).

“Pipeline and Transportation Systems” means, collectively, as of the Effective Date:

(a) the pipeline system which consists of an approximately 78-mile Crude Oil pipeline commonly referred to as the Magnolia Pipeline, a station west of Holdings’ Subsidiaries’ El Dorado, Arkansas refinery commonly referred to as the Magnolia Station, and a pipeline system commonly referred to as the El Dorado Pipeline System, which includes an approximately 28-mile Crude Oil pipeline running from the Magnolia Station to a station commonly referred to as the Sandhill Station and two Refined Product pipelines for the transportation of gasoline and diesel running from Holdings’ El Dorado refinery to a third party pipeline commonly referred to as the Enterprise TE Products Pipeline;

(b) the Crude Oil gathering and transportation system which includes approximately 600 miles of Crude Oil gathering and transportation pipelines in southern Arkansas and northern Louisiana which currently supplies Crude Oil to Holdings’ Subsidiaries’ El Dorado, Arkansas refinery (while approximately 350 miles of this system was decommissioned from late 2018 to August 2019 to improve the system’s safety and integrity, the pipelines that were decommissioned remained physically in place);

(c) the pipeline system which includes an approximately 195-mile Crude Oil pipeline running from Longview, Texas to the Phillips 66-operated Beaumont terminal in Nederland, Texas terminal, which include a connection, near Vidor, Texas, to a third party pipeline connecting to Jefferson Energy’s Beaumont, Texas terminal and an approximately seven-mile pipeline running from Port Neches to Port Arthur, Texas;

(d) the pipeline system which includes an approximately 36-mile Crude Oil pipeline commonly referred to as the Nettleton Pipeline running from that station commonly referred to as the Nettleton Station to Holdings’ Subsidiaries’ Tyler, Texas refinery and an approximately 52-mile Crude Oil pipeline system commonly referred to as the McMurrey Pipeline System, which transports Crude Oil from inputs between that station commonly known as the La Gloria Station and Holdings’ Subsidiaries’ Tyler refinery;

(e) the approximately 100-mile Refined Products pipeline that connects the terminals owned by the Borrowers located in or near San Angelo, Texas and Abilene, Texas to each other and to the pipeline commonly referred to as the Magellan Orion Pipeline;

(f) the approximately 13-mile Crude Oil pipeline running from Holdings’ Subsidiaries’ Tyler refinery to Hopewell Junction, Texas to that station commonly referred to as the Hopewell Station and the approximately 19-mile Crude Oil pipeline from the Hopewell Station to that station commonly referred to as Big Sandy Station in Big Sandy, Texas;

(g) an approximately 76-mile Refined Products pipeline, connecting the Greenville Storage Facility, in Greenville, Texas and the Mount Pleasant Terminal in Mount Pleasant, Texas;

(h) the Crude Oil gathering and transportation system which includes approximately 258 miles of Crude Oil gathering and transportation pipelines primarily in Howard, Borden and Martin counties in western Texas which currently supplies Crude Oil to Holdings’ Subsidiaries’ Big Spring, Texas refinery;

(i) an approximately 44-mile Refined Products pipeline, connecting the Holdings’ Subsidiaries’ Big Spring, Texas refinery to a third party pipeline in Midland, Texas;

(j) a Crude Oil gathering and transportation system which includes approximately 278 miles of Crude Oil gathering and transportation pipelines in Lea County, New Mexico, which connects to third party pipelines;

(k) approximately 133 miles of natural gas gathering pipelines in Lea and Eddy Counties, New Mexico, which connect to a third a party pipeline;

(l) approximately 205 miles of produced water gathering, disposal and recycling pipeline in Lea and Eddy Counties, New Mexico;

(m) approximately 512 miles of pipeline for produced water disposal and recycling operations in the Midland basin;

(n) approximately 55 miles of produced water pipeline in McKenzie, Williams, Dunn and Billings Counties, North Dakota; and

(o) any other gathering systems or pipelines owned, leased or licensed by any Borrower or any Restricted Subsidiary that are used or are of a type that are used by any Borrower or any of Subsidiary in the Business; including in each case any and all real estate rights, gathering receipt, relay, and pump stations and storage tanks connected or relating to any of the foregoing.

“Pipeline Rights” is defined in Section 5.15(b).

“Platform” is defined in Section 10.8(d)(i).

“Post-Retirement Benefit Plan” is defined in Section 5.9(a).

“Prime Rate” has the meaning set forth in the definition of “Base Rate”.

“Prior Credit Agreement” is defined in the Recitals to this Agreement.

“Pro Forma Cost Savings” shall mean an amount equal to the amount of cost savings, operating expense reductions, operating improvements and acquisition synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by the Borrower or any Restricted Subsidiary within 24 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of EBITDA from such action; provided that (a) such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower (or any successor thereto)) and are reasonably anticipated to be realized within 24 months after the date of the relevant action or event and (b) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Net Income or EBITDA, whether through a pro forma adjustment or otherwise, for such period; and (ii) the aggregate amount added in respect of the foregoing proviso (or otherwise added to Net Income or EBITDA) shall no longer be permitted to be added back to the extent the cost savings, operating expense reductions, operating improvements and synergies have not been achieved within 24 months of the action or event giving rise to such cost savings, operating expense reductions, operating improvements and synergies.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Restricted Subsidiaries under GAAP.

“Public Lender” is defined in Section 10.8(d)(iii).

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred for the purpose of financing all or any part of the acquisition, construction or the improvement of fixed or capital assets (or the Acquisition of the equity interests of Persons personally and primarily owning such fixed or capital assets), which is incurred prior to or within 135 days after such acquisition or the completion of such construction or improvement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualified Equity Interests” means any Ownership Interests issued by the Borrower that is not a Disqualified Equity Interest.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned in fee by any Borrower or Guarantor, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership thereof.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any L/C Issuer.

“Refined Products” means gasoline, diesel fuel, jet fuel, liquid petroleum gases, asphalt and asphalt products, other refined petroleum products or byproducts, fuel energy related commodities, ethanol, biodiesel, and other feedstocks, intermediate products and additives to any of the foregoing.

“Register” is defined in Section 10.9(c).

“Reimbursement Obligation” is defined in Section 2.3(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” is defined in Section 9.8(b).

“Required Lenders” means, as of the date of determination thereof, (a) if only one Lender holds the outstanding Revolving Commitments at such time, such Lender, and (b) if more than one Lender holds the outstanding Revolving Commitments at such time, two or more Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that, the Total Credit Exposures held or deemed held by, any Defaulting Lender shall, so long as such Lender is a Defaulting Lender, be disregarded for purposes of making a determination of Required Lenders. For the purposes of this definition, any Lender and its Affiliates and Approved Funds shall constitute a single Lender.

“Resignation Effective Date” is defined in Section 9.8(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any officer of the General Partner with responsibility for the transactions contemplated herein including, without limitation, its President, Chief Executive Officer, Chief Financial Officer and Treasurer.

“Restricted Payments” is defined in Section 6.15.

“Restricted Subsidiary” means each direct and indirect Subsidiary of the MLP that is not an Unrestricted Subsidiary.

“Revolver Percentage” means, for each Lender, the percentage of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.2(a)-(c), 2.3, and 2.11.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrowers hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1, as the same may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof. The Borrowers and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $1,300,000,000 as of the Effective Date.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate outstanding principal amount of such Revolving Lender’s outstanding Revolving Loans, such Revolving Lender’s interest in L/C Obligations and such Revolving Lender’s participations in any Swing Loans, in each case, at such time.

“Revolving Credit Termination Date” means the earliest of (i) March 26, 2031, (ii) the date that is 180 days prior to the earliest maturity date of the Outstanding 2029 MLP Senior Notes solely to the extent that on such date that is 180 days prior to the earliest maturity date of the Outstanding 2029 MLP Senior Notes, no less than $500,000,000 of aggregate principal amount of the Outstanding 2029 MLP Senior Notes remains outstanding on such date, and (iii) such date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.10, 7.2 or 7.3.

“Revolving Lender” means any Lender with Revolving Loans or Revolving Credit Commitments.

“Revolving Loan” and “Revolving Loans” are each defined in Section 2.2(a) and, as so defined, includes a Base Rate Loan or Tranche Rate Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.12(d).

“S&P” means S&P Global Ratings, an S&P Global Ratings Inc. business.

“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Sanctioned Country” means, at any time, any country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea, the so-called Donetsk People’s Republic, the Luhansk People’s Republic regions of Ukraine, and prior to July 1, 2025, Syria).

“Sanctioned Person” means any Person that is the subject or target of any Sanctions, including: (a) any Person named on a Sanctions-related list, (b) an agency or government of a Sanctioned Country, (c) any Person located, organized, or resident in a Sanctioned Country, or (d) any Person owned or controlled (where relevant under applicable Sanctions) by any such Person or Persons described in the foregoing clauses (a)-(c).

“Sanctions Event” means the event specified in Section 6.21(c).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United States (including, but not limited to, the U.S. Department of State, and OFAC), the United Nations Security Council, the European Union, the United Kingdom (including, but not limited to, HM’s Treasury), or any other Governmental Authority with jurisdiction over any party to this Agreement.

“Scheduled Commercial Operation Date” is defined in Section 6.1(d).

“Scheduled Permian Expansion Operation Date” is defined in Section 6.1(e).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” means that certain Security Agreement dated as of the date hereof, among the Borrowers, the Guarantors and the Administrative Agent.

“SEMS” means the Superfund Enterprise Management System.

“Senior Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Total Funded Debt as of such date that is not Subordinated Debt and that is secured by a Lien or Liens on any Property of the Consolidated Group minus Consolidated Cash on Hand as of such date in an amount not to exceed $100,000,000 to (b) EBITDA as of the last day of the period of four fiscal quarters most recently ended, but, to the extent permitted by GAAP, allowing for a one-quarter delay with respect to such EBITDA that is attributable to Permitted Joint Ventures.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, when used with respect to any Person, that, as at any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means any Event of Default arising under Section 7.1(a), 7.1(j) and/or 7.1(k).

“State Pipeline Regulatory Agencies” means, collectively, the Railroad Commission of Texas, the Louisiana Public Service Commission, the Louisiana Office of Conservation, the Arkansas Public Service Commission, any similar Governmental Authorities in other jurisdictions, and any successor Governmental Authorities of any of the foregoing.

“Subordinated Debt” means Indebtedness owing to a Person by that is subordinated in right of payment to the prior payment of all Obligations, Hedging Liability and Bank Product Liability pursuant to subordination provisions approved in writing by the Administrative Agent in its reasonable discretion, which Indebtedness shall have interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are acceptable in form and substance to the Administrative Agent and which subordination provisions shall contain restrictions on enforcement, restrictions on payment, subordination terms, and other material terms that are acceptable in form and substance to the Administrative Agent.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the MLP or of any of its direct or indirect Subsidiaries; provided, however, notwithstanding anything to the contrary herein or in any other Loan Document, no Permitted Joint Venture shall be or shall be deemed to be a “Subsidiary”, unless the Borrowers’ Agent has designated such Person as a Subsidiary in writing to the Administrative Agent pursuant to Section 6.1(m).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.11.

“Swing Line Lender” means Truist Bank, and any successor pursuant to Section 10.9(g).

“Swing Line Sublimit” means, as of the Effective Date, $50,000,000, as the same may be reduced or increased at any time or from time to time pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” are each defined in Section 2.11(a).

“Swing Note” is defined in Section 2.12(d).

“Tangible Net Assets” means, at any time the same is to be determined, the total assets that would appear at such time on the balance sheet of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, less the aggregate book value of all assets at such time that would be classified as intangible assets under GAAP, including goodwill, Patents, Trademarks, trade names, Copyrights, franchises, and deferred charges (including unamortized debt discounts and expenses, organization costs, and deferred research and development expenses).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Temporary Increase Period” means with respect to any calculation of the Total Leverage Ratio, (i) any period (a) beginning on the date of the delivery of the notice required pursuant to the following clause (ii) for a Material Joint Venture Project with respect to which the Borrowers do not exercise their option to make a Material Project EBITDA Adjustment, and ending on the last day of that fiscal quarter of the Consolidated Group occurring on or before the date that is twelve months after the Commercial Operation Date for such Material Joint Venture Project, or (b) beginning on the closing date of a Permitted Acquisition for which the aggregate consideration exceeds $40,000,000 and ending on the last day of the fourth full fiscal quarter of the Consolidated Group ending after such closing date, and (ii) with respect to which the Borrowers have notified the Administrative Agent not less than 15 days (or such shorter time period as agreed by the Administrative Agent) (which such 15 days or such shorter period may be concurrent with, but may not begin before, the time period commencing upon Borrowers’ Agent’s delivery of a Material Project Designation Notice until the Material Project Designation Date) prior to an applicable Temporary Increase Period that the Borrowers will be exercising a Temporary Increase Period.

“Terminals” means, collectively, the Owned Terminals and the Leased Terminals.

“Term SOFR” means,

(a) for any calculation with respect to a Tranche Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the

Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

If Term SOFR determined pursuant to clause (a) or (b) above would be less than 0.00% per annum, then Term SOFR will be deemed to be 0.00% per annum for the purposes of this Agreement and the other Loan Documents.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Test Period” means each period of four consecutive fiscal quarters of the Consolidated Group then last ended, in each case taken as one accounting period.

“Texas Intrastate Pipelines” is defined in Section 5.25(b).

“Title Policies” means those existing title insurance policies set forth on Schedule 1.1(b) and any additional mortgagee’s policies of title insurance delivered to the Administrative Agent (or a security trustee therefor) pursuant to Section 4.2.

“Total Credit Exposure” means, as to any Lender at any time, the Unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate principal amount of all funded Indebtedness (excluding (i) Contingent Obligations with respect to which the primary obligation is not Indebtedness for borrowed money and (ii) undrawn letters of credit, surety or appeal bonds or similar obligations but including, to the extent constituting indebtedness under GAAP, earnout obligations) of the Consolidated Group at such time determined on a consolidated basis in accordance with GAAP; provided that, there shall be excluded from Total Funded Debt such Indebtedness of any Person (other than a Subsidiary) in which the Consolidated Group has an Ownership Interest, except with respect to Consolidating Joint Ventures to the extent such principal amount relates to Indebtedness of such Consolidating Joint Venture if, and only to the extent, such Indebtedness is also a Contingent Obligation of the MLP or any of its Restricted Subsidiaries.

“Total Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Total Funded Debt as of such date minus Consolidated Cash on Hand as of such date in an amount not to exceed $100,000,000 to (b) EBITDA as of the last day of the period of four fiscal quarters most recently ended, but, to the extent permitted by GAAP, allowing for a one-quarter delay with respect to such EBITDA that is attributable to Permitted Joint Ventures.

“Tranche Rate” means, with respect to any Interest Period, the greater of (a) zero percent (0.00%) (the “Floor”) and (b) Term SOFR relating to quotations for one (1), three (3) or six (6) months as selected by the Borrowers’ Agent in its Notice of Borrowing or Notice of Continuation/Conversion, or as otherwise set pursuant to the terms of this Agreement, as applicable. Each determination by the Administrative Agent of the Tranche Rate shall be conclusive and binding absent manifest error.

“Tranche Rate Loan” means any of: (a) a Loan bearing interest at the Tranche Rate or (b) to the extent the Borrowers have a Hedge Agreement in effect with respect to all or part of a Borrowing or the Benchmark Replacement is based on Daily Simple SOFR, a Loan bearing interest with reference to Daily Simple SOFR.

“UCC” is defined in Section 1.2.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“Unrestricted Subsidiary” shall mean any Subsidiary of the MLP designated by the Parent as an Unrestricted Subsidiary in accordance with, and subject to the satisfaction of the conditions set forth in Section 6.19; provided that, no Borrower may be designated as an Unrestricted Subsidiary.

“Unused Revolving Commitments” means, at any time, the difference between (a) the Revolving Credit Commitments then in effect and (b) the aggregate outstanding principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding (other than L/C Obligations that are Cash Collateralized); provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Revolving Commitment of the Administrative Agent for purposes of computing the commitment fee under Section 2.13(a).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 10.1(g)(ii).

“Voting Stock” of any Person means Ownership Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including general partners of a partnership), other than Ownership Interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Domestic Subsidiary” means, at any time, a Wholly-owned Subsidiary that is a Domestic Subsidiary.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding Ownership Interests (other than directors’ qualifying Ownership Interests as required by law) are owned by any one or more of the Borrowers and the Borrowers’ other Wholly-owned Subsidiaries at such time.

“Withholding Agent” means any Borrower, any Guarantor, and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligations in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “therein,” “thereto,” “thereof” and “thereunder,” and words of similar import, when used in any Loan Document shall be construed to refer to such Loan Document as a whole and not to any particular provision thereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to New York City time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of New York as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. All references to “knowledge” or “awareness” of any Loan Party or any Restricted Subsidiary means the actual knowledge of a Responsible Officer of such Loan Party or Restricted Subsidiary. All references to “in the ordinary course of business” of any Borrower or any Restricted Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of, such Borrower or such Restricted Subsidiary, as applicable, (ii) customary and usual in the industry or industries of any Borrower or any Restricted Subsidiary in the United States or any other jurisdiction in which such Borrower or such Restricted Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of any Borrower or any Restricted Subsidiary, as applicable, or any similarly situated businesses, in each case, regardless of whether such action could have been taken in the past or is a new activity. With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived.

Section 1.3 Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrowers or the Required Lenders may by notice to the Lenders and the Borrowers, respectively, require that the Lenders and the Borrowers negotiate in good faith to amend such covenant, standard, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Consolidated Group or such covenant, standard or term shall be the same as if such change had not been made. No delay by the Borrowers or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants (and all related defined terms) and applicable covenants, terms and standards shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on June 30, 2018 (regardless of whether a lease was in effect on such date) in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on June 30, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter without giving effect to the implementation of ASC 842. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 or Topic 470-20 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

Section 1.4 Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.5 Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time. Except to the extent permitted by this Agreement, no Loan Party shall, and no Loan Party shall permit any of its Restricted Subsidiaries to, consummate a Division without the prior written consent of Administrative Agent.

Section 1.6 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, in each case, except as a result of the Administrative Agent’s willful misconduct, bad faith, fraud or gross negligence or as expressly set forth in this Agreement, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Tranche Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Tranche Rate, Term SOFR or any other alternative benchmark rate prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Tranche Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Tranche Rate, Term SOFR or any other alternative benchmark rate, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.7 Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when testing availability under any basket provided for in this Agreement or determining any other ratio or compliance or to any term or condition of this Agreement, in each case, that requires the calculation of any financial ratio or test (including, without limitation, the Senior Leverage Ratio, the Total Leverage Ratio or the Interest Coverage Ratio, as applicable) (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom or requiring the accuracy of representations and warranties) in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio and determination or measurement of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant or other term or condition, or accuracy of representations and warranties shall, at the option of the Borrowers (the Borrowers’ election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreement or irrevocable notice for such Limited Condition Transaction is entered into or issued, as applicable (the “LCT Test Date”), and if, after such ratios and other provisions are measured or determined on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four (4) consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCT Test Date, the Borrowers could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with on such date; provided, that the Borrowers shall not be permitted to make an LCT Election if a Specified Event of Default shall have occurred and is continuing. For the avoidance of doubt, (x) if any of such ratios or baskets are exceeded as a result of fluctuations in such ratio or basket (including due to fluctuations in EBITDA of the Borrowers and the Restricted Subsidiaries or the target of any Limited Condition Transaction or any incurrence, disposition or Restricted Payment at or prior to the consummation of the relevant Limited Condition Transaction) or any Default or Event of Default has occurred and is continuing or any such representation or warranty in any Loan Document is not correct on the date of the consummation of such Limited Condition Transaction, such ratios, baskets and other provisions will not be deemed to have been exceeded or failed to have been complied with as a result of such circumstance solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios, baskets and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions. If the Borrowers have made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio (excluding, for the avoidance of doubt, any ratio contained in Section 6.20) or basket availability with respect to any other transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or is otherwise revoked or withdrawn by the Borrower, any such ratio or basket shall be calculated (and tested) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof (but without netting the cash proceeds thereof except to the extent applied to a repayment of Indebtedness)) have been consummated.

Section 1.8 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, refinancings, restatements, amendments and restatements, renewals, restructurings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, refinancings, restatements, amendments and restatements, renewals, restructurings, extensions, supplements and other modifications are not prohibited by the Loan Documents; and (b) references to any applicable law shall include all statutory and regulatory provisions consolidating, amending, restating, amending and restating, replacing, supplementing, modifying or interpreting such applicable law. Any term or section reference herein or in the other Loan Documents which refers to a defined term or section reference in any Organization Document, agreement, Contractual Obligation or applicable law shall be deemed to be a cross-reference to the same or comparable defined term or section reference, as applicable, in any such amendment, refinancing, restatement, amendment and restatement, renewal, restructuring, extension, supplement or other modification to such Organization Document, agreement, Contractual Obligation or any such consolidation, amendment, replacement, supplement or interpretation of such applicable law.

Section 1.9 Non-Business Days. If the payment of any obligation or the performance of any covenant, duty or obligation hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment or performance shall be extended to the next succeeding Business Day on which date such payment or performance shall be due and payable.

In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 1.10 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his, her or their capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.11 Notices of Defaults. For purposes of Section 7.1, any Default or Event of Default, as applicable, arising solely from failure to deliver a notice of an Event of Default pursuant to Section 6.1(g) shall for purposes hereunder be deemed to no longer be “continuing” automatically upon and simultaneously with the underlying Default or Event of Default that would have been subject to such notice ceasing to be “continuing”.

Section 1.12 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests (including the Total Leverage Ratio, the Senior Leverage Ratio and the Interest Coverage Ratio) shall be calculated in the manner prescribed by this Section 1.12; provided that, notwithstanding anything to the contrary in Section 1.09(b), (c) or (d), when calculating the Total Leverage Ratio, the Senior Leverage Ratio and the Interest Coverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a pro forma basis) with the covenant pursuant to Section 6.20 and when calculating the Total Leverage Ratio for purposes of determining the “Applicable Rate”, the events described in this Section 1.12 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of Holdings are available (as determined in good faith by the Borrower) and have been delivered to the Administrative Agent; provided that, the provisions of this sentence shall not apply for purposes of calculating the Total Leverage Ratio, the Senior Leverage Ratio and the Interest Coverage Ratio for purposes of determining actual compliance with Section 6.20 (other than for the purpose of determining pro forma compliance with Section 6.20) or for purposes of calculating the Total Leverage Ratio for purposes of determining the “Applicable Rate”, each of which shall be based on the financial statements delivered pursuant to Section 6.1(a) or (b), as applicable, for the relevant Test Period.

(b) For purposes of calculating any financial ratio or test, or basket that is based on a percentage of EBITDA, transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to Section 1.12(d) (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit)) and any issuance of Ownership Interests and contributions of proceeds thereof that have been made (i) during the applicable Test Period and (ii) if applicable as described in

Section 1.12(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any such transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into any Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any transaction that would have required adjustment pursuant to this Section 1.12, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 1.12.

(c) Whenever pro forma effect is to be given to an acquisition, investment or the implementation of an operational initiative, divestiture, restructuring, integration, insourcing initiative or operational change, action or event before or after the Effective Date, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrowers and include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, operating initiatives, other operating improvements and cost synergies (excluding for the avoidance of doubt, revenue synergies) projected by the Borrowers in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized relating to the Transactions, such transaction or such implementation of an operational initiative or operational change; provided that (A) such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies are factually supportable and reasonably identifiable in the good faith judgment of the Borrower, (B) such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies are factually supportable and reasonably anticipated to result from the actions taken or expected to be taken in the good faith judgment of the Borrowers within 24 months after the date of determination, (C) no amounts shall be added pursuant to this Section 1.12(c) to the extent duplicative of any amounts that are otherwise added back in computing EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period; and (D) any increase in EBITDA as a result of cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies pursuant to this Section 1.12(c) shall be subject to the limitation set forth in the last proviso to each of clauses (a)(xii) and (a)(xiii) of the definition of “EBITDA”. The Borrowers may estimate GAAP results if the financial statements with respect to a Permitted Acquisition or any other permitted Investment are not maintained in accordance with GAAP, and the Borrowers may make such further adjustments as reasonably necessary in connection with consolidation of such financial statements with those of the Borrowers and the Subsidiaries.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, amortization, retirement or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless accompanied by a permanent commitment reduction), (i) during the applicable Test Period or (ii) subject to Section 1.12(a) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e) At any time prior to the first applicable test date under Section 6.20, any provision requiring the pro forma compliance with Section 6.20 shall be made assuming that compliance with the Total Leverage Ratio, Senior Leverage Ratio or Interest Coverage Ratio, as applicable, set forth in Section 6.20 for the first Test Period set forth in Section 6.20 is required with respect to the most recent Test Period prior to such time.

(f) In connection with the calculation of the Total Leverage Ratio, the Senior Leverage Ratio or the Interest Coverage Ratio, as applicable, for purposes of calculating any basket that is subject to a financial ratio or test under this Agreement, no effect (pro forma or otherwise) shall be given to amounts incurred or transactions entered into or consummated on the same date (or on a subsequent date which otherwise requires pro forma effect to be given to such amounts incurred), or transactions entered into or consummated pursuant to any fixed dollar basket or basket based on EBITDA. Notwithstanding anything in this Agreement to the contrary, in calculating the Total Leverage Ratio, the Senior Leverage Ratio or the Interest Coverage Ratio in connection with the establishment of a commitment with respect to any revolving credit facility, the Borrowers shall have the option to treat any such revolving facility (or if an increase in the commitment thereof, the amount of such increase) as fully drawn at the time of establishing such revolving commitment, and, if such Total Leverage Ratio, the Senior Leverage Ratio or the Interest Coverage Ratio, as applicable, is satisfied with respect thereto at such time, any subsequent borrowing or other incurrence thereunder need not satisfy such leverage ratio at the time of such subsequent borrowing of revolving loans.

SECTION 2 THE CREDIT FACILITIES.

Section 2.1 [Reserved].

Section 2.2 Revolving Loans.

(a) Revolving Loans. Prior to the Revolving Credit Termination Date, each Lender, by its acceptance hereof, severally and not jointly agrees, subject to the terms and conditions hereof, to make a revolving loan or loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrowers from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment in effect at such time; provided, however, the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.5(a), and subject to the terms hereof, the Borrowers may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Tranche Rate Loans. Revolving Loans may be repaid and reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

(b) Revolving Credit Commitment Increases. The Borrowers’ Agent shall be entitled to request, either on the Effective Date or at any time, and from time to time, prior to the Revolving Credit Termination Date, that the Revolving Credit Commitments be increased by an aggregate amount not to exceed the greater of (i) $525,000,000 and (ii) 100% of EBITDA for the Test Period most recently ended (such additional Revolving Credit Commitments are referred to herein as the “Additional Commitments”); provided that (x) each request for a Revolving Credit Commitment increase shall be in a minimum amount of Five Million Dollars ($5,000,000) and (y) no more than four requests for a Revolving Credit Commitment increase may be made during any consecutive twelve-month period; and provided further that, subject to Section 1.7, (i) no Default or Event of Default exists at the time of such request or the effective date of such Additional Commitments, including with respect to the covenants contained in Section 6.20 as reflected in the officer’s certificate required and most recently delivered pursuant to Section 6.1(c) and, on a pro forma basis, (ii) all representations and warranties contained in Section 5 hereof and the other Loan Documents shall be true and correct in all material respects (where not already qualified by materiality or Material Adverse Effect, otherwise in all respects) on the date of such request and on the effective date of such Additional Commitments, except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects (where not already qualified by materiality or Material Adverse Effect, otherwise in all respects) as of such earlier date, (iii) the Borrowers’ Agent gives the Administrative Agent five (5) Business Days (or such shorter period as accepted by the Administrative Agent in its sole discretion) prior written notice of such election, (iv) no Lender shall be obligated to increase such Lender’s Revolving Credit Commitment without such Lender’s prior written consent, which may be withheld in such Lender’s sole discretion, and (v) any Person providing any Additional Commitment amount that is not already a Lender must be reasonably acceptable to the Administrative Agent, the L/C Issuers and the Borrowers’ Agent. Upon the effectiveness of any Additional Commitments, (i) each Lender hereunder immediately prior to the effectiveness of such Additional Commitments will automatically and without further act be deemed to have assigned to each increasing Lender, and each increasing Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans, if applicable, such that, after giving effect to each deemed assignment and assumption of participations, all of the Lenders’ (including each increasing Lender) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Loans shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the aggregate Commitments pursuant to this Section 2.2(b)) and (ii) each Lender hereunder immediately prior to the effectiveness of such Additional Commitments will automatically and without further act be deemed to have assigned Loans to the other Lenders (including the increasing Lenders), and such other Lenders (including the increasing Lenders) shall be deemed to have purchased such Loans, in each case to the extent necessary so that all of the Lenders participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitment (after giving effect to any Additional Commitments pursuant to this Section 2.2(b)); it being understood and agreed that the minimum borrowing, pro rata borrowing, pro rata payment and funding indemnity requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. In connection with any such increase in the Revolving Credit Commitments the parties shall execute any documents reasonably requested in connection with or to evidence such increase, including without limitation an amendment to this Agreement. The Borrower agrees to pay any reasonable and documented out-of-pocket expenses of the Administrative Agent relating to any Additional Commitments and arrangement fees related thereto as agreed upon in writing between Administrative Agent and the Borrowers’ Agent. In the event of any increase in the Revolving Credit Commitments pursuant to this Section 2.2(b), the L/C Sublimit and the Swing Line Sublimit shall increase automatically pro rata on a percentage basis (i.e. any percentage increase in the aggregate amount of the Revolving Credit Commitments pursuant to this Section shall result in an equal percentage increase the Swing Line Sublimit and the L/C Sublimit). Any Revolving Credit Commitment increase under this Agreement shall be implemented pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by each Borrower, each existing Lender agreeing to provide such Revolving Credit Commitment, if any, each additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect the provisions of this Section 2.2(b), notwithstanding anything to the contrary otherwise contained in this Agreement.

(c) Adjustments. On the date (“Funding Date”) of any future increase in the Revolving Credit Commitments permitted by this Agreement (which date shall be designated by the Administrative Agent, after consultation with the Borrowers’ Agent), each Lender who has an Additional Commitment shall fund to the Administrative Agent such amounts as may be required to cause each such Lender to hold its Revolver Percentage of Loans based upon the Revolving Credit Commitments as of such Funding Date, and the Administrative Agent shall distribute the funds so received, if necessary, to the other Lenders in such amounts as may be required to cause each of them to hold its Revolver Percentage of Loans as of such Funding Date. The first payment of interest and Letter of Credit fees received by the Administrative Agent after such Funding Date shall be paid to the Lenders in amounts adjusted to reflect the adjustments of their respective Revolver Percentages as of the Funding Date. On the Funding Date each Lender shall be deemed to have either sold or purchased, as applicable, Participating Interests so that upon consummation of all such sales and purchases, each Lender, other than any Lender acting as a L/C Issuer, holds an undivided participating interest in each Letter of Credit and each Reimbursement Obligation equal to such Revolver Percentage as of such Funding Date.

Section 2.3 Letters of Credit.

(a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, each L/C Issuer agrees to issue Letters of Credit for each Borrower’s account in an aggregate undrawn face amount up to the L/C Sublimit; provided that, no Letter of Credit shall be issued (or amended, renewed or extended) by any L/C Issuer unless (A) such L/C Issuer shall have given to the Administrative Agent written notice thereof required under Section 2.3(i) hereunder, and (B) after giving effect to such issuance (or amendment, renewal or extension) the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time. Each Lender shall be obligated to reimburse the applicable L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing under a Letter of Credit in accordance with the terms hereof and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time before the Revolving Credit Termination Date, the applicable L/C Issuer shall, at the request of the Borrowers’ Agent, issue one or more Letters of Credit in Dollars, in form and substance acceptable to such L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 30 days prior to the Revolving Credit Termination Date (unless the Borrowers have provided Cash Collateral in compliance with the requirements of Section 4.5 as security for such Letter of Credit in an amount equal to 103% of the full amount then available for drawing under such Letter of Credit) in an aggregate face amount as set forth in Section 2.3(a), upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2.13(b), and (ii) if the applicable L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrowers’ obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrowers hereby promise to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed); provided, however, that, after the occurrence and during the continuance of a Specified Event of Default, upon the election of the Administrative Agent, acting at the direction of the Required Lenders with written notice to the Borrowers, or upon acceleration, the interest on such drawing shall be equal to the foregoing applicable rate per annum plus 2.00%. Without limiting the foregoing, each L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including any applicable conditions set forth in Section 3.1 and the other terms of this Section 2.3). Notwithstanding anything herein to the contrary, the L/C Issuer shall be under no obligation to issue, extend or amend any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder unless the Borrowers have, or such Defaulting Lender has, provided Cash Collateral in compliance with Section 4.5 sufficient to eliminate the L/C Issuer’s risk with respect to the Defaulting Lender.

(c) The Reimbursement Obligations. Subject to Section 2.3(b), the obligation of the Borrowers to reimburse an L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit and this Agreement, except that reimbursement shall be paid by no later than 5:00 p.m. (New York City time) on the date which each drawing is to be paid if the Borrowers have been informed of such drawing by such L/C Issuer on or before 11:00 a.m. (New York City time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrowers after 11:00 a.m. (New York City time) on the date when such drawing is to be paid, by 3:00 pm (New York City time) on the next Business Day, in all instances in immediately available funds at the Administrative Agent’s principal office in New York, New York or such other office as the Administrative Agent may designate in writing to the Borrowers, and the Administrative Agent shall thereafter cause to be distributed to the applicable L/C Issuer such amount(s) in like funds. If the Borrowers do not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in the currency received in accordance with Section 2.3(d) below. In addition, for the benefit of the Administrative Agent, the L/C Issuer and each Lender, the Borrowers agree that, notwithstanding any provision of any Application, their obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Applications, under all circumstances whatsoever, and irrespective of any claim or defense that the Borrowers may otherwise have against the Administrative Agent, any L/C Issuer or any Lender, including without limitation (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim, of set-off the Borrowers may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or an L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or an L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit, or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or an L/C Issuer, any Lender or any other

Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of the Borrowers’ obligations hereunder or under an Application. None of the Administrative Agent, the Lenders, or the L/C Issuers shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuers from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the applicable L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any L/C Issuer or its employee or agent (as determined by a court of competent jurisdiction by final and nonappealable judgment), such L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(d) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer with respect to the applicable Letter of Credit) severally and not jointly agrees to purchase from the L/C Issuers, and each such L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Revolver Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, such L/C Issuer. Upon Borrowers’ failure to pay any Reimbursement Obligation on the date and at the time required, or if an L/C Issuer is required at any time to return to the Borrowers or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, the Borrowers shall be deemed to have made a Borrowing of Base Rate Loans and each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from such L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (New York City time), or not later than 1:00 p.m. (New York City time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the applicable L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the applicable L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the applicable L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the applicable L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuers under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrowers, the applicable L/C Issuer, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Indemnification. The Participating Lenders shall, severally, to the extent of their respective Revolver Percentages, indemnify each L/C Issuer (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from an L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that an L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f) Manner of Requesting a Letter of Credit. The Borrowers’ Agent shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent (or such lesser notice as the Administrative Agent and the applicable L/C Issuer may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the applicable L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the applicable L/C Issuer of the Administrative Agent’s receipt of each such notice (and the applicable L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the applicable L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of a Letter of Credit.

(g) Conflict with Application. In the event of any conflict or inconsistency between this Agreement and the terms of any Application, the terms of this Agreement shall control. Notwithstanding anything else to the contrary in this Agreement, any Application or any other document related to issuing a Letter of Credit, any grant of a security interest pursuant to any Application shall be null and void.

(h) Increases in the L/C Sublimit. The L/C Sublimit may be increased pursuant to Section 2.2(b).

(i) L/C Issuer Reports to Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.3, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such L/C Issuer, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such L/C Issuer issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension and the face amount of the Letters of Credit issued, amended, renewed or extended by such L/C Issuer outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such L/C Issuer honors any drawing under any Letter of Credit, the date and amount of the drawing so honored, (iv) on any Business Day on which any Borrower fails to reimburse any drawing under a Letter of Credit as required hereunder, the date of such failure and the amount of such unreimbursed drawing, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer.

(j) Designation of Additional L/C Issuer; Termination of any L/C Issuer.

(i) The Borrowers’ Agent may, at any time and from time to time, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) designate as additional L/C Issuers one or more Lenders that agree to serve in such capacity as provided in this Section. The acceptance by a Lender of an appointment as an L/C Issuer hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrowers’ Agent, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (A) such Lender shall have all the rights and obligations of an L/C Issuer under this Agreement and (B) references herein to the term L/C Issuer shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(ii) The Borrowers’ Agent may terminate the appointment of any L/C Issuer as an L/C Issuer hereunder by providing a written notice thereof to such L/C Issuer, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (A) such L/C Issuer acknowledging receipt of such notice and (B) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the L/C Obligations attributable to Letters of Credit issued by such L/C Issuer shall have been reduced to zero. At the time any such termination shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the terminated L/C Issuer pursuant to Section 2.13(b). Notwithstanding the effectiveness of any such termination, the terminated L/C Issuer shall remain a party hereto and shall continue to have all the rights of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(k) Responsibility of each L/C Issuer. In determining whether to honor any drawing under any Letter of Credit, the sole responsibility of L/C Issuer shall be to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether such documents appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrowers and any L/C Issuer, the Borrowers assume all risks of the acts and omissions of, or misuse of any Letters of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, none of the L/C Issuers or any of their Related Parties shall have any responsibility for (and none of their rights or powers hereunder shall be affected or impaired by) (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of any Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit, provided that the L/C Issuer’s determination that documents presented under the Letter of Credit complied with the terms thereof did not constitute gross negligence or willful misconduct of the L/C Issuer (as determined by a court of competent jurisdiction by a final and nonappealable judgment), (iv) errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, facsimile or otherwise, whether or not they be in cipher, (v) errors in interpretation of technical terms, (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, (vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit, or (viii) any consequences arising from causes beyond the control of the applicable L/C Issuer, including any Legal Requirement. Without limiting the foregoing, any act taken or omitted to be taken by an L/C Issuer under or in connection with the Letters of Credit or any documents or certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such L/C Issuer to the Borrowers. Notwithstanding anything to the contrary contained in this Section 2.3(k), the Borrowers shall retain any and all rights it may have against an L/C Issuer for any liability to the extent arising out of the gross negligence, bad faith or willful misconduct of such L/C Issuer, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Section 2.4 Applicable Interest Rates.

(a) Base Rate Loans. Each Base Rate Loan (including each Swing Line Loan) made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Tranche Rate Loan until, but excluding, the date of repayment thereof, at a rate per annum equal to, with respect to a Revolving Loan, the sum of the Applicable Margin plus the Base Rate from time to time in effect, in each case payable in arrears on the last Business Day of each month and at maturity (whether by acceleration or otherwise).

(b) [Reserved].

(c) Tranche Rate Loans. Each Tranche Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof, at a rate per annum equal to, with respect to a Revolving Loan, the sum of the Tranche Rate or Daily Simple SOFR, as applicable, plus the Applicable Margin, in each case payable in arrears on the last day of the Interest Period (or in the case of a Tranche Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and on the last day of such Interest Period) and at maturity (whether by acceleration or otherwise).

(d) [Reserved].

(e) Default Rate. While any Specified Event of Default exists or after acceleration, unless waived in writing by the Required Lenders, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to:

(i) for any Base Rate Loan and any Swing Loan bearing interest at the Base Rate, the sum of 2.00% per annum plus the Applicable Margin plus the Base Rate from time to time in effect;

(ii) [Reserved]; and

(iii) for any Tranche Rate Loan, the sum of 2.00% per annum plus the rate of interest in effect thereon at the time of such Specified Event of Default until the end of the Interest Period applicable thereto.

provided, however, that in the absence of acceleration (in which case, for the sake of clarity, any increase in interest rates pursuant to this Section and any conversion of Loans into Base Rate Loans shall be automatic), any increase in interest rates pursuant to this Section and any conversion of Loans into Base Rate Loans shall be made at the election of the Administrative Agent, acting at the direction of the Required Lenders, with written notice to the Borrowers. While any Event of Default exists or after acceleration, accrued interest shall be paid on demand of the Administrative Agent at the direction of the Required Lenders.

(f) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.5 Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a) Notice to the Administrative Agent. The Borrowers’ Agent shall give notice to the Administrative Agent by no later than 12:00 Noon (New York City time): (i) one Business Day before the Effective Date with respect to any request by the Borrowers’ Agent to the Lenders to advance a Borrowing of Tranche Rate Loans with an Interest Period of one (1) month on the Effective Date, (ii) at least three (3) Business Days before the date on which the Borrowers’ Agent requests the Lenders to advance a Borrowing of Tranche Rate Loans after the Effective Date; and (iii) on the date the Borrowers’ Agent requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, the Borrowers’ Agent may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.6, a portion thereof, as follows: (i) if such Borrowing is of Tranche Rate Loans, on the last day of the Interest Period applicable thereto, the Borrowers’ Agent may continue part or all of such Borrowing as Tranche Rate Loans or convert part or all of such Borrowing into Base Rate Loans, or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrowers may convert all or part of such Borrowing into Tranche Rate Loans for an Interest Period or Interest Periods specified by the Borrowers’ Agent. The Borrowers’ Agent shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by email (with a pdf copy of the applicable fully-executed notice), telephone, or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of (i) the continuation of a Borrowing of Tranche Rate Loans for an additional Interest Period, or (ii) the conversion of part or all of a Borrowing of Base Rate Loans into Tranche Rate Loans, must be given, in each instance, by no later than 12:00 Noon (New York City time) at least three (3) Business Days before the date of the requested continuation or conversion. Notice of the conversion of part or all of a Borrowing of Tranche Rate Loans on any day other than the last day of its Interest Period into a Borrowing of Base Rate Loans must be given, in each instance, by no later than 12:00 Noon (New York City time) at least two (2) Business Days before the date of the requested conversion. All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Tranche Rate Loans, the Interest Period applicable thereto. The Borrowers agree that the Administrative Agent may rely on any such email, telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrowers hereby indemnify the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy, or e-mail notice to each Lender of any notice from the Borrowers’ Agent received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Tranche Rate Loans, the Administrative Agent shall give notice to the Borrowers’ Agent and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify; Automatic Continuations and Conversions; Automatic Extensions of Revolving Loans if Reimbursement Obligations Not Repaid. If the Borrowers’ Agent fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Tranche Rate Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and such Borrowing is not prepaid in accordance with Section 2.8(a), any such Borrowing of Tranche Rate Loans shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrowers’ Agent fails to give notice pursuant to Section 2.5(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (New York City time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrowers shall be deemed to have requested (i) with respect to Reimbursement Obligations arising from any Letter of Credit, a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Administrative Agent, under the Swing Line), in any event on such day in the amount of the Reimbursement Obligation then due, which such Borrowing, if otherwise available hereunder, shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 2:00 p.m. (New York City time) on the date of any requested advance of a new Borrowing, subject to Section 3, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in New York, New York. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrowers at the Administrative Agent’s principal office in New York, New York.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have received notice from a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (New York City time) on) the date on which such Lender is scheduled to make available to the Administrative Agent of its share of a Borrowing (which notice shall be effective upon receipt) that such Lender does not intend to make such share available, the Administrative Agent may assume that such Lender has made such share available in accordance with Section 2.5(d) when due and the Administrative Agent, in reliance upon such assumption, may (but shall not be required to) make available to the Borrowers a corresponding amount (each such advance, a “Disproportionate Advance”) and, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, such Lender shall, on demand, make available to the Administrative Agent the Disproportionate Advance attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such Disproportionate Advance was made available to the Borrowers and ending on (but excluding) the date such Lender makes available such Disproportionate Advance to the Administrative Agent at a rate per annum equal to: (i) from the date the Disproportionate Advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (1) the Federal Funds Rate and (2) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date 2 Business Days after the date such share of the applicable Borrowing is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrowers will, promptly following written demand from the Administrative Agent, repay to the Administrative Agent the proceeds of the Loan attributable to such Disproportionate Advance with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan. If the Borrowers and such Lender shall pay interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers under this Section shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.6 Minimum Borrowing Amounts. Each Borrowing of Base Rate Loans advanced under the Revolving Credit shall be in an amount not less than $100,000. Each Borrowing of Tranche Rate Loans advanced, continued or converted under the Revolving Credit shall be in an amount equal to $1,000,000 or such greater amount that is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than twelve (12) Borrowings of Tranche Rate Loans, in the aggregate, outstanding at any one time.

Section 2.7 Maturity of Loans.

(a) [Reserved].

(b) Revolving Loans and Swing Loans. Each Revolving Loan and each Swing Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrowers on the Revolving Credit Termination Date.

Section 2.8 Prepayments.

(a) Voluntary. The Borrowers may prepay without premium or penalty and in whole or in part any Borrowing of (i) Tranche Rate Loans at any time upon 3 Business Days prior notice by the Borrowers’ Agent to the Administrative Agent or, (ii) in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrowers’ Agent to the Administrative Agent no later than 10:00 a.m. (New York City time) on the date of prepayment (or, in any case, such shorter time period then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Tranche Rate Loans, accrued interest thereon to the date fixed for prepayment; provided, however, the Borrowers may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans (other than a Swing Loan), in a principal amount less than $500,000, (ii) if such Borrowing is of Tranche Rate Loans, in a principal amount less than $1,000,000, and (iii) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.6 remains outstanding. The Administrative Agent shall promptly advise each Lender of any notice of prepayment by the Borrowers.

(b) Mandatory.

(i) If for any reason the aggregate outstanding amount of Revolving Loans and L/C Obligations at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrowers shall within two (2) Business Days after receipt of written notice from the Administrative Agent or becoming aware of such excess prepay the Revolving Loans or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.8(b)(i) unless, after the prepayment in full of the Revolving Loans, such aggregate outstanding amount exceeds the aggregate Revolving Credit Commitments then in effect.

(ii) The Borrowers shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.10, prepay the Revolving Loans and, if necessary, Swing Loans and, if necessary, in accordance with Section 4.5, Cash Collateralize 103% of the then-outstanding L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced; and

(iii) Unless the Borrowers otherwise direct, prepayments of Loans under this Section 2.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Tranche Rate Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Tranche Rate Loans, accrued interest thereon to the date of prepayment. Each prefunding of L/C Obligations shall be made in accordance with Section 4.5.

(c) The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrowers, and in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans on a ratable basis (in accordance with the outstanding principal amounts thereof) until such Loans are paid in full.

Section 2.9 Place and Application of Payments.

(a) General Terms. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrowers under this Agreement and the other Loan Documents, shall be made by the Borrowers to the Administrative Agent by no later than 1:00 p.m. (New York City time) on the due date thereof at the office of the Administrative Agent in New York, New York (or such other location as the Administrative Agent may designate to the Borrowers’ Agent in writing) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

(b) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers’ Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate then in effect for each such date.

(c) Application of Collateral Proceeds Before Default. Prior to the occurrence of an Event of Default, subject to Section 2.8(b), all payments and collections received in respect of the Obligations and all proceeds of Collateral shall (subject to the other terms of this Agreement) be applied by the Administrative Agent against the outstanding Obligations as follows:

(i) first, to any outstanding fees, charges, and expenses then due to the Administrative Agent and the Lenders;

(ii) second, to outstanding interest charges then due in respect of the Obligations;

(iii) third, to the outstanding principal balance of the Swing Loans until all outstanding Swing Loans are paid in full;

(iv) fourth, to the outstanding principal balance of the Loans and Reimbursement Obligations in respect of amounts drawn under Letters of Credit on a ratable basis (in accordance with the outstanding principal amounts thereof) until all Loans and Reimbursement Obligations are paid in full; and

(v) finally, to be made available to the Borrowers or whoever else may be lawfully entitled thereto.

(d) Application of Collateral Proceeds after an Event of Default. Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:

(i) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, which the Borrowers have agreed to pay the Administrative Agent under Section 10.12 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(ii) second, to the payment of principal and interest on Swing Loans until paid in full;

(iii) third, to the payment of any outstanding interest (other than on Swing Loans) and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iv) fourth, to the payment of principal on the Loans (other than Swing Loans) on a ratable basis (in accordance with the outstanding principal amounts thereof), unpaid Reimbursement Obligations on a ratable basis (in accordance with the outstanding principal amounts thereof), together with Cash Collateral for any outstanding L/C Obligations on a ratable basis pursuant to Section 7.4 (until the Administrative Agent is holding Cash Collateral equal to 103% of the then outstanding amount of all such L/C Obligations), Bank Product Liability, and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(v) fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrowers and their Restricted Subsidiaries secured by the Collateral Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(vi) sixth, to the Borrowers or whoever else may be lawfully entitled thereto.

Notwithstanding anything contained herein to the contrary, no proceeds of any Collateral or payment made under or in respect of any Guaranty received from any person who is not an “eligible contract participant” as defined in the Commodities Exchange Act shall be applied to the payment of any Hedging Liability, but appropriate adjustments shall be made with respect to payments from the Borrowers and the Guarantors to preserve the allocation to Hedging Liability otherwise set forth in this Section.

Section 2.10 Voluntary Revolving Credit Commitment Terminations. The Borrowers shall have the right at any time and from time to time, upon 3 Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments in whole or in part, any partial termination to be (a) in an amount not less than $1,000,000 and (b) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. Any termination of the Revolving Credit Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments. Any termination of the Revolving Credit Commitments pursuant to this Section 2.10 may not be reinstated.

Section 2.11 Swing Loans.

(a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Administrative Agent agrees to make loans in Dollars to the Borrowers under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit and ; provided, however, the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time; The Swing Loans may be availed of by the Borrowers from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000. Notwithstanding anything herein to the contrary, the Administrative Agent shall be under no obligation to make any Swing Loan if any Lender is at such time a Defaulting Lender hereunder unless the Borrowers or such Defaulting Lender has provided Cash Collateral in compliance with Section 4.5 sufficient to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) and interest thereon shall be paid in accordance with Section 2.4(a).

(c) Requests for Swing Loans. The Borrowers’ Agent shall give the Swing Line Lender prior notice (which may be written or oral), no later than 1:00 p.m. (New York City time) on the date upon which the Borrowers’ Agent requests that any Swing Loan be made, and of the amount and date of such Swing Loan. Subject to the terms and conditions hereof, the proceeds of any such Swing Loan shall be made available to the Borrowers on the date so requested at the offices of the Swing Line Lender in New York, New York. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement, and (ii) the Swing Line Lender shall not be obligated to make more than one Swing Loan during any one day.

(d) Refunding of Swing Loans. In its sole and absolute discretion, the Administrative Agent may at any time, at the direction of the Swing Line Lender, on behalf of the Borrowers, (which the Borrowers hereby irrevocably authorizes the Administrative Agent to act on their behalf for such purpose) and with notice to the Borrowers, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to any Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in New York, New York before 11:00 a.m. (New York City time) one (1) Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Administrative Agent pursuant to Section 2.11(d) above (because an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrowers or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans; provided that the foregoing purchases shall be deemed made hereunder without any further action by such Lender or the Administrative Agent. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against any Borrower, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Increases in the Swing Line Sublimit. The Swing Line Sublimit may be increased pursuant to Section 2.2(b).

Section 2.12 Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and, with respect to Tranche Rate Loans and Swing Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to Sections 2.12(a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d) Consistent with Section 10.9(c), any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”) or Exhibit D-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the Revolving Credit Commitment or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.9) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.9, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.13 Fees.

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the ratable account of the Lenders according to their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the actual daily Unused Revolving Commitments; provided however, that no commitment fee shall accrue to the Unused Revolving Commitment of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. Such commitment fee shall be payable quarterly in arrears on the last Business Day of each December, March, June, and September in each year (commencing on June 30, 2026) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.3, the Borrowers shall pay to the relevant L/C Issuer for its own account a fronting fee equal to (i) 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit or (ii) such other amount as any Borrower and any other L/C Issuer hereunder agree with respect to Letters of Credit issued by such other L/C Issuer (in each case, computed on the basis of a year of 360 days (with respect to Tranche Rate Loans) or 365 or 366 days, as the case may be (with respect to Base Rate Loans) and, in each case, the actual number of days elapsed). Quarterly in arrears, on the last Business Day of each December, March, June, and September in each year, commencing on the first such date occurring after the Effective Date, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days (with respect to Tranche Rate Loans) or 365 or 366 days, as the case may be (with respect to Base Rate Loans) and, in each case, the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter; provided that, while any Specified Event of Default exists or after acceleration, unless waived in writing by the Required Lenders, such rate shall increase by 2.00% over the rate otherwise payable and such fee shall be paid on demand of the Administrative Agent at the direction of the Required Lenders; provided, however, that in the absence of acceleration, any rate increase pursuant to the foregoing proviso shall be made at the direction of the Administrative Agent, acting at the request or with the consent of the Required Lenders; provided further, that no letter of credit fee shall accrue to the Revolver Percentage of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. In addition, the Borrowers shall pay to each L/C Issuer for its own account such L/C Issuer’s standard issuance, drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by each L/C Issuer from time to time.

(c) Administrative Agent and Other Fees. The Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, the Arrangers and itself, as applicable, the fees agreed to between the Administrative Agent, Truist Securities, Inc. and the Borrowers’ Agent in that certain fee letter dated March 9, 2026, or as otherwise agreed to in writing between the Borrowers’ Agent and the Administrative Agent.

Section 2.14 Account Debit. The Borrowers hereby irrevocably authorize the Administrative Agent to charge any Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrowers acknowledge and agree that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrowers or any other Person for the Administrative Agent’s failure to do so.

Section 2.15 Designation of Additional Borrowers; Appointment of Borrowers’ Agent as Agent for the Borrowers.

(a) Designation of Additional Borrowers. The Borrowers’ Agent may request that one or more additional Domestic Subsidiaries be designated as Borrowers (each such Domestic Subsidiary consented to by the Lenders and the Administrative Agent as a Borrower hereunder, an “Additional Borrower”); provided further that, the addition of any other Domestic Subsidiary as a Borrower is subject to the Borrowers’ satisfaction of Section 3.2(aa) and (bb) with respect to such Domestic Subsidiary (with the reference in such clause to the Effective Date being in reference to the effective date of such Domestic Subsidiary becoming an Additional Borrower and the reference in such clause to each Borrower and each Guarantor being a reference to such Domestic Subsidiary). In the event any such additional Domestic Subsidiary is requested to be an Additional Borrower and is approved as such by the Administrative Agent and the Lenders, the Borrowers’ Agent shall cause such Subsidiary to execute and deliver to the Administrative Agent an Additional Borrower Supplement in the form of Exhibit G-1 or such other form reasonably acceptable to the Administrative Agent and the Borrowers (herein, an “Additional Borrower Supplement”) pursuant to which such Domestic Subsidiary elects to become an Additional Borrower entitled to the benefits of, and be bound by the obligations of, a Borrower with respect to the Revolving Credit, which Additional Borrower Supplement shall be accompanied by (each of the following to be duly completed and executed, and in form and substance acceptable to the Administrative Agent): (i) written supplements to the

Collateral Documents pursuant to which such Additional Borrower becomes a party thereto granting the Administrative Agent a Lien on its Property called for hereby, (ii) to the extent requested by any Lender, new Notes in compliance with the provisions of Section 2.12(d), (iii) resolutions of the Board of Directors (or similar governing body) of such Additional Borrower authorizing the execution, delivery, and performance of its obligations under the Loan Documents to which it is becoming a party to, (iv) good standing certificates (or their equivalent) from the jurisdiction in which Additional Borrower is organized and each jurisdiction in which it is qualified to do business as a foreign organization, and (v) if requested by the Administrative Agent, an opinion of counsel to the Additional Borrower covering the due organization, existence, and good standing of such Additional Borrower, the power and authority of such Additional Borrower to enter into and perform its obligations under the Loan Documents, the absence of any conflicts with its organizational documents, material agreements, and applicable law, the enforceability of the relevant Loan Documents upon such Additional Borrower, and such other matters substantially the same as required in connection with the opinions being delivered on the Effective Date as the Administrative Agent may reasonably require.

(b) Appointment of Borrowers’ Agent as Agent for the Borrowers. Each Borrower hereby irrevocably appoints the Borrowers’ Agent as its agent hereunder to make requests on such Borrower’s behalf under Section 2 hereof for Borrowings, to request on such Borrower’s behalf Letters of Credit and to execute all Applications therefor, and to take any other action contemplated by the Loan Documents with respect to the credit extended hereunder to such Borrower.

Section 2.16 [Reserved].

SECTION 3 CONDITIONS PRECEDENT.

The obligation of each Lender to advance any Loan or of any L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to satisfaction (or waiver) of the following conditions precedent:

Section 3.1 All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent the same expressly relate to an earlier date (and in such case shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date);

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) after giving effect to any requested extension of credit, the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations under this Agreement shall not exceed the aggregate Commitments;

(d) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 2.5, in the case of the issuance of any Letter of Credit the applicable L/C Issuer shall have received a duly completed Application together with any fees required to be paid at such time under Section 2.13, and, in the case of an extension or increase in the amount of a Letter of Credit, the applicable L/C Issuer shall have received a written request therefor in a form reasonably acceptable to such L/C Issuer together with fees required to be paid at such time under Section 2.13; and

(e) such Credit Event shall not violate any Legal Requirement applicable to the Administrative Agent, any L/C Issuer, or any Lender (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect; provided that, any such Legal Requirement shall not entitle any Lender that is not affected thereby to not honor its obligation hereunder to advance, continue or convert any Loan or, in the case of an L/C Issuer, to issue or extend the expiration date of or increase the amount of any Letter of Credit hereunder.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrowers on the date of such Credit Event (or, on the LCT Test Date, if applicable) as to the facts specified in subsections (a) through (d), both inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Commitments, notwithstanding the failure of the Borrowers to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist. For the avoidance of doubt, no Lender shall be required to make any Loans in the event that any of the conditions set forth in this Section 3.1 are not satisfied.

Section 3.2 Initial Credit Event. Before or concurrently with the Effective Date:

(a) the Administrative Agent shall have received (i) this Agreement duly executed by the Borrowers, the Guarantors and the Lenders, (ii) [reserved], and (iii) the Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed by the Borrowers and the Guarantors and, in connection with this clause (iii), the Administrative Agent shall have received certificates, if any, representing Ownership Interests constituting collateral referred to therein accompanied by undated stock powers executed in blank and the instruments, if any, evidencing pledged Indebtedness indorsed in blank (or arrangements satisfactory to the Administrative Agent for the delivery of such certificates, powers and instruments shall have been made), and proper financing statements (including transmitting utility financing statements, if appropriate) in form appropriate for filing under the Uniform Commercial Code of all states of incorporation or organization in order to perfect the Liens created under the Security Agreement;

(b) the Administrative Agent shall have received for each Lender requesting a Note, such Lender’s duly executed Note of the Borrowers, dated the Effective Date and otherwise in compliance with the provisions of Section 2.12(d);

(c) substantially concurrently with the Borrowing of the Loans under this Agreement on the Effective Date, all of the Indebtedness of the Loan Parties under the Prior Credit Agreement shall have been repaid in full, all commitments relating thereto shall have been terminated and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received and be reasonably satisfied with a fully-executed and customary payoff letter in connection therewith (which payoff letter shall, without limitation, bind the administrative agent under the Prior Credit Agreement to execute and deliver such mortgage releases or other documents as may be reasonably necessary to effectuate the release of liens provided for under such letter);

(d) Subject to Section 6.24, the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as additional insured, mortgagee and/or lenders loss payee, as applicable;

(e) the Administrative Agent shall have received copies of each Borrower’s and each Guarantor’s, if any, Organization Documents, certified in each instance by its Secretary, Assistant Secretary, Chief Financial Officer or other officer acceptable to the Administrative Agent and, with respect to Organization Documents filed with a Governmental Authority, by the applicable Governmental Authority;

(f) the Administrative Agent shall have received copies of resolutions of each Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary, Assistant Secretary, Chief Financial Officer or other officer acceptable to the Administrative Agent;

(g) the Administrative Agent shall have received copies of the certificates of good standing, or nearest equivalent in the relevant jurisdiction, for each Borrower and each Guarantor (dated no earlier than 30 days prior to the Effective Date) from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable;

(h) the Administrative Agent shall have received for itself and for the Lenders the upfront fees then due and the other initial fees required by Section 2.13;

(i) the Administrative Agent shall have received certification from the General Partner’s Chief Financial Officer on behalf of the Borrowers’ Agent or other officer of the Borrowers’ Agent acceptable to the Administrative Agent attesting to the Solvency of the Consolidated Group on a consolidated basis after giving effect to the initial Credit Event;

(j) [reserved];

(k) [reserved]

(l) [reserved];

(m) [reserved];

(n) [reserved];

(o) [reserved];

(p) no injunction, temporary restraining order or other legal action would prohibit the initial Credit Event, or other litigation which could reasonably be expected to have a Material Adverse Effect, shall be pending or, to the knowledge of the General Partner, and the Borrowers, threatened;

(q) [reserved];

(r) [reserved];

(s) the Administrative Agent shall have received financing statement, tax and judgment lien search results against the Borrowers, the Guarantors and their Properties, evidencing the absence of Liens against such Persons and their Properties, except for Permitted Liens;

(t) [reserved];

(u) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the General Partner certifying (i) that the conditions specified in Section 3.1 have been satisfied, (ii) since December 31, 2025, there has been no material adverse change in the business, condition (financial or otherwise) operations, performance, or Properties of the Borrower or any of its Subsidiaries, (iii) there is no injunction, temporary restraining order or other legal action that would prohibit the initial Credit Event, and (iv) at all times on the Effective Date, Holdings directly or indirectly owns legally and beneficially at least 51% of the limited partnership interests of the MLP;

(v) [reserved];

(w) the Administrative Agent shall have received the favorable written opinion(s) of Willkie Farr & Gallagher LLP, counsel to the Borrowers and the Guarantors, in form and substance reasonably satisfactory to the Administrative Agent, including a New York law opinion and a local Texas opinion;

(x) [reserved];

(y) [reserved];

(z) [reserved];

(aa) to the extent requested at least five (5) Business Days prior to the Effective Date, the Administrative Agent shall have received, sufficiently in advance of the Effective Date, a fully executed IRS Form W-9 (or its equivalent) for each Borrower and each Guarantor;

(bb) to the extent request at least ten (10) Business Days prior to the Effective Date, the Administrative Agent and each Lender shall have received, at least five (5) Business Days prior to the Effective Date, to the extent any Borrower qualifies as a “legal entity customer,” an executed Certificate of Beneficial Ownership, and such other documentation and other information requested in connection with applicable “know your customer” provisions of Anti-Money Laundering Laws; and

(cc) the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

SECTION 4 THE COLLATERAL AND GUARANTIES.

Section 4.1 Collateral. The Obligations, Hedging Liability, and Bank Product Liability shall be secured by (a) valid, perfected, and enforceable Liens of the Administrative Agent on all right, title, and interest of each Borrower and each Guarantor, in all Ownership Interests held by such Person in each of its direct Restricted Subsidiaries and Permitted Joint Ventures, whether now owned or hereafter formed or acquired, and all proceeds thereof and (b) valid, perfected, and enforceable Liens of the Administrative Agent on all right, title, and interest of each Borrower and each Guarantor in all personal property, fixtures, and real estate, whether now owned or hereafter acquired or arising, and all proceeds thereof, other than, with respect to the foregoing clauses (a) and (b), Excluded Assets; provided, however, that: (i) [reserved], (ii) Liens on vehicles which are subject to a certificate of title law need not be perfected and (iii) in no event shall (A) landlord lien waivers, bailee waivers, collateral access agreements or similar agreements be required, (B) notices be required to be sent to account debtors or other contractual third parties prior to the occurrence and during the continuance of an Event of Default, (C) perfection (except to the extent perfected through the filing of UCC financing statements) be required with respect to letter of credit rights or (D) any Loan Party be required to take any action with respect to the creation of liens under the laws of any jurisdiction other than the United States.

Section 4.2 Liens on Real Property. In the event that any Borrower or any Guarantor owns or hereafter acquires a fee interest in any Material Real Property, such Borrower shall, or shall cause such Guarantor to, execute and deliver to the Administrative Agent (or a security trustee therefor), in each case within one hundred fifty (150) days (or such longer time period as the Administrative Agent may permit in its reasonable discretion) following the Effective Date or one hundred twenty (120) days (or such longer time period as the Administrative Agent may permit in its reasonable discretion) following any such acquisition, as applicable, a Deed of Trust reasonably acceptable in form and substance to the Administrative Agent for the purpose of granting to the

Administrative Agent a Lien on such Borrower’s or such Guarantor’s interest in such Material Real Property to secure the Obligations, Hedging Liability, and Bank Product Liability, shall pay all reasonable out-of-pocket Taxes, costs, and expenses incurred by the Administrative Agent in recording such Deed of Trust, provided that to the extent any Mortgaged Property is located in a jurisdiction that requires the payment of mortgage recording tax, intangibles tax, documentary tax or similar recording fees or taxes, Administrative Agent will consult in good faith with the Borrower’s Agent to reduce any stamp, filing or similar taxes imposed as a result thereof, and shall, if required by the Administrative Agent in its reasonable discretion (after giving due consideration to undue effort or expense relative to the benefits to be obtained by the Lenders therefrom), supply to the Administrative Agent at such Borrower’s cost and expense (w) a current survey or an existing survey together with an affidavit stating that there have been no material changes to the applicable Mortgaged Property since the date of such survey, in each case, as shall be reasonably required by the Title Company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the Title Policy with respect to such Mortgaged Property, (x) a Phase I environmental site assessment, (y) such local counsel legal opinions as the Administrative Agent may reasonably request, and (z) a mortgagee’s policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) (each, a “Title Policy”) issued by a nationally recognized title insurance company (the “Title Company”), in such amounts not to exceed the estimated fair market value of the applicable Mortgaged Property as reasonably estimated by the Borrower in good faith and insuring the validity the applicable Deed of Trust and its status as a first priority Lien (subject to Permitted Liens) on the applicable Borrower’s or Guarantor’s interest in the Material Real Property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Title Company to cause the Title Company to issue the Title Policies.

Section 4.3 Guaranties.The payment and performance of the Obligations, Hedging Liability, and Bank Product Liability of each Borrower shall at all times (but subject to Section 4.4) be jointly and severally guaranteed by each other Borrower and each direct and indirect Restricted Subsidiary (other than Excluded Subsidiaries) of the Borrowers that is itself not also a Borrower (each Borrower including, each Additional Borrower, and each such Subsidiary executing and delivering this Agreement as a Guarantor, if any, together with any Restricted Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 11, a “Guarantor” and collectively, the “Guarantors”); pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent (individually a “Guaranty” and collectively the “Guaranties”).

Section 4.4 Further Assurances.The Borrowers agree that they shall, and shall cause each Restricted Subsidiary that is not an Excluded Subsidiary to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral as required by this Section 4. In the event any Borrower or any Restricted Subsidiary forms or acquires any other Restricted Subsidiary (other than an Excluded Subsidiary or a Subsidiary designated as an Additional Borrower pursuant to Section 2.15) after the Effective Date, such Borrower or Restricted Subsidiary shall, within forty-five (45) days (or such longer time period as the Administrative Agent may permit in its sole discretion) of any such formation or acquisition, (x)

cause such newly formed or acquired Restricted Subsidiary to execute an Additional Guarantor Supplement and such other Loan Documents as the Administrative Agent may then require to comply with this Section 4 (at which time Schedule 5.10 shall be deemed to include a reference to such Restricted Subsidiary), (y) cause such newly formed or acquired Restricted Subsidiary to deliver to the Administrative Agent, at the Borrowers’ cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith, and (z) take all of the actions necessary to grant and to perfect a valid, perfected, and enforceable Lien in favor of the Administrative Agent under the Security Agreement in the equity interests of such Restricted Subsidiary.

Section 4.5 Cash Collateral. Within two (2) Business Days following the request of the Administrative Agent or any L/C Issuer, at any time required under this Agreement, including as required by Section 2.3(b), Section 2.8(b), Section 7.4 and Section 8.7, and at any time that there shall exist a Defaulting Lender, the Borrowers shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover the amount required hereunder, and, in the event that a Defaulting Lender exists, in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 8.7(a)(iv) and any Cash Collateral provided by the Defaulting Lender, if applicable) with respect to such Defaulting Lender.

(a) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuers. If and when requested by the Borrowers, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrowers to any L/C Issuer, the Administrative Agent or the Lenders.

The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest (subject to Permitted Liens) in the Collateral Account, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than required hereunder, including any applicable Fronting Exposure, the Borrowers or the relevant Lender, if applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.5 or Section 2.3(b), Section 2.8(b), Section 7.4 or Section 8.7, or any other Section hereof in respect of Letters of Credit or Swing Loans, shall be held and applied to the satisfaction of the specific Reimbursement Obligations, Swing Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Release. (i) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall be released promptly following the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii), if such Cash Collateral (or the appropriate portion thereof) is not provided in connection with a Defaulting Lender, Cash Collateral (or the appropriate portion thereof) shall be released promptly after (A) the Borrowers shall have made payment of all such Obligations giving rise to the required Cash Collateral, (B) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (C) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, or (iii) Cash Collateral (or the appropriate portion thereof) shall be released promptly following the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of the Borrowers shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 4.5 may be otherwise applied in accordance with Section 2.9) and (y) the Person providing Cash Collateral and the applicable L/C Issuer or Administrative Agent, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Obligations hereunder, including Fronting Exposure.

SECTION 5 REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants, on the Effective Date, to each Lender, the Administrative Agent, and each L/C Issuer as follows:

Section 5.1 Organization and Qualification. Each Borrower and each Guarantor (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) is in good standing under the laws of the jurisdiction of its organization, (c) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (d) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case of clauses (a), (b) (other than with respect to each Borrower where failure to maintain such good standing is not curable or results in the dissolution of such Borrower), (c) and (d), where the same could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.2 Authority and Enforceability. Each Borrower has the power and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes (if any), to grant to the Administrative Agent, for the benefit of the Lenders, the Liens described in the Collateral Documents executed by such Borrower, and to perform all of its obligations hereunder, and under the other Loan Documents executed by it. Each Guarantor has the power and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Bank Product Liability, to grant to the Administrative Agent, for the benefit of the Lenders, the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by each Borrower and by each Guarantor have been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws effecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Borrower or any Guarantor of any of the matters and things herein or therein provided for, (a) violate any provision of law or any judgment, injunction, order or decree binding upon any Borrower or any Guarantor or any provision of the Organization Documents of any Borrower or any Guarantor, (b) violate any covenant, indenture or agreement of or affecting any Borrower or any Guarantor or any of its Property, in each case where such violation, contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of any Borrower or any Guarantor other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents (other than Permitted Liens).

Section 5.3 Financial Reports. (a) The audited consolidated financial statements of the MLP dated December 31, 2025 fairly and adequately present the consolidated financial condition of the MLP at said date and the consolidated results of its operations and cash flows for the fiscal year then ended in conformity with GAAP applied on a consistent basis. Neither any Borrower nor any Restricted Subsidiary has contingent liabilities or judgments, orders or injunctions against it that are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.1.

Section 5.4 No Material Adverse Change.Since December 31, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.5 Litigation and Other Controversies. There is no litigation, arbitration or governmental proceeding (including before FERC or any state regulatory authority) pending or, to the knowledge of the General Partner, each Borrower and each Restricted Subsidiary, threatened against the General Partner, any Borrower or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect.

Section 5.6 True and Complete Disclosure. All information furnished by or on behalf of the General Partner, any Borrower, or any Restricted Subsidiary in writing (other than projected finance information, information of a general economic or general industry nature) to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in light of the circumstances under which such information was provided; provided that, with respect to projected financial information furnished by or on behalf of the General Partner (in its capacity as general partner of the MLP), any Borrower or any Restricted Subsidiary, the Borrowers only represent and warrant that such information is prepared in good faith based upon assumptions and estimates believed to be reasonable at the time of preparation and at the time of delivery.

Section 5.7 Use of Proceeds; Margin Stock. All proceeds of the Revolving Loans shall be used by the Borrowers for (a) the repayment of outstanding borrowings under the Prior Credit Agreement (b) working capital purposes, (c) Permitted Acquisitions, other permitted Investments and expenses incurred in connection therewith, (d) general corporate purposes, including the making of Capital Expenditures, and the refinancing of existing Indebtedness, (e) the making of Restricted Payments in compliance with Section 6.15 and (f) any other purpose not expressly prohibited by the Loan Documents. No part of the proceeds of any Loan or other extension of credit hereunder will be used by any Borrower or any Restricted Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock (as defined above) constitutes less than 25% of the value of those assets of the MLP and its Restricted Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.8 Taxes. Each Borrower and each of its Restricted Subsidiaries (i) has timely filed or caused to be timely filed all tax returns required to be filed by such Borrower and/or any of its Restricted Subsidiaries and (ii) has paid all Taxes payable by it other than (a) Taxes which are not delinquent, (b) Taxes that are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP and no Lien resulting therefrom attaches to any of its Property (other than any Permitted Liens), (c) to the extent the failure to do so could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect or (d) to the extent that failure to do so could not reasonably be expected to cause a Lien to attach to any material portion of the Property of the MLP and its Restricted Subsidiaries, taken as a whole.

Section 5.9 ERISA.Except as would not have a Material Adverse Effect, with respect to any Pension Plan each Borrower and each member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance with, ERISA and the Code to the extent applicable to it. Except as would not have a Material Adverse Effect, each Borrower has no unfunded liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“Post-Retirement Benefit Plan”).

Section 5.10 Subsidiaries; Permitted Joint Ventures. Schedule 5.10 (as supplemented from time to time pursuant to Section 4.4) hereto identifies the following information for each Restricted Subsidiary: jurisdiction of its organization; the percentage of issued and outstanding interests of each class of its Ownership Interests owned by the MLP and other Subsidiaries; and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized Ownership Interests and the number of interests of each class issued and outstanding. Each Subsidiary listed on Schedule 5.10 (as supplemented from time to time pursuant to Section 4.4) identifies whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, and all Excluded Subsidiaries are identified as such on such Schedule. All of the outstanding Ownership Interests of each Restricted Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such Ownership Interests indicated on Schedule 5.10 (as supplemented from time to time pursuant to Section 4.4) as owned by the MLP or another Subsidiary are owned, beneficially and of record, by the MLP or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents and Permitted Liens. Except as set forth on Schedule 5.10 (as supplemented from time to time pursuant to Section 4.4), there are no outstanding commitments or other obligations of the MLP or any Restricted Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of Ownership Interests of the Borrowers or any Restricted Subsidiary. Except as set forth on Schedule 5.10 (as supplemented from time to time pursuant to Section 4.4), no Subsidiary of any Borrower is a Foreign Subsidiary. Schedule 5.10 (as supplemented from time to time pursuant to Section 4.4) hereto identifies the following information for each Permitted Joint Venture: jurisdiction of its organization; the percentage of issued and outstanding interests of each class of its Ownership Interests owned by the MLP, other Subsidiaries and other Persons; a description of each class of its authorized Ownership Interests and the number of interests of each class issued and outstanding. Such Ownership Interests in Permitted Joint Ventures are owned, beneficially and of record, by the MLP or a Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 5.11 Compliance with Laws. The General Partner, each Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their businesses and the ownership of their Property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12 Environmental Matters. (a) Each Borrower and each of its Restricted Subsidiaries conducts in the ordinary course of business a review of the effect of existing Environmental Laws, any material forthcoming regulations, and known or suspected Environmental Claims on their respective businesses, operations and Properties, and as a result thereof, the Borrowers have reasonably concluded as of the date hereof, that, except as disclosed in Schedule 5.12, any such Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The General Partner, each Borrower and each of its Restricted Subsidiaries and all real property owned or operated by any Borrower or any Restricted Subsidiary is in compliance with all applicable Environmental Laws, except to the extent that the noncompliances individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of each Borrower and each Restricted Subsidiary, threatened Environmental Claims, including any such claims (regardless of materiality) for liabilities under RCRA or CERCLA relating to the Release or disposal of Hazardous Materials, against, any Borrower, any Restricted Subsidiary or any real property, including leaseholds and easements, owned or operated by any Borrower or any Restricted Subsidiary. Except as could not reasonably be expected to have a Material Adverse Effect, Hazardous Materials have not been Released on or from any real property, including leaseholds and easements, owned or operated by any Borrower or any Restricted Subsidiary, in each case so as to give rise to liability of any Borrower or any Restricted Subsidiary.

(c) Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, none of the Properties currently owned or operated by any Borrower or any Restricted Subsidiary is listed or, to the knowledge of any Borrower or any Restricted Subsidiary, proposed for listing on the NPL or on the SEMS or any analogous foreign, state or local list.

(d) (i) With respect to Contributed Assets contributed on or prior to the Effective Date, the Contributing Affiliates were, prior to such contribution, in compliance with all applicable Environmental Laws and were not subject to any pending or, to the knowledge of any Borrower or any Restricted Subsidiary, threatened Environmental Claim relating to Environmental Laws or Hazardous Materials, and no such noncompliances or Environmental Claims, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii) With respect to Contributed Assets contributed on or prior to the Effective Date, neither any Contributing Affiliate nor any of its Restricted Subsidiaries had, prior to such contribution, undertaken, and had not completed and was not required to complete, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual, threatened, or suspected Release of Hazardous Materials at any real property, including leaseholds and easements pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except as could not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate.

(iii) With respect to Contributed Assets contributed on or prior to the Effective Date, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any Property owned or operated at or prior to the time of the contribution of the applicable Contributed Assets by any Contributing Affiliate or any of its Restricted Subsidiaries were disposed of in a manner not reasonably expected to result in any Environmental Claim against any Contributing Affiliate or any of its Restricted Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate.

(e) Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) each Borrower and each Restricted Subsidiary (A) has obtained all Environmental Permits required under Environmental Law for the ownership and operation of its real properties and the conduct of its Business, which are in full force and effect; (B) is in compliance with all terms and conditions of such Environmental Permits; and (C) has not received written notice of any violation or alleged violation of any Environmental Permit, and (ii) with respect to Contributed Assets contributed prior to the Effective Date, each of the Contributing Affiliates, prior to such contribution, (A) had obtained all Environmental Permits required under Environmental Law for the ownership and operation of the Contributed Assets, which were in full force and effect at such time; (B) were at such time in compliance with all terms and conditions of such Environmental Permits; and (C) had not received written notice of any violation or alleged violation of any Environmental Permit.

Section 5.13 Investment Company. None of the General Partner, nor any Borrower nor any Guarantor is an “investment company” or a company “controlled” by an “investment company” within the meaning of, and subject to registration under, the Investment Company Act of 1940.

Section 5.14 Intellectual Property. To the knowledge of each Borrower, each Borrower and its Restricted Subsidiaries own or have obtained licenses or otherwise has the right to use all the Intellectual Property rights necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others except for such conflicts and any failure to own or obtain such licenses and other rights, as the case may be, individually or in the aggregate, as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.15 Good Title. (a) Each Borrower and its Restricted Subsidiaries has good and marketable title, or valid leasehold or easement or right-of-way interests, to and in their assets except, in each case, for sales of assets in the ordinary course of business or where failure to so have such title or interests could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and is subject to no Liens, other than Permitted Liens.

(b) The Pipeline and Transportation Systems are covered by recorded fee deeds, rights-of-way, easements, leases, servitudes, permits, licenses, or other instruments (collectively, “Pipeline Rights”) in favor of the MLP or its Restricted Subsidiaries, except where the failure of the Pipeline and Transportation Systems to be so covered could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Pipeline Rights establish contiguous and continuous rights-of-way for each of the Pipeline and Transportation Systems and grant the MLP or its Restricted Subsidiaries, the right to construct, operate, and maintain each of the Pipeline and Transportation Systems in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would inspect, operate, repair, and maintain similar assets and in the same way as MLP or its Restricted Subsidiaries have inspected, operated, repaired, and maintained each of the Pipeline and Transportation Systems as reflected in the audited consolidated financial statements of the MLP dated December 31, 2025, and as of any date after the Effective Date, as reflected on the most recent financial statements delivered pursuant to Section 6.1; provided, however, (A) some of the Pipeline Rights granted to MLP or its Restricted Subsidiaries by private parties and Governmental Authorities are revocable at the right of the applicable grantor or its successors-in-interest, (B) some of the rights-of-way may cross properties that are subject to Liens, covenants, conditions, and restrictions in favor of third parties that have not been subordinated to the Pipeline Rights; and (C) some Pipeline and Transportation Systems are subject to certain defects, omissions, limitations and restrictions; provided, further, that none of the limitations, defects, and restrictions described in clauses (A), (B) and (C) above could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(c) The Leased Terminals are subject to real property leases or other similar instruments (collectively, the “Leased Terminal Leases”), pursuant to which certain Borrowers or Restricted Subsidiaries operate, maintain, lease, use, and access the Leased Terminals, except where failure to obtain any such lease would have a Material Adverse Effect. True, correct and complete copies of all Leased Terminal Leases in effect on the Effective Date have been provided to the Administrative Agent prior to the Effective Date.

(d) There has been no and there is not currently any occurrence of any (i) breach or event of default on the part of any Borrower or any Restricted Subsidiary with respect to any Pipeline Right or Leased Terminal Lease, (ii) to the knowledge of the General Partner, each Borrower and each Restricted Subsidiary, breach or event of default on the part of any other party to any Pipeline Right or Leased Terminal Lease, and (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of any Borrower or any Restricted Subsidiary with respect to any Pipeline Right or Leased Terminal Lease or, to the knowledge of the General Partner, each Borrower and each Restricted Subsidiary, on the part of any other party thereto, in each case, to the extent any such breach or default could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Pipeline Rights and Leased Terminal Leases (to the extent applicable) are in full force and effect in all material respects and are valid and enforceable against the parties thereto in accordance with their terms (subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance and similar laws effecting creditors’ rights generally and general principles of equity) and all rental and other payments due thereunder by the Borrowers, their Restricted Subsidiaries and their predecessors in interest have been duly paid in accordance with the terms of the Pipeline Rights and Leased Terminal Leases, except to the extent that a failure to do so could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(e) The Pipeline and Transportation Systems are located within the confines of the land covered by the Pipeline Rights and do not encroach upon any adjoining property, except where the failure of any portion of any of the Pipeline and Transportation Systems to be so located could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Leased Terminals are located within the boundaries of the property affected by the Leased Terminal Leases and do not encroach upon any adjoining property, except where the failure of the Leased Terminal Leases to be so located could not reasonably be expected to, individually or in the aggregate, have a Material Adverse

Effect. The buildings and improvements owned or leased by any Borrower or any Restricted Subsidiary but not covered by a Title Insurance Policy as set forth in Schedule 3.2(j), and the operation and maintenance of such properties do not, to the knowledge of the each Borrower and each Restricted Subsidiary (i) contravene any applicable zoning or building law or ordinance or other administrative regulation or (ii) violate any applicable restrictive covenant or any applicable Legal Requirement, the contravention or violation of which, in either, case could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) Except for eminent domain proceedings or takings that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the General Partner nor any Borrower nor any Restricted Subsidiary has received any written notice that any eminent domain proceeding or taking has been commenced with respect to all or any portion of the Pipeline and Transportation Systems or the Terminals, and, to the knowledge of the General Partner, each Borrower and each Restricted Subsidiary, no such proceeding or taking is contemplated.

(g) No portion of the Pipeline and Transportation Systems or the Terminals has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored, except for such damage or other casualty loss that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16 Labor Relations. Neither the General Partner nor Borrower nor any Restricted Subsidiary is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no strike, labor dispute, slowdown or stoppage pending against the General Partner or any Borrower or any Restricted Subsidiary or, to the knowledge of the General Partner, each Borrower and each Restricted Subsidiary, threatened against the General Partner, any Borrower or any Restricted Subsidiary and (b) to the knowledge of the General Partner, each Borrower and each Restricted Subsidiary, no union representation proceeding is pending with respect to the employees of the General Partner, any Borrower or any Restricted Subsidiary and no union organizing activities are taking place, except (with respect to any matter specified in clause (a) or (b) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.17 Governmental Authority and Licensing. The General Partner, each Borrower and its Restricted Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the General Partner, each Borrower and each Restricted Subsidiary threatened, except where such revocation or denial could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.18 Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Borrower or any Guarantor of any Loan Document, except for (a) such approvals, authorizations, consents, licenses or exemptions from, or filings or registrations which have been obtained prior to the date of this Agreement and remain in full force and effect, (b) filings which are necessary to release Liens granted pursuant to the Prior Credit Agreement, and (c) filings, authorizations, consents, licenses, exemptions or registrations which are necessary to perfect the security interests created under the Collateral Documents.

Section 5.19 Solvency. The Borrowers and the Guarantors, taken as a whole, are Solvent.

Section 5.20 No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and each Borrower hereby agrees to indemnify the Administrative Agent, the L/C Issuers and the Lenders against, and agree that they will hold the Administrative Agent, the L/C Issuers and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 5.21 No Default. No Default or Event of Default has occurred and is continuing.

Section 5.22 Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, & Sanctions.

(a) Each Borrower, its Subsidiaries, each Guarantor, and their respective directors and officers, and to the knowledge of the General Partner and each Borrower, their respective employees, agents, and Affiliates, are, and have since April 24, 2019 been, in compliance with Sanctions in all respects. No Borrower, its Subsidiaries, any Guarantor, or their respective directors, officers, or employees, or to the knowledge of the General Partner and each Borrower, their respective agents or Affiliates, is a Sanctioned Person. Since April 24, 2019, no Borrower or its Subsidiaries has received notice of any action, suit, proceeding, or investigation from any Governmental Authority that enforces Sanctions, and to the knowledge of each Borrower, no such action, suit, proceeding, or investigation is pending or threatened. Each Borrower and its Subsidiaries has instituted and maintain policies and procedures reasonably designed to ensure compliance with Sanctions.

(b) Each Borrower and each of its Restricted Subsidiaries, and their respective directors, officers, employees, and, to the knowledge of any Borrower, any of their respective Affiliates and agents, have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c) Each Borrower, its Subsidiaries, and their respective directors and officers, and to the knowledge of the General Partner and each Borrower, their respective employees, agents, and Affiliates are, and have in the last five (5) years been, in compliance with Anti-Money Laundering Laws in all material respects. In the last five (5) years, no Borrower or its Subsidiaries has received notice of any action, suit, proceeding, or investigation from any Governmental Authority that enforces Anti-Money Laundering Laws, and to the knowledge of each Borrower, no such action, suit, proceeding, or investigation is pending or threatened.

Section 5.23 Security Interests. Except for those Loan Parties listed on Schedule 5.23, each Loan Party listed on Schedule 5.10 is a “transmitting utility” within the meaning of Section 9.501(b) of the Delaware Uniform Commercial Code. Except as set forth on Schedule 5.23(a), on the Effective Date, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Collateral Documents will have been made, obtained and taken in all relevant jurisdictions, or satisfactory arrangements will have been made for all governmental actions and all other filings, recordings, registrations, third party consents, and other actions which are necessary to create and perfect the Liens provided for in the Collateral Documents to be made, obtained, or taken in all relevant jurisdictions. Upon the filing of the Collateral Documents, each of the Collateral Documents creates, as security for the Obligations, Hedging Liability and Bank Product Liability purported to be secured thereby, a valid, perfected and enforceable Lien existing in favor of the Administrative Agent that is superior to all other Liens other than Permitted Liens.

Section 5.24 Other Agreements and Documents. All Material Agreements are in full force and effect and no defaults by any Borrower or any Restricted Subsidiary, or to the knowledge of the General Partner, each Borrower and each Restricted Subsidiary, by any third party, to the Material Agreements currently exist under such agreements which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There does not exist any violation of any Organization Documents which could reasonably be expected to have a Material Adverse Effect.

Section 5.25 State and Federal Regulations. (a) In order to comply with the Interstate Commerce Act, the Energy Policy Act, and regulations promulgated by the FERC to implement those statutes, each Borrower or such Borrower’s Affiliates, as applicable, has on file with the FERC tariffs that govern the interstate transportation of Crude Oil on the Pipeline and Transportation Systems, except any FERC Jurisdictional Requirement that has been ordered or imposed but for which the time period for compliance therewith has not expired, or any FERC Jurisdictional Requirement that has not yet been ordered or imposed. With respect to the services provided by the Pipeline and Transportation Systems that are subject to FERC jurisdiction under the Interstate Commerce Act and are not subject to a valid waiver of applicable regulatory requirements granted by FERC, (i) to the knowledge of the General Partner and each Borrower, the rates on file with the FERC are just and reasonable and (ii) to the knowledge of the General Partner and each Borrower, no provision of the tariff containing such rates is unduly discriminatory or preferential. As of the Effective Date, none of the Borrowers, the Borrowers’ Restricted Subsidiaries, or any other Person that now owns an interest in any of the Pipeline and Transportation Systems has been within the past three (3) years or is the subject of a material complaint, investigation or other proceeding at the FERC regarding their respective rates or practices with respect to the Pipeline and Transportation Systems. No complaint or investigation is currently pending before the FERC, nor to the knowledge of the General Partner, each Borrower and each Restricted Subsidiary is any such complaint or investigation currently contemplated, that could result in, if adversely determined to the position or interest of the Borrowers or their applicable Restricted Subsidiaries, or could reasonably be expected to result in, a Material Adverse Effect.

(b) With respect to those certain intrastate common carrier pipeline operations that are provided by the Pipeline and Transportation Systems, that are situated or conducted in the State of Texas (the “Texas Intrastate Pipelines”) and are subject to regulation by the Railroad Commission of Texas, neither the MLP nor any of its Restricted Subsidiaries nor any other Person that now owns an interest in any of the Pipeline and Transportation Systems has been within the past three (3) years or is the subject of a material complaint, investigation or other proceeding at the Railroad Commission of Texas regarding their respective rates or practices with respect to the Pipeline and Transportation Systems. No complaint or investigation is currently pending before the Railroad Commission of Texas, nor to the knowledge of the General Partner, each Borrower and each Restricted Subsidiary is any such complaint or investigation currently contemplated, that could result in, if adversely determined to the position or interest of the any Borrower or its applicable Restricted Subsidiaries, or could reasonably be expected to result in, a Material Adverse Effect.

(c) With respect to those certain common carrier pipeline services and operations that are provided by the Pipeline and Transportation Systems in the State of Louisiana, each Borrower and each Restricted Subsidiary that owns pipelines and conducts pipeline operations in the State of Louisiana has determined that no tariff filing with any regulatory agency of the State of Louisiana is necessary because all pipeline services within the State of Louisiana are interstate common carrier services that are governed exclusively by the FERC. Except to the extent that any of the following could not reasonably be expected to result in a Material Adverse Effect, no Borrower or Restricted Subsidiary which owns pipelines and conducts pipeline services and operations in the State of Louisiana has been subject to any written challenge, protest or complaint by any party, including any agency of the State of Louisiana, with respect to (i) the jurisdiction of the State of Louisiana or any agency thereof over such pipelines and pipeline services and operations in the State of Louisiana, or (ii) the lack of a tariff filing with any regulatory agency of the State of Louisiana regarding such pipeline services and operations.

(d) With respect to those certain common carrier pipeline services and operations that are provided by the Pipeline and Transportation Systems in the State of Arkansas, no Borrower or Restricted Subsidiary or any other Person that now owns an interest in any of those Pipeline and Transportation Systems has been within the past three (3) years or is the subject of a material complaint, investigation or other proceeding at the Arkansas Public Service Commission regarding their respective rates or practices with respect to the Pipeline and Transportation Systems. No complaint or investigation is currently pending before the Arkansas Public Service Commission, nor to the knowledge of the General Partner, each Borrower and each Restricted Subsidiary is any such complaint or investigation currently contemplated, that could result in, if adversely determined to the position or interest of the Borrowers or their applicable Restricted Subsidiaries, or could reasonably be expected to result in, a Material Adverse Effect.

(e) With respect to those pipeline services and operations that are situated or conducted in any State other than the States of Texas, Louisiana, and Arkansas, except to the extent that any of the following could not reasonably be expected to result in a Material Adverse Effect, (i) (A) each Borrower and each Restricted Subsidiary which owns such pipelines and conducts such pipeline operations has determined that the rates and terms and conditions of shipment thereon are not subject to regulation by any State Pipeline Regulatory Agency, any other administrative agency of such State, and (B) no Borrower or any such Restricted Subsidiary has been subject to any written challenge, protest or complaint by any party, including any agency of such State or FERC, with respect to (1) the jurisdiction of such State or any agency thereof over such pipelines and pipeline services and operations, (2) the jurisdiction of FERC over such pipelines and pipeline services and operations, or (3) with respect to the lack of a tariff filing with any regulatory agency of such State or the FERC regarding such pipeline services and operations, or (ii) the Borrowers and Restricted Subsidiaries which own such pipelines and conduct such pipeline operations have filed with the applicable State Pipeline Regulatory Agency or the FERC tariffs applicable to such services that comply with applicable Legal Requirements and any regulations issued thereunder by the State Pipeline Regulatory Agency or the FERC.

(f) Each Borrower and each Restricted Subsidiary is in compliance with all rules, regulations and orders of the FERC and all State Pipeline Regulatory Agencies applicable to the Pipeline and Transportation Systems, except for any FERC Jurisdictional Requirement that has been ordered or imposed but for which that time period for compliance therein has not expired and except to the extent that any noncompliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(g) Each Borrower and each of its Restricted Subsidiaries, to the extent applicable, is in compliance with all Legal Requirements, including Department of Transportation, Pipeline and Hazardous Materials Safety Administration (“PHMSA”) regulations, applicable to the Pipeline and Transportation Systems, including but not limited to all such regulations pertaining to pipeline safety and integrity, control room management, personnel management and qualification, and annual and specific incident reports, except to the extent that any noncompliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, none of the Contributing Affiliates has been subject to any material enforcement or remedial action by or involving PHMSA within the past three (3) years. No Borrower nor any of its Restricted Subsidiaries, to the extent applicable, has been subject to any material enforcement or remedial action by or involving PHMSA within the past three (3) years, except to the extent that any such enforcement or remedial action, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(h) As of the Effective Date, no Borrower or Restricted Subsidiary is liable for any material refunds or interest thereon as a result of an order from the FERC or any other Governmental Authority with jurisdiction over the Pipeline and Transportation Systems.

(i) Without limiting the generality of Section 5.18 of this Agreement, and except as to tariffs on file at the FERC and at applicable State Pipeline Regulatory Agencies, no material certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required by any Borrower or Restricted Subsidiary from any Governmental Authority to construct, own, operate and maintain the Pipeline and Transportation Systems, or to transport and/or distribute Crude Oil or Refined Products under existing contracts, agreements and tariffs as the Pipeline and Transportation Systems are presently owned, operated and maintained.

(ii) Each Borrower and each Restricted Subsidiary, to the extent applicable, is in compliance with (i) the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., (ii) the Water Pollution Act of 1972, 33 U.S.C. §§1251 et seq., and (iii) regulations issued by the EPA under the New Performance Standards and Natural Emission Standards for Hazardous Air Pollutants programs applicable to the Pipeline and Transportation Systems and the Terminals, except to the extent any noncompliance with the Legal Requirements described in clauses (i), (ii) and (iii) above, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.26 Title to Crude Oil and Refined Products. The Borrowers and Restricted Subsidiaries require that either (i) each shipper whose Crude Oil, Refined Products or other petroleum products are transported through the Pipeline and Transportation Systems warrant that such shipper has title to, or the right to ship, all such Crude Oil, Refined Products or other petroleum products tendered to the Pipeline and Transportation Systems for transportation; or (ii) any Liens with respect to such Crude Oil, Refined Products or other petroleum products are subordinated to the applicable Borrowers’ or such Subsidiary’s right to payment for storage, throughput or other such charges.

Section 5.27 Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and the Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate and correct in all material respects as of the date hereof and as of the date any such update is delivered. Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.

Section 5.28 No Affected Financial Institution. Neither any Borrower nor any Guarantor is an Affected Financial Institution.

Section 5.29 Outbound Investment Rules. Neither any Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither any Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any Borrower were a United States Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 6 COVENANTS.

Each Borrower covenants and agrees that, so long as any Loans or Letters of Credit are available to or in use by any Borrower hereunder (other than Letters of Credit which have been Cash Collateralized) and until all Obligations (other than Hedging Liability and Bank Product Liability and/or contingent indemnification obligations for which no claim has been asserted) are paid in full:

Section 6.1 Information Covenants. The Borrowers will furnish to the Administrative Agent, with sufficient copies for each Lender:

(a) Quarterly Reports. Not later than 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Consolidated Group, the MLP’s consolidated balance sheet as at the end of such fiscal quarter and the related consolidated statements of income or operations, partners’ capital, retained earnings, and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year to date period then ended, each in reasonable detail, prepared by the Borrowers’ Agent in accordance with GAAP, and setting forth comparative figures for the corresponding prior fiscal quarter in the prior fiscal year, all of which shall be certified by the General Partner’s chief financial officer on behalf of the Borrowers’ Agent or by a financial or accounting officer of the General Partner acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of the MLP as of the dates indicated and the results of its operations and changes in its cash flows for the periods indicated, subject to normal year end audit adjustments and the absence of footnotes.

(b) Annual Statements. Not later than 95 days after the close of each fiscal year of the Consolidated Group, a copy of the MLP’s consolidated balance sheet as of the last day of the fiscal year then ended and the MLP’s consolidated statements of income or operations, partners’ capital, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail, and showing in comparative form the figures for the previous fiscal year, accompanied by an opinion of a firm of independent public accountants of recognized national standing, selected by the Borrowers’ Agent and acceptable to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the MLP as of the close of such fiscal year and the results of its operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards, which opinion will be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for any emphasis matter paragraph and except for qualifications for a change in accounting principles with which such accountants concur and which shall have been disclosed in the notes to the financial statements or other than as a result of, or with respect to, (i) an upcoming maturity date with respect to any Indebtedness, (ii) any actual or potential inability to satisfy any financial maintenance covenant in any document governing any Indebtedness on a future date or in a future period or (iii) the activities, operations, performance, assets or liability of any Unrestricted Subsidiary).

(c) Officer’s Certificates. Within five (5) days after delivery of the financial statements required by Section 6.1(a) and 6.1(b), a certificate of the chief financial officer of the General Partner on behalf of the Borrowers’ Agent or other financial or accounting officer of the Borrowers’ Agent acceptable to Administrative Agent in the form of Exhibit E (i) stating no Default or Event of Default has occurred during the period covered by such statements of, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrowers are taking with respect to such Default or Event of Default and (ii) showing the Borrowers’ compliance with the covenants set forth in 6.20.

(d) Material Projects. Not less than 15 days (or such shorter period as is acceptable to the Administrative Agent in its reasonable discretion) prior to a Material Project Designation Date, and thereafter (until that date that is 12 months after the Commercial Operation Date for such Material Project) not less than 15 days (or such shorter period as is acceptable to the Administrative Agent in its reasonable discretion) prior to each required date of delivery of any compliance certificate pursuant to Section 6.1(c), the Borrowers shall deliver to the Administrative Agent a certificate setting forth a summary of such Material Project and the calculation for the proposed investment in such Material Project and the calculation of projected revenues therefrom, prepared by the Borrowers’ Agent and certified by the General Partner’s chief financial officer on behalf of the Borrowers’ Agent or by a financial or accounting officer of the General Partner acceptable to the Administrative Agent, which calculations must be acceptable to the Administrative Agent in its reasonable discretion, along with such other information and documentation with respect to such Material Project as is reasonably requested by the Administrative Agent (including financial modeling and other due diligence information, feasibility studies, engineering assessments, updated status reports for any Material Project currently under construction and covering original anticipated and current projected costs therefor, Capital Expenditures (completed and remaining), the anticipated Commercial Operation Date, which may not be modified without the prior written consent of the Administrative Agent (the “Scheduled Commercial Operation Date”), projected and/or existing revenues (including any applicable tariff-based revenues), customers (including information with respect to the creditworthiness thereof) and contracts), all in form and substance reasonably satisfactory to the Administrative Agent; if the Borrowers propose to make a Material Project EBITDA Adjustment with respect to a Material Project, then, after the Material Project Designation Date for such Material Project and not less than 15 days (or such shorter period as is acceptable to the Administrative Agent in its reasonable discretion) prior to each required date of delivery of any compliance certificate pursuant to Section 6.1(c), the Borrowers shall provide, in addition to the other deliveries required by this Section 6.1(d), the calculation for the proposed adjustment to be added to EBITDA, supporting information regarding pro forma projected amounts related thereto and any assumptions relating thereto, all in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary herein, the Borrowers and their Restricted Subsidiaries shall not be required to deliver feasibility studies, engineering assessments, updated status reports or information concerning Capital Expenditures or pre-delivery of any Material Project EBITDA Adjustment for any Material Project that is not a Capital Project.

(e) Permian Expansion. Not less than 15 days (or such shorter period as is acceptable to the Administrative Agent in its reasonable discretion) prior to the Borrowers’ Agent’s designation of the Permian Expansion to the Administrative Agent and thereafter (until that date that is 12 months after the Permian Expansion Operation Date) not less than 15 days (or such shorter period as is acceptable to the Administrative Agent in its reasonable discretion) prior to each required date of delivery of any compliance certificate pursuant to Section 6.1(c), the Borrowers shall deliver to the Administrative Agent a certificate setting forth a summary of the Permian Expansion and the calculation for the proposed investment in the Permian Expansion and the calculation of projected revenues and distributions to be received from the Permian Joint Venture as a result of the Permian Expansion, prepared by the Borrowers’ Agent and certified by the General Partner’s chief financial officer on behalf of the Borrowers’ Agent or by a financial or accounting officer of the General Partner acceptable to the Administrative Agent, which calculations must be acceptable to the Administrative Agent in its reasonable discretion, along with such other information and documentation with respect to the Permian Expansion as is reasonably requested by the Administrative Agent (including financial modeling and other due diligence information, feasibility studies, engineering assessments, updated status reports (which reports will cover original anticipated and current projected costs), Capital Expenditures (completed and remaining), the anticipated Permian Expansion Operation Date, which may not be modified without the prior written consent of the Administrative Agent (the “Scheduled Permian Expansion Operation Date”), projected and/or existing revenues (including any applicable tariff-based revenues), customers (including information with respect to the creditworthiness thereof) and contracts), all in form and substance reasonably satisfactory to the Administrative Agent; if the Borrowers propose to add a Permian Expansion Adjustment to EBITDA, then, after the Borrowers’ Agent’s designation of the Permian Expansion to the Administrative Agent and not less than 15 days (or such shorter period as is acceptable to the Administrative Agent in its reasonable discretion) prior to each required date of delivery of any compliance certificate pursuant to Section 6.1(c), the Borrowers shall provide, in addition to the other deliveries required by this Section 6.1(e), the calculation for the proposed Permian Expansion Adjustment Amount to be added to EBITDA, supporting information regarding pro forma projected amounts related thereto and any assumptions relating thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

(f) Budgets. As soon as available, but in any event no later than 90 days after the first day of each fiscal year of the MLP, a budget in form satisfactory to the Administrative Agent (including, without limitation, budgeted consolidated statements of income, and sources and uses of cash and balance sheets for the MLP) of the MLP in reasonable detail satisfactory to the Administrative Agent for each fiscal quarter of such fiscal year and with the principal assumptions upon which such budget is based.

(g) Notice of Default or Litigation, Labor Matters, Collateral Losses and Contracts. Promptly, and in any event within seven Business Days after any officer of any Borrower or the General Partner obtains knowledge thereof, (i) notice of the occurrence of any event which constitutes a Default or an Event of Default or any other event which would reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrowers propose to take with respect thereto, (ii) notice of the commencement of, or written threat of, or any significant adverse development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrowers or any of their Restricted Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (iii) any material notice, summons, citation, proceeding or order received from the FERC or any other Governmental Authority concerning the regulation of any material portion of the Pipeline and Transportation Systems (other than any notice or order that is applicable to all Persons engaged in the same business as the Borrowers or their Restricted Subsidiaries), (iv) notice of any labor dispute to which any Borrower or any of their Restricted Subsidiaries may become a party and which may have a Material Adverse Effect, (v) notice of any strikes, walkouts, or lockouts relating to any Borrower’s or any of their Restricted Subsidiaries’ plants or other facilities that could reasonably be expected to have a Material Adverse Effect, and (vi) any Events of Loss where the aggregate damage to the Collateral and/or lost contribution margins of the MLP and its Restricted Subsidiaries (after taking into account any insurance proceeds available for such lost contribution margins) could reasonably be expected to exceed $30,000,000.

(h) Management Letters. Promptly after any Borrower’s receipt thereof, a copy of each report or any “management letter” submitted to such Borrower or any of its Restricted Subsidiaries by its certified public accountants and the management’s responses thereto.

(i) Reserved.

(j) Environmental Matters. Within five (5) Business Days after any officer of any Borrower obtains knowledge thereof, written notice of one or more of the following environmental matters which individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) an Environmental Claim against any Borrower or any of its Restricted Subsidiaries or any real property owned or operated by any Borrower or any of its Restricted Subsidiaries; (ii) any Release or threat of Release of Hazardous Materials on or arising from any real property owned or operated by any Borrower or any of its Restricted Subsidiaries that (A) results in noncompliance by such Borrower or any of its Restricted Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to result in an Environmental Claim against such Borrower or any of its Restricted Subsidiaries or any such real property; and (iii) any removal or remedial actions to be taken in response to the actual or alleged violation of Environmental Law or presence of any Hazardous Material on any real property owned or operated by any Borrower or any of its Restricted Subsidiaries as required by any Environmental Law or any Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Borrower’s or such Restricted Subsidiary’s response thereto.

(k) Permitted Joint Venture Quarterly Reports. Not later than 75 days after the end of each of the first three fiscal quarters of each fiscal year of the Consolidated Group (or such later date as agreed by the Administrative Agent in its reasonable discretion), for each Permitted Joint Venture, the consolidated balance sheet of such Permitted Joint Venture (or a wholly-owned subsidiary thereof) as at the end of such fiscal quarter and the related consolidated statements of income or operations, partners’ capital or other equity, retained earnings, and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year to date period then ended, each in reasonable detail, prepared in accordance with GAAP, and to the extent available, setting forth comparative figures for the corresponding prior fiscal quarter in the prior fiscal year, all of which shall be certified by the General Partner’s chief financial officer on behalf of the Borrowers’ Agent or by a financial or accounting officer of the General Partner acceptable to the Administrative Agent that, to the best of such officer’s knowledge, they fairly present in all material respects in accordance with GAAP the consolidated financial condition of such Permitted Joint Venture as of the dates indicated and the results of its operations and changes in its cash flows for the periods indicated, subject to normal year end audit adjustments and the absence of footnotes.

(l) Permitted Joint Venture Annual Statements. Not later than 95 days (or with respect to the Permian Joint Venture, 210 days) after the close of each fiscal year of the Consolidated Group (or such later date as agreed by the Administrative Agent in its reasonable discretion), a copy of each Permitted Joint Venture’s consolidated balance sheet as of the last day of the fiscal year then ended and such Permitted Joint Venture’s (or a wholly-owned subsidiary thereof) consolidated statements of income or operations, partners’ capital or other equity, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail, and to the extent available, showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of such Permitted Joint Venture as of the close of such fiscal year and the results of its operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(m) Notice of Permitted Joint Venture or Conversion of Permitted Joint Venture. Not later than 15 days (or such shorter period as is acceptable to the Administrative Agent in its reasonable discretion) prior to an initial investment in a Permitted Joint Venture by any Borrower or any of its Restricted Subsidiaries, written notice of such Permitted Joint Venture and such investment therein (at which time Schedule 5.10 shall be deemed to include a reference to such Permitted Joint Venture); provided that, at the time of such notice or after giving effect thereto, no Default or Event of Default shall exist; provided further that, the Borrowers may at any time provide written notice to the Administrative Agent that they are designating a Permitted Joint Venture (which otherwise qualifies as a Subsidiary) to be a Subsidiary hereunder and, upon the Administrative Agent’s receipt of such notice and at all times thereafter, such Person shall cease to be a Permitted Joint Venture and shall be a Subsidiary subject to the terms hereof, including Section 4, and the other Loan Documents.

Documents required to be delivered pursuant to Section 6.01(a), (b), (h), (j), (k) or (l) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto, on the website of the Borrowers’ Agent on the Internet at the website address set forth in Section 10.8(b); or (ii) on which such documents are posted on such Borrower’s behalf on the Platform. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers, as applicable, with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.2 Inspections; Field Examinations. Each Borrower will, and will cause each Restricted Subsidiary to, permit (a) officers, representatives and agents of the Administrative Agent to visit and inspect any Property of such Borrower or such Restricted Subsidiary, and to examine the books of account of such Borrower or such Subsidiary and (b) officers, representatives and agents of the Administrative Agent or any Lender to discuss the affairs, finances and accounts of such Borrower or such Restricted Subsidiary with its and their officers and independent accountants, all at such reasonable times as the Administrative Agent or any Lender (with respect to Section 6.2(b) only) may request; provided that, prior written notice of any such visit, inspection, examination or request for discussion shall be provided to such Borrower and such visit, inspection, examination or request for discussion shall be performed at reasonable times to be agreed to by such Borrower, which agreement will not be unreasonably withheld. Each Borrower shall pay to the Administrative Agent for its own use and benefit reasonable charges for examinations of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral examinations); provided, however, that in the absence of any Default and Event of Default, the Administrative Agent may not conduct more than one such examination per calendar year and the Borrowers shall not be required to pay the Administrative Agent for more than one such examination per calendar year.

Section 6.3 Maintenance of Property and Insurance, Environmental Matters, etc.

(a) Each Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep (or cause to be kept) its material property, plant and equipment in good repair, working order and condition, normal wear and tear, casualty and condemnation excepted, and shall from time to time make (or cause to be made) all necessary repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such material property, plant and equipment are reasonably preserved and maintained (or in process thereof) and (ii) maintain (or cause to be maintained) in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Administrative Agent upon request full information as to the insurance so carried. In any event, each Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain (or cause to be maintained) insurance on the Collateral to the extent required by the Collateral Documents. Without limiting the foregoing, each Borrower will maintain (or cause to be maintained) during the term of this Agreement, at no cost to the Administrative Agent or the Lenders, property/business interruption insurance coverage and other insurance coverage that is reasonable and customary for pipeline logistics operators but in no event shall such property/business interruption insurance coverage be less than $150,000,000 per occurrence; provided, however, that, notwithstanding the foregoing, the insurance maintained (or caused to be maintained) by the Borrowers shall at all times be in coverage amounts reasonably satisfactory to the Administrative Agent. The Borrowers shall require the insurer to add and maintain the Administrative Agent as an additional insured or lender or loss payee, as applicable, on any such policies. Notwithstanding anything to the contrary herein, the Borrowers and their Restricted Subsidiaries may obtain through a Captive Insurance Subsidiary all or any insurance required under this Section 6.3(a) or under the Collateral Documents to the extent (x) such insurance obtained through a Captive Insurance Subsidiary is reinsured by one or more responsible and reputable insurance companies, associations, or associates, or the federal government, (y) any reinsurance agreements between such Captive Insurance Subsidiary and such reinsurance companies, associations, or associates described in the foregoing clause (x) shall provide for direct access to such reinsurers through a direct access cut-through endorsement for all named insureds, loss payees and mortgagees, and (z) such arrangements are otherwise acceptable to the Administrative Agent in its reasonable discretion.

(b) Without limiting Section 6.03(a), each Borrower and its Restricted Subsidiaries shall (i) maintain or cause the maintenance of the interests and rights which are necessary to maintain the Pipeline and Transportation Systems and the Terminals, which individually or in the aggregate, could, if not maintained, reasonably be expected to have a Material Adverse Effect; (ii) subject to Permitted Liens, maintain the Pipeline and Transportation Systems within the confines of the Pipeline Rights without encroachment upon any adjoining property and maintain the Terminals within the legal boundaries of the same and without encroachment upon any adjoining property, except where the failure of the Pipeline and Transportation Systems and Terminals to be so maintained, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iii) maintain such rights of ingress and egress necessary to permit each Borrower and its Restricted Subsidiaries to inspect, operate, repair, and maintain the Pipeline and Transportation Systems and the Terminals to the extent that failure to maintain such rights, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and provided that any Borrower or any of its Restricted Subsidiaries may hire third parties to perform these functions; and (iv) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (i), (ii), and (iii) of this Section 6.3(b) in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could result in a termination or loss thereof, except any such failure to maintain or pay or any such default that could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Effect.

(c) Without limiting Section 6.3(a), each Borrower and its Restricted Subsidiaries: (i) shall comply with, and maintain (or cause to be maintained) all real property owned and operated by each such Borrower or its Restricted Subsidiaries in compliance with, any applicable Environmental Laws and Environmental Permits, except to the extent that noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) shall pursue or apply for, and once obtained, maintain in full force and effect all Environmental Permits required for its operations at or on its properties by any applicable Environmental Laws, except where failure to so pursue, apply for or maintain could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Effect; (iii) reasonably promptly shall cure any violation of applicable Environmental Laws or Environmental Permits with respect to any of its properties which violations, if not so cured, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect; and (iv) shall not, and shall not permit any other Person to, own or operate on any of its properties any landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law, unless such ownership or operation is ancillary to the Business and in compliance with all Environmental Laws, except any non-compliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. With respect to any Release of Hazardous Materials, the Borrowers and their Restricted Subsidiaries shall, in all material respects, conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials present or Released at or on any of its properties as required by any applicable Environmental Law or Environmental Permits, except where any such failure to do so could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Effect.

(d) In the event that the FERC orders or imposes any FERC Jurisdictional Requirement against any Borrower or any Restricted Subsidiary, such Borrower or such Restricted Subsidiary shall take all commercially reasonable efforts to promptly comply in all respects with all terms of such FERC Jurisdictional Requirement within the time period required thereby.

Section 6.4 Preservation of Existence. Each Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, exclusive licenses, issued Patents, registered Trademarks, and registered Copyrights; provided, however, that nothing in this Section 6.4 shall prevent, to the extent permitted by Section 6.13, sales of assets by any Borrower or any of its Restricted Subsidiaries, the dissolution or liquidation of any Restricted Subsidiary of any Borrower, or the merger or consolidation between or among the Restricted Subsidiaries of any Borrower.

Section 6.5 Compliance with Laws. Each Borrower shall, and shall cause each Restricted Subsidiary to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders of any Governmental Authority applicable to such Borrower’s or any of its Restricted Subsidiaries’ Property or business operations of any Governmental Authority, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.6 ERISA. Each Borrower shall, if it would reasonably be expected to have a Material Adverse Effect, promptly notify the Administrative Agent and each Lender of: (i) the occurrence of any “reportable event” (as defined in Section 4043(c) of ERISA and the regulations thereunder) with respect to a Pension Plan (other than an event with respect to which notice is waived pursuant to the applicable regulations), (ii) receipt of any notice from the PBGC of its intention to seek termination of any Pension Plan or appointment of a trustee therefor, (iii) its intention to terminate any Pension Plan in a non-standard termination under Section 4041(c) of ERISA or to withdraw from any Multiemployer Plan.

Section 6.7 Payment of Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, each Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge, all Taxes imposed upon it before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith by proper proceedings and for which adequate reserves have been established in accordance with GAAP.

Section 6.8 Contracts with Affiliates. Borrower shall, and shall cause each Restricted Subsidiary to, consummate any contract, agreement or business arrangement with any of its Affiliates (other than direct or indirect Wholly-owned Subsidiaries) to be on terms and conditions which, when taken as a whole, are not materially less favorable to such Borrower or such Restricted Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not an Affiliate of a Borrower or Restricted Subsidiary; provided that the foregoing restriction shall not (a) apply to transactions between or among the any Borrower and its Restricted Subsidiaries, between or among the Borrowers, or between or among the Restricted Subsidiaries, (b) apply to transactions pursuant to the Material Agreements as in effect on the Effective Date or, if applicable, to the extent modified as permitted under this Agreement, (c) apply to contracts, agreements, and business arrangements that (i) are approved by the conflicts committee of the board of directors (or similar governing body) of the General Partner, (ii) are approved by the majority of directors on such committee that are not Related Parties of Holdings (except in their capacities as such directors for the General Partner), (iii) are entered into pursuant to the reasonable business judgment of such Borrower or such Restricted Subsidiary party thereto, and (iv) are not entered into during the continuance of a Default or an Event of Default and no Default or Event of Default would be caused thereby, (d) prohibit each Borrower and each Restricted Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (e) apply to transactions involving aggregate payments or consideration less than $10,000,000 and (f) apply to transactions involving customary credit support, capital contribution requirements and/or indemnities in respect of tax credit monetization transactions (including monetization of “45Q” or other similar tax credits via tax equity partnership flip transactions, tax credit transfers, preferred equity monetizations or otherwise).

Section 6.9 Restrictions or Changes; Organization Documents. No Borrower shall, nor shall it permit any Restricted Subsidiary to, change its fiscal year or fiscal quarters from its present basis. No Borrower shall amend, change or otherwise modify its Organization Documents in a manner materially adverse to the interests of the Lenders.

Section 6.10 Change in the Nature of Business.No Borrower shall, nor shall it permit any Restricted Subsidiary or Permitted Joint Venture to, engage in any business or activity other than the Business.

Section 6.11 Indebtedness. No Borrower shall, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except;

(a) the Obligations, Hedging Liability, and Bank Product Liability of the Borrowers and their Restricted Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b) Indebtedness owed pursuant to Hedge Agreements entered into for the bona fide purpose of hedging the Loan Parties’ operations or business and not for speculative purposes with Persons other than Lenders (or their Affiliates);

(c) intercompany Indebtedness among the Borrowers, or between or among any Borrower or Borrowers and any Restricted Subsidiary or Restricted Subsidiaries to the extent permitted by Section 6.14;

(d) Purchase Money Indebtedness, Capitalized Lease Obligations and Sale Leaseback Transactions of the Borrowers and their Restricted Subsidiaries in an amount not to exceed the greater or (i) $200,000,000 and (ii) 40% of EBITDA for the most recently ended Test Period (measured at the time of incurrence) in the aggregate at any time outstanding;

(e) endorsement of instruments or other payment items for deposit or collection of commercial paper received in the ordinary course of business;

(f) Indebtedness consisting of (i) guarantees or payment obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; and (ii) guarantees or payment obligations arising with respect to customary indemnification obligations to purchasers in connection with permitted dispositions;

(g) indemnification, adjustment of purchase price, earnout or similar obligations that are not past due for more than ten (10) Business Days, in each case, unsecured and incurred or assumed in connection with any Acquisition or sale or disposition otherwise permitted hereunder;

(h) Acquired Indebtedness, which Acquired Indebtedness, (i) to the extent secured by a Lien, such Lien does not extend to any assets other than those acquired pursuant to such Permitted Acquisition and shall secure only those obligations which it secures on the date of such Permitted Acquisition, and (ii) in an aggregate amount not to exceed the greater of (i) $75,000,000 and (ii) 15% of EBITDA for the most recently ended Test Period (as determined at the time of incurrence) at any time outstanding;

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance or the broker therefore or any company providing financing with respect to the premiums for such insurance to or for the benefit of any Borrower or any Restricted Subsidiary, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, unpaid insurance premiums for the one year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(j) unsecured Indebtedness incurred in respect of overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(k) Contingent Obligations of a Borrower or a Subsidiary in respect of (i) Indebtedness otherwise permitted hereunder and (ii) Indebtedness of a Controlled Joint Venture to the extent permitted by Section 6.14;

(l) to the extent constituting Indebtedness, investments permitted under Section 6.14;

(m) Indebtedness of any Borrower or any Restricted Subsidiary not otherwise permitted by this Section in an aggregate principal amount not to exceed the greater of (i) $150,000,000 and (ii) 30% of EBITDA for the most recently ended Test Period (as determined at the time of incurrence) at any one time outstanding;

(n) Permitted Note Indebtedness;

(o) unsecured Subordinated Debt; provided that (i) the applicable maturity date of such unsecured Indebtedness or Subordinated Debt is no earlier than 91 days after the Revolving Credit Termination Date, (ii) the Borrower shall be in compliance with Financial Covenants set forth in Section 6.20 on a pro forma basis (as determined at the time of incurrence) and (iii) no Event of Default shall exist immediately prior or after giving effect thereto;

(p) Indebtedness existing on the Effective Date and set forth on Schedule 6.11, and any extensions, renewals and replacements thereof;

(q) without duplication of any amounts permitted to be incurred pursuant so Section 6.11(g), unsecured Indebtedness owing to sellers of assets or equity interests to a Borrower or any Guarantor that is incurred by such Borrower or Guarantor in connection with the consummation of one or more Permitted Acquisitions so long as the aggregate principal amount of all such unsecured Indebtedness does not exceed the greater of (i) $75,000,000 and (ii) 15% of EBITDA for the most recently ended Test Period (measured at the time of incurrence);

(r) Indebtedness of any Borrower or any Restricted Subsidiary; provided that (i) after giving pro forma effect to the incurrence thereof, the Total Leverage Ratio shall not exceed 4.50 to 1.00 calculated on a pro forma basis as of the most recently ended Test Period and (ii) no Specified Event of Default shall have occurred and be continuing; and

(s) to the extent constituting Indebtedness, customary credit support, capital contribution requirements and/or indemnities in respect of tax credit monetization transactions (including monetization of “45Q” or other similar tax credits via tax equity partnership flip transactions, tax credit transfers, preferred equity monetizations or otherwise).

Section 6.12 Liens. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a) Liens for the payment of Taxes which are not yet delinquent or the payment of which is not required by Section 6.7 or that or that or that are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP;

(b) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with bids, tenders, contracts or leases to which any Borrower or any Restricted Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided, in each case, that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP;

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ (including common carriers’) bailee’s or other similar Liens arising in the ordinary course of business with respect to obligations which are not past due for more than sixty (60) days or, if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP;

(d) Liens created by or pursuant to this Agreement and the Collateral Documents;

(e) Liens on Property of any Borrower or any Restricted Subsidiary created solely for the purpose of securing indebtedness permitted by Section 6.11(d); provided that, (i) no such Lien shall extend to or cover other Property of such Borrower or such Restricted Subsidiary other than the respective Property so acquired (other than improvements thereon, related contracts, intangibles and other assets that are included thereto or arise therefrom, and the products and proceeds thereof) or insurance for such Property, contracts specifically related to such Property, and the proceeds of the foregoing, and (ii) the principal amount of indebtedness for borrowed money secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(f) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions and Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(g) Liens comprised of defects, irregularities, and deficiencies in title to, and easements, rights-of-way, restrictions, including zoning restrictions and other similar restrictions, charges or encumbrances, encroachments, defects and irregularities in the physical placement and location of pipelines within the areas covered by the easements, leases, licenses and other rights in real property in favor of, or granted by, any Borrower or any Guarantor which in the aggregate do not materially adversely interfere with the ordinary conduct of business by the Borrower and the Guarantors taken as a whole, as applicable;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(g);

(i) Liens to secure the performance of bids, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(j) Liens set forth on Schedule 6.12, and any extensions, renewals and replacements thereof, so long as there is no increase in the obligations secured thereby (other than amounts incurred to pay costs of renewal and replacement) and no additional property (other than accessions, improvements and replacements in respect of such property) is subject to such Lien;

(k) Liens appearing as exceptions listed on Schedule B to the Title Policies;

(l) Liens on Designated Excluded Assets;

(m) Liens on cash or Cash Equivalents securing obligations under any Hedge Agreement (including accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, or any other parties or issuers of surety bonds and proceeds thereof) maintained by any Borrower or any Restricted Subsidiary and incurred for the bona fide purpose of hedging the Loan Parties’ operations and not for speculative purposes or to secure obligations of letters of credit permitted hereunder;

(n) Liens not otherwise permitted by this Section 6.12 so long as the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject to such Liens does not exceed (as to the Borrowers and all their Restricted Subsidiaries) not to exceed the greater of (i) $150,000,000 and (ii) 30% of EBITDA for the most recently ended Test Period (as determined at the time of incurrence) at any one time;

(o) Liens on Property of any Borrower or any Restricted Subsidiary securing indebtedness permitted by Section 6.11(h);

(p) Liens on amounts deposited to secure the Borrowers’ and their Restricted Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, letters of credit (or reimbursement obligations in respect thereof) or other similar obligations arising in the ordinary course of business;

(q) Liens on any cash earnest money deposits made by a Loan Party or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to an acquisition or investment;

(r) Liens on escrow accounts and the contents thereof; and

(s) Liens on insurance policies and the proceeds thereof securing the financing of the related premiums.

Section 6.13 Consolidation, Merger, and Sale of Assets. No Borrower shall, nor will it permit any of its Restricted Subsidiaries to, divide, wind up, liquidate or dissolve its affairs or consummate any merger or consolidation with or into any other Person, or convey, sell, lease or otherwise dispose of all or any part of its Property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent any sale, transfer, lease, or other disposition the aggregate proceeds of which received by the Borrowers and their Restricted Subsidiaries not more 3% of EBITDA for the most recently ended Test Period (measured at the time of such sale, transfer, lease, or other disposition), or:

(a) the sale and lease of inventory in the ordinary course of business;

(b) the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of any Borrower or its Restricted Subsidiaries, has become uneconomic, obsolete or worn out;

(c) the sale, transfer, lease, or other disposition of Property of (i) any Borrower and its Restricted Subsidiaries to the Borrower or any Restricted Subsidiary that is a Loan Party or (ii) any Restricted Subsidiary that is not a Loan Party to any other Restricted Subsidiary that is not a Loan Party;

(d) the merger (or liquidation or dissolution) of any Restricted Subsidiary with and into any Borrower or any other Restricted Subsidiary, provided that, in the case of any merger (or liquidation or dissolution) involving any Borrower, such Borrower is the legal entity surviving the merger (or liquidation or dissolution); provided further that, in the case of any merger (or liquidation or dissolution) involving the MLP, the MLP is the legal entity surviving the merger (or liquidation or dissolution); provided further that, in the case of any merger (or liquidation or dissolution) involving any Restricted Subsidiary that is a Loan Party and a Restricted Subsidiary that is not a Loan Party, such Restricted Subsidiary that is a Loan Party is the legal entity surviving the merger (or liquidation or dissolution);

(e) the disposition or sale of Cash Equivalents;

(f) the sale, transfer, lease, or other disposition of Property of any Borrower or any Restricted Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) with proceeds aggregating for the Borrowers and their Restricted Subsidiaries not more than the greater of (i) $50,000,000 and (ii) 10% of EBITDA for the most recently ended Test Period (as determined at the time of such sale, transfer, lease, or other disposition) during any fiscal year of the Borrowers; provided that in the event that (i) no Specified Event of Default has occurred and is continuing and (ii) at least 75% of the consideration received by the Borrower or such Restricted Subsidiary shall be in the form of cash or Cash Equivalents, the limits on aggregate proceeds received by the Borrowers and their Restricted Subsidiaries shall be not more than the greater of (i) $75,000,000 and (ii) 15% of EBITDA for the most recently ended Test Period (as determined at the time of such sale, transfer, lease, or other disposition) during any fiscal year of the Borrowers;

(g) the making of Restricted Payments permitted by Section 6.15;

(h) ordinary course dispositions of (i) overdue accounts receivable in connection with the compromise or collection thereof (and not in connection with any financing transaction), and (ii) leases, subleases, rights of way, easements, licenses, and sublicenses that, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business then conducted by any Borrower or any Restricted Subsidiary, as applicable, and do not materially detract from the value or use of the Property which they affect;

(i) dispositions by the Borrowers and their Restricted Subsidiaries not otherwise permitted under this Section 6.13, subject to the following conditions:

(A) that no Specified Event of Default exists at the time of such Disposition or would result from such Disposition;

(B) that the aggregate book value of all property disposed of in reliance of this clause (i) in any fiscal year of the Borrowers shall not exceed $45,000,000; and

(C) that at least 75% of the purchase price for such asset shall be paid to such Borrower or such Subsidiary in cash and Cash Equivalents;

(j) so long as no Event of Default has occurred and is continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 6.13(i);

(k) the sale, assignment, disposition, transfer, sublicensing or cross-licensing of any Intellectual Property in the ordinary course of business or not materially interfering with the business of any Borrower or Restricted Subsidiary;

(l) the lapse, abandonment, failure to maintain or renew, dedication to the public domain or cancellation of Intellectual Property of the Borrowers or any of their Restricted Subsidiaries to the extent that the continued registration or existence thereof is not desirable in the conduct of its business or such lapse, abandonment, failure to maintain or renew, dedication to the public domain or cancellation is not materially adverse to the business of the Borrowers and the Restricted Subsidiaries taken as a whole;

(m) the sale or issuance of Ownership Interests of any Borrower that does not result in a Change of Control hereunder;

(n) Permitted Liens;

(o) any investment permitted under Section 6.14, to the extent any such investment is deemed to be a disposition;

(p) any involuntary Event of Loss;

(q) the disposition or sale of Ownership Interests of Permitted Joint Ventures;

(r) so long as no Event of Default has occurred and is continuing, the disposition or sale of approximately 98 acres located at 1000 Emma Drive, Mountain View, Arkansas;

(s) the leasing of real property and personal property in the ordinary course of business;

(t) mergers involving a Subsidiary in connection with a Permitted Acquisition or other investment permitted under Section 6.14; provided that if a Loan Party is involved, such Loan Party shall be the surviving Person; and

(u) to the extent constituting a disposition, customary credit support, capital contribution requirements and/or indemnities in respect of tax credit monetization transactions (including monetization of “45Q” or other similar tax credits via tax equity partnership flip transactions, tax credit transfers, preferred equity monetizations or otherwise).

Section 6.14 Investments. No Borrower shall, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, make Investments, except that this Section shall not prevent:

(a) receivables created in the ordinary course of business;

(b) Investments in assets that are Cash Equivalents as of the time of the initial making of such Investment;

(c) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, including the receipt of security for such obligations;

(d) Investments made by (i) any Borrower or any of its Restricted Subsidiaries that is a Loan Party in any direct or indirect Wholly-owned Subsidiaries that are Loan Parties or any other Borrower and (ii) any Restricted Subsidiary that is not a Loan Party in any direct or indirect Wholly-owned Subsidiaries that are not Loan Parties;

(e) intercompany advances made from time to time from any Borrower to any one or more direct or indirect Wholly-owned Restricted Subsidiaries that is a Loan Party in the ordinary course of business;

(f) Permitted Acquisitions;

(g) Hedge Agreements entered into for the bona fide purpose of hedging the Loan Parties’ operations and not for speculative purposes;

(h) the making of any payments Permitted by Section 6.15 hereof;

(i) Investments consisting of negotiable instruments held for collection in the ordinary course of business;

(j) advances to officers, directors and employees of any Borrower and its Restricted Subsidiaries in an aggregate amount of all Borrowers not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(k) to the extent constituting an Investment, deposits of cash or Cash Equivalents made in the ordinary course of business to secure performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, letters of credit (or reimbursement obligations in respect thereof) or other similar obligations arising in the ordinary course of business;

(l) Investments set forth on Schedule 6.14;

(m) the Guaranties;

(n) Contingent Obligations permitted by Section 6.11 hereof;

(o) Investments consisting of debt securities as partial consideration for the disposition of assets to the extent permitted by Section 6.13(i);

(p) Acquired Investments; provided that the Loan Parties shall be in compliance with Section 6.13 after giving effect to such Acquired Investments;

(q) the Borrowers and their Restricted Subsidiaries making expenditures for Material Projects, including through investments (or loans in lieu of investments) in Permitted Joint Ventures; provided that, the following conditions are satisfied at the time of each such expenditure or investment and after giving effect thereto:

(i) the Borrowers have complied with Section 6.1(d);

(ii) such Material Project is only for, or is being established only for, the Business that is permitted pursuant to Section 6.10 and has, or will have, its primary location in the United States of America;

(iii) [reserved]; and

(iv) no Event of Default shall exist;

(r) other Investments not otherwise permitted under this Section 6.14 and not including Investments in the Person or the assets that are the subject of the Permian Acquisition; provided that, the following conditions are satisfied at the time of each such investment and after giving effect thereto:

(i) the Borrowers shall have Unused Revolving Commitments (after giving effect to any increase in the Revolving Credit Commitments made pursuant to Section 2.2(b)) of not less than $30,000,000;

(ii) no Event of Default shall exist; and

(iii) the Borrowers shall be in compliance (after giving pro forma effect to the making of such investments) with the covenants contained Section 6.20, and the Borrowers shall have delivered the Administrative Agent an executed compliance certificate in the form of Exhibit E evidencing such compliance with Section 6.20;

(s) (A) the Permian Acquisition and (B) other investments in the Permian Joint Venture, including for the purpose of the Permian Expansion; provided that, the following conditions are satisfied at the time of each such investment under this clause (s)(B) and after giving effect thereto:

(i) the Borrowers shall have Unused Commitments (after giving effect to any increase in the Revolving Credit Commitments made pursuant to Section 2.2(b)) of not less than $30,000,000;

(ii) no Event of Default shall exist; and

(iii) the Borrowers shall be in compliance (after giving pro forma effect to the making of such investments) with the covenants contained Section 6.20;

(t) Investments acquired as a capital contribution to, or in exchange for, or out of the Net Cash Proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of, Ownership Interests (other than Disqualified Equity Interests) of the Borrower; provided, that any such Investment must be made within 270 days following the issuance of such Ownership Interests;

(u) Investments in Unrestricted Subsidiaries not to exceed the greater of (i) $75,000,000 and (ii) 15% of EBITDA for the most recently ended Test Period (as determined at the time of such Investment) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(v) Investments not to exceed the greater of (i) $50,000,000 and (ii) 10% of EBITDA for the most recently ended Test Period (as determined at the time of such Investment);

(w) Investments in Excluded Subsidiaries not to exceed the greater of (i) $75,000,000 and (ii) 15% of EBITDA for the most recently ended Test Period (measured at the time of such investment), so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(x) Investments consisting of any purchase or other acquisition of rights of way, gathering systems, equipment and other assets or property used or useful in the Business;

(y) Investments so long as (i) the Total Net Leverage Ratio determined on a pro forma basis at the time the Investment was made is no greater than 4.25 to 1.00 and (ii) no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(z) to the extent constituting Investments, customary credit support, capital contribution requirements and/or indemnities in respect of tax credit monetization transactions (including monetization of “45Q” or other similar tax credits via tax equity partnership flip transactions, tax credit transfers, preferred equity monetizations or otherwise); and

(aa) to the extent constituting investments, licenses or sublicenses granted in the ordinary course of business to any person to use Intellectual Property owned by any Borrower or Guarantor or not materially interfering with the business of any Borrower or Guarantor.

For purposes of compliance with this Section 6.14, the amount of any investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all returns on such investment up to the original amount of such investment.

Section 6.15 Restricted Payments. (a) No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, (i) declare or pay any dividends on or make any other distributions in respect of any class or series of its equity interests, or (ii) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its equity interests or any warrants, options, or similar instruments to acquire the same (each a “Restricted Payment”); provided, however, that the foregoing shall not operate to prevent:

(i) the making of dividends or distributions by any direct or indirect (i) Wholly-owned Subsidiary of any Borrower to its parent entity or (ii) non-Wholly-owned Subsidiary of any Borrower to its parent entity ratable with respect to their Ownership Interests or on a basis more favorable to the MLP and its Restricted Subsidiaries;

(ii) each Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in common or subordinated Ownership Interests of such Person and any Borrower may issue common Ownership Interests upon the conversion of subordinated Ownership Interests;

(iii) each Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire its Ownership Interests in exchange for or with the proceeds received from the substantially concurrent issue of new common or subordinated Ownership Interests;

(iv) (i) payment in lieu of fractional Ownership Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(v) [reserved];

(vi) so long as no Event of Default has occurred and is continuing or would result therefrom and no violation of any Legal Requirement (including Section 17-607 of the Delaware Revised Uniform Limited Partnership Act) would result therefrom, the MLP may make Restricted Payments with respect to any fiscal quarter in an aggregate amount not to exceed Available Cash with respect to such fiscal quarter in accordance with the MLP Partnership Agreement as in effect on the Closing Date and as may be amended after the Effective Date in any manner that would not reasonably be expected to increase the amount of Available Cash, so long as the Borrowers shall be in compliance (after giving pro forma effect to the making of such Restricted Payment) with the covenant contained in Section 6.20(a), and the Borrowers shall have delivered an executed compliance certificate in the form of Exhibit E evidencing such compliance with Section 6.20(a);

(vii) Restricted Payments to officers, directors and employees (i) pursuant to employment or benefit plans or agreements in an aggregate amount not to exceed 2% of EBITDA for the most recently ended Test Period (as determined at the time of Restricted Payment) in any fiscal year, or (ii) on account of ownership of phantom units in the MLP in an aggregate amount not to exceed 2% of EBITDA for the most recently ended Test Period (as determined at the time of Restricted Payment) in any fiscal year, the issuance of which units (a) is in accordance with industry custom pursuant to the reasonable business judgment of the Borrower and (b) is authorized by (i) either the conflicts committee of the board of directors (or similar governing body) of the General Partner or the board of directors of the General Partner and, in either case, (ii) the majority of directors on such committee or such board, as applicable, that are not Related Parties of Holdings (except in their capacities as such directors for the General Partner);

(viii) Restricted Payments in an aggregate amount in any fiscal year not to exceed the greater of $30,000,000 and (ii) 6% of EBITDA for the most recently ended Test Period (measured at the time of restricted payment); and

(ix) Restricted Payments with respect to the repurchase of Common Units from Holdings in one or more purchases in an aggregate amount not to exceed 30% of EBITDA for the most recently ended Test Period (as determined at the time of Restricted Payment) in any fiscal year, so long as the Total Leverage Ratio does not exceed 5.00 to 1.00 (after giving pro forma effect to the making of such Restricted Payment), as evidenced by an executed compliance certificate in the form of Exhibit E delivered by the Borrowers prior to the making of any such Restricted Payment.

(b) No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, make any payments with respect to any earnout obligations if a Specified Event of Default has occurred and is continuing.

(c) No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Permitted Note Indebtedness or any Subordinated Debt (any of the foregoing, an “Other Debt Payment”), except that, so long as no Event of Default exists, the Borrower may make an Other Debt Payment (i) substantially contemporaneously with its receipt of (and in an amount up to) any cash proceeds from an issuance or sale of, or in exchange for other Permitted Note Indebtedness or Subordinated Debt permitted hereunder, and (ii) with cash if after giving effect to such Other Debt Payment, provided that, in the case of this clause (ii), (A) such Other Debt Payments shall not exceed the greater of $50,000,000 and 10% of EBITDA for the most recently ended Test Period (determined at the time of such Other Debt Payment) in the aggregate in any fiscal year and (B) the Senior Leverage Ratio does not exceed 3.00 to 1.00 (after giving pro forma effect to the making of such Other Debt Payment), as evidenced by an executed compliance certificate in the form of Exhibit E delivered by the Borrowers prior to the making of any such Other Debt Payment.

Section 6.16 Limitation on Restrictions. No Borrower shall, nor will it not permit any of its Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its Ownership Interests owned by any Borrower or any other Restricted Subsidiary, (b) pay or repay any Indebtedness owed to any Borrower or any other Restricted Subsidiary, (c) make loans or advances to any Borrower or any other Restricted Subsidiary, (d) transfer any of its Property to any Borrower or any other Restricted Subsidiary except with respect to customary restrictions in joint venture agreements restricting the disposition of ownership interests in such joint ventures, (e) encumber or pledge any of its assets to or for the benefit of the Administrative Agent or (f) guaranty the Obligations, Hedging Liability and Bank Product Liability except for:

(i) the Loan Documents, the Hedge Agreements, the Permitted Note Indebtedness, restrictions pursuant to a purchase money agreement, Capital Lease or similar arrangement, in each case to the extent permitted hereunder, and to the extent any such restrictions are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing (taken as a whole) does not materially expand the scope of such contractual obligation or restriction (as reasonably determined by the Borrower),

(ii) represent Indebtedness of any Restricted Subsidiary which is not a Loan Party which is permitted by Section 6.11 and which does not apply to any Loan Party,

(iii) are customary restrictions (as reasonably determined by the Borrower) that arise in connection with (x) any Lien permitted by Section 6.12, and relate to the property subject to such Lien or (y) arise in connection with any Disposition permitted by Section 6.13 or 6.14 and relate solely to the assets or Person subject to such Disposition,

(iv) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.14 and entered into in the ordinary course of business,

(v) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.11 but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof so long as the agreements governing such Indebtedness permit the Liens securing the Obligations,

(vi) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto,

(vii) are customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of any Borrower or any Restricted Subsidiary;

(viii) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(ix) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(x) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 6.11 that are, taken as a whole, in the good faith judgment of the Borrowers, no more restrictive with respect to any Restricted Subsidiary than customary market terms for Indebtedness of such type, so long as any Borrower shall have determined in good faith that such restrictions will not adversely affect its obligation or ability to make any payments required hereunder,

(xi) are restrictions regarding Intellectual Property licenses granted on a non-exclusive basis by any Borrower or any Restricted Subsidiary of Intellectual Property in the ordinary course of business;

(xii) are restrictions that do not materially impair the ability of the Borrowers and the Restricted Subsidiaries (taken as a whole) to pay the Obligations under this Agreement and the other Loan Documents as and when due (as reasonably determined by the Borrowers in good faith);

(xiii) are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder, and

(xiv) with respect to the foregoing clauses (d) and (e) only, in connection with any document or instrument governing voluntary Liens permitted pursuant to Section 6.12; provided that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens; provided, that this Section shall not prohibit any such restrictions that exist at the time any Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary.

Section 6.17 Reserved.

Section 6.18 Operating Accounts. Each of the operating accounts of each Borrower and its Restricted Subsidiaries shall be at all times maintained with a Lender, except for (i) operating accounts existing on the Effective Date and maintained with a financial institution that is not a Lender, which may continue to be maintained with such financial institution, (ii) payroll, employee benefits, withholding tax or escrow accounts, (iii) petty cash accounts, if any, to serve any Borrower and any Restricted Subsidiary locations that cannot be reasonably served by the existing offices and branches of the Lenders, (iv) broker and other trade counterparty accounts associated with Hedge Agreements permitted pursuant to Section 6.14(g), (v) any other accounts (including acquired accounts) warranted by operating or efficiency considerations as determined by the Borrower’s Agent in its reasonable business judgment, and (vi) accounts of any Person acquired in connection with a Permitted Acquisition for the period of one hundred twenty (120) days (or such longer period agreed to by the Administrative Agent in its reasonable discretion) following the consummation of such Permitted Acquisition; provided, that such accounts are subject to a deposit account control agreement as and when required under the Loan Documents. Not later than ninety (90) days following the Effective Date, the Borrower shall cause each deposit account of the Loan Parties that exists on the Effective Date (other than Excluded Accounts) to be subject to a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.19 Designation of Subsidiaries. The Borrowers may at any time on or after the Effective Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after such designation, no Event of Default shall have occurred and be continuing and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “restricted subsidiary” for the purposes of any other Indebtedness of Holdings, the Borrowers or any Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment under Section 6.14(u) by the Borrowers therein at the date of designation in an amount equal to the fair market value as determined in good faith by the Borrowers, a Borrower’s or a Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by a Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by the Borrowers at the date of such designation. Notwithstanding anything to the contrary contained herein, in no event shall (1) (x) any Restricted Subsidiary that holds any Ownership Interests in any Restricted Subsidiary (unless such Restricted Subsidiary is included in the designation pursuant to this Section 6.19) or (y) any Borrower, in each case, be designated as an Unrestricted Subsidiary or (2) any Subsidiary be designated as an Unrestricted Subsidiary if at the time of designation or immediately after giving effect thereto, it owns any Ownership Interest of any Restricted Subsidiary. Notwithstanding anything in this Agreement or any Loan Document to the contrary, no Subsidiary may be designated as an Unrestricted Subsidiary if it owns or exclusively licenses any Material Intellectual Property at the time of designation (for the avoidance of doubt, unless the materiality of such Material Intellectual Property is limited to the business or operations of such Subsidiary). No Borrower or Restricted Subsidiary may transfer or assign legal title to, or exclusively license, any Material Intellectual Property to any Unrestricted Subsidiary, unless the materiality of such Material Intellectual Property is limited to the business or operations otherwise being transferred or invested in such Unrestricted Subsidiary in a manner not prohibited by this Agreement at or substantially concurrently with the proposed transfer, assignment, or license.

Section 6.20 Financial Covenants.

(a) Total Leverage Ratio. The Borrowers shall not, as of the last day of each fiscal quarter of the Consolidated Group during such period, permit the Total Leverage Ratio to be greater than 5.25 to 1.00; provided that, notwithstanding anything in the foregoing to the contrary, during any Temporary Increase Period, the Borrowers shall not as of the last day of each such fiscal quarter of the Consolidated Group during such Temporary Increase Period permit the Total Leverage Ratio to be greater than 5.50 to 1.00.

Notwithstanding anything to the contrary herein, no Temporary Increase Period may be revoked after its initiation.

(b) Senior Leverage Ratio. The Borrowers shall not, as of the last day of each fiscal quarter of the Consolidated Group during such period, permit the Senior Leverage Ratio to be greater than 3.75 to 1.00.

(c) Interest Coverage Ratio. As of the last day of each fiscal quarter of the Consolidated Group, the Borrowers shall maintain a ratio of (i) EBITDA for the four fiscal quarters of the Consolidated Group then ended, but, to the extent permitted by GAAP, allowing for a one-quarter delay with respect to such EBITDA that is attributable to Permitted Joint Ventures, to (ii) actual cash Consolidated Interest Expenses for the same four fiscal quarters then ended, but, to the extent permitted by GAAP, allowing for a one-quarter delay with respect to such “Consolidated Interest Expenses” that is attributable to Permitted Joint Ventures (the “Interest Coverage Ratio”) of greater than 2.00 to 1.00.

(d) Notwithstanding anything to the contrary herein, each covenant set forth in this Section 6.20 shall only be required to be tested as of the last day of each relevant fiscal quarter.

Section 6.21 Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, & Sanctions.

(a) Each Borrower, its Subsidiaries, and each Guarantor shall at all times after the Effective Date comply in all respects with Sanctions, and shall continue to maintain policies and procedures reasonably designed to ensure compliance with Sanctions.

(b) If the General Partner, any Borrower or any Guarantor obtains actual knowledge or receives any written notice from a Governmental Authority that such Borrower, any Affiliate, such Guarantor or any Subsidiary is named on any Sanctions-related list (such occurrence, a “Sanctions Event”), such Borrower or such Guarantor shall promptly (i) give written notice to the Administrative Agent, the L/C Issuers, and the Lenders of such Sanctions Event, and (ii) comply with all applicable laws, including Sanctions, with respect to such Sanctions Event (regardless of whether the party included on the Sanctions-related list is located within the jurisdiction of the United States of America), and each Borrower and each Guarantor hereby authorizes and consents to the Administrative Agent, the L/C Issuers, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuers, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such Sanctions Event, including Sanctions (including the freezing and/or blocking of assets and reporting such action to OFAC).

(c) No Borrower, its Subsidiaries, and each Guarantor, or any of their respective directors or officers, or to the knowledge of the General Partner or each Borrower, their respective employees, agents, or Affiliates shall be in violation of, or cause any party to this Agreement to be in violation of, Anti-Money Laundering Laws in any material respect.

(d) No Borrower or any Subsidiary thereof shall, directly or knowingly indirectly, use any proceeds of the Loans hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) in violation of Anti-Money Laundering Laws, (ii) for the purpose of financing any activities of or with any Sanctioned Person or in any Sanctioned Country, in violation of any Sanctions, or (iii) in any manner that would result in a violation of Anti-Money Laundering Laws or Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as lender, underwriter, advisor, investor, or otherwise).

(e) No Borrower or any Subsidiary thereof shall, directly or knowingly indirectly, fund any repayment of the Loans with proceeds derived from (i) any transaction in violation of Anti-Money Laundering Laws, (ii) any transaction of or with any Sanctioned Person or in any Sanctioned Country, in violation of any Sanctions, or (iii) in any manner that would result in a violation of any Anti-Money Laundering Laws or Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as lender, underwriter, advisor, investor, or otherwise).

(f) Each Borrower shall, and shall cause each of its Restricted Subsidiaries to, conduct its businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar applicable anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve material compliance with such laws. No Borrower shall use any proceeds of the Loans to (and no Borrower shall request any Letter of Credit, the proceeds of which, to the knowledge of the General Partner, the Borrowers and the Guarantors, will be used) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, or for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar applicable anti-corruption legislation in other jurisdictions.

Section 6.22 Reserved.

Section 6.23 Reserved.

Section 6.24 Post-Closing Matters.Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, the Borrowers shall, and shall cause each applicable Loan Party, to take such actions set forth on Schedule 6.24 by the times specified on such Schedule 6.24 with respect to such actions, or such later time as the Administrative Agent may agree in its reasonable discretion. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 6.24 within the time periods required by this Section 6.24, rather than as elsewhere provided in the Loan Documents).

Section 6.25 Certificate of Beneficial Ownership and Additional Information. Each Borrower shall promptly provide to the Administrative Agent and the Lenders: (a) from time to time upon request by any Lender, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and the Lenders, (b) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lender, when the individual(s) previously identified as a Beneficial Owner have changed, and (c) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable (including, without limitation, the “know your customer” provisions of Anti-Money Laundering Laws, and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

Section 6.26 Outbound Investment Rules. No Borrower will, nor will any Borrower permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in any activity that would cause any Borrower, the Administrative Agent or any Lender to be (i) required to make a notification to the U.S. Department of the Treasury pursuant to the Outbound Investment Rules, or (ii) in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 7 EVENTS OF DEFAULT AND REMEDIES.

Section 7.1 Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) (i) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of any Loan or (ii) default in the payment when due of interest or any Loan or any other Obligation payable hereunder or under any other Loan Document and such default shall continue for three Business Days;

(b) default in the observance or performance of any covenant set forth in Sections 6.1(a), (b), (c) and (g)(i), 6.4, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.20, 6.21, 6.22, or 6.24 or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such default shall first become known to any officer of any Borrower or (ii) written notice of such default is given to the Borrowers by the Administrative Agent (with the exception of any default with respect to Sanctions, which shall not be capable of being remedied);

(d) any representation or warranty made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof (with the exception of any representation or warranty with respect to Sanctions, for which materiality shall not apply);

(e) (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an “Event of Default” under any of the other Loan Documents, or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than as a result of the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction by final and nonappealable judgment), or (iii) any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any material portion of the Collateral purported to be covered thereby except as expressly permitted by the terms thereof or the terms of this Agreement, or (iv) any Borrower or any Guarantor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any (i) Permitted Note Indebtedness or other Indebtedness of any Borrower or any Guarantor aggregating in excess of $150,000,000, or under any indenture, agreement or other instrument of Indebtedness for borrowed money under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due following any applicable grace period (whether by demand, lapse of time, acceleration or otherwise) after giving effect to applicable grace or cure periods, if any, or (ii) any Hedge Agreement of any Borrower or any Guarantor with any Lender or any Affiliate of a Lender following any applicable grace period in such Hedge Agreement, resulting in final settlement payments owing by any Borrower or any Guarantor (after giving effect to any off-sets) exceeding $150,000,000;

(g) (i) any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Borrower or any Guarantor, or against any of its Property, in an aggregate amount in excess of $150,000,000 (except to the extent fully and unconditionally covered by insurance pursuant to which the insurer has accepted liability therefor in writing and except to the extent fully and unconditionally covered by an appeal bond, for which such Borrower or such Restricted Subsidiary has established in accordance with GAAP a cash or Cash Equivalent reserve in the amount of such judgment, writ or warrant), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of any Borrower or any Guarantor to enforce any such judgment, or (ii) any Borrower or any Guarantor shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(h) except as would not have a Material Adverse Effect: (i) any Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts which it shall have become liable to pay (1) to the PBGC or(2) to a Pension Plan under Title IV of ERISA; (ii) notice of intent to terminate a Pension Plan or Pension Plans under Section 4041(c) of ERISA shall be filed under Title IV of ERISA by any Borrower or any member of its Controlled Group, any plan administrator or any combination of the foregoing; (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Pension Plan; (iv) any Borrower or any member of its Controlled Group shall incur liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (v) any Borrower or any member of its Controlled Group, shall receive any notice, or any Multiemployer Plan shall receive from any Borrower or any member of its Controlled Group, any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is in endangered or critical status, within in the meaning of Section 305 of ERISA;

(i) any Change of Control shall occur;

(j) any Borrower, any Guarantor, or any Controlled Joint Venture (with respect to a Controlled Joint Venture, with EBITDA exceeding 7.5% of the Consolidated Group’s EBITDA for the most recent four-quarter period for which financial statements have been delivered) shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(k);

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Borrower, any Guarantor, or any Controlled Joint Venture (with respect to a Controlled Joint Venture, with EBITDA exceeding 7.5% of the Consolidated Group’s EBITDA for the most recent four-quarter period for which financial statements have been delivered) or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against any Borrower, any Guarantor, or any Controlled Joint Venture (with respect to a Controlled Joint Venture, with EBITDA exceeding 7.5% of the Consolidated Group’s EBITDA for the most recent four-quarter period for which financial statements have been delivered), and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;

(l) [reserved]; or

(m) any of Holdings’ Subsidiaries permanently terminates refining operations at any of its (i) Tyler, Texas refinery (ii) El Dorado, Arkansas refinery, (iii) Big Spring, Texas refinery, or (iv) following the drop-down of all or substantially all of Holdings’ Subsidiaries’ midstream logistics assets at its Krotz Springs, Louisiana refinery, Krotz Springs, Louisiana refinery, in each case unless the MLP or any of its Restricted Subsidiaries have as of the time of such termination, or shall have promptly after such suspension, established such replacement Business as is acceptable to the Administrative Agent.

Section 7.2 Non-Bankruptcy Defaults. When any Event of Default exists other than those described in subsection (j) or (k) of Section 7.1, the Administrative Agent shall, by written notice to the Borrowers: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrowers immediately Cash Collateralize 103% of the full amount then available for drawing under each Letter of Credit, and the Borrowers agree to immediately provide such Cash Collateral and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrowers pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3 Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.1 exists, then all outstanding Obligations shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind (each of which is hereby waived by each Borrower), the Revolving Credit Commitments and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate and the Borrowers shall immediately Cash Collateralize 103% of the full amount then available for drawing under each Letter of Credit, the Borrowers acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 7.4 Collateral for Undrawn Letters of Credit. If Cash Collateral for drawings under any or all outstanding Letters of Credit is required under Section 2.8(b) or under Section 7.2 or under Section 7.3, the Borrowers shall forthwith Cash Collateralize the amount required as provided in Section 4.5.

Section 7.5 Notice of Default. The Administrative Agent shall give notice to the Borrowers under Section 7.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 8 CHANGE IN CIRCUMSTANCES AND CONTINGENCIES.

Section 8.1 Reserved.

Section 8.2 Illegality. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Tranche Rate Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrowers and the Administrative Agent and such Lender’s obligations to make or maintain Tranche Rate Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Tranche Rate Loans. Upon receipt of such notice, the Borrowers shall promptly, following written demand from such Lender (with a copy to the Administrative Agent), prepay the outstanding principal amount of any such affected Tranche Rate Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrowers may then elect to borrow the principal amount of the affected Tranche Rate Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 8.3 Inability to Determine Rates; Benchmark Replacement.

(a) Subject to Section 8.3(b) through (g), if at least two (2) Business Days prior the commencement of any Interest Period for a Tranche Rate Loan, the Administrative Agent determines (which determination shall be conclusive and binding, absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, the Administrative Agent will promptly so notify the Borrowers and each Lender in writing. Thereafter, (i) the obligation of the Lenders to make or maintain Tranche Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice and (ii) any Tranche Rate Loan shall, at the election of the Borrowers (I) be made as a Base Rate Loan denominated in Dollars (pursuant to arrangements satisfactory to the Administrative Agent and the Borrowers) or (II) be repaid in full immediately. Upon receipt of such notice, (a) the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of such Tranche Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein and (b) the component of Base Rate based upon Term SOFR will not be used in any determination of Base Rate.

(b) Replacing Future Benchmarks. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 8.3(b) will occur prior to the applicable Benchmark Transition Start Date.

(c) Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Conforming Changes, (iii) the removal or reinstatement of any tenor of a Benchmark and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 8.3 and the defined terms used herein, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.3.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (ii) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrowers may revoke any pending request for a Tranche Rate Loan, conversion to or continuation of Tranche Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, in the case of any request for any affected Tranche Rate Loan, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) during the continuance of any Benchmark Unavailability Period, any outstanding affected Tranche Rate Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(g) Notwithstanding anything to the contrary contained herein, if, after the Effective Date, the Borrowers enter into a Hedge Agreement with respect to all or part of any Borrowing (a “Swapped Portion”) and the floating interest rate under the Hedge Agreement is Daily Simple SOFR, the Administrative Agent and the Borrowers may agree to replace the Tranche Rate hereunder solely in respect of such Swapped Portion with Daily Simple SOFR and a Spread Adjustment without consent of any other party hereto; provided, further, if subsequent thereto, the Administrative Agent and the Borrowers amend such Hedge Agreement to include, or terminate such Hedge Agreement and enter into a new Hedge Agreement with, a floating interest rate thereunder of Term SOFR, then the Administrative Agent and the Borrowers may further agree to replace Daily Simple SOFR hereunder in respect of such Swapped Portion with Term SOFR (and a Spread Adjustment, if applicable) hereunder without consent of any other party hereto; and, in either such event, (A) Daily Simple SOFR or Term SOFR, as applicable, shall be a Benchmark Replacement hereunder, and (B) the Administrative Agent shall provide written notice thereof to the Lenders.

Section 8.4 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer (except any such reserve requirement reflected in Term SOFR);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such L/C Issuer or other Recipient, the Borrowers will pay to such Lender, such L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any lending office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in Section 8.4(a) or (b) above and certifying that it is the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances at such time to the extent it is legally permitted to do so and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to this

Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 8.5 Intentionally Omitted.

Section 8.6 Intentionally Omitted.

Section 8.7 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.10.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.13 shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or the Administrative Agent in its capacity as the maker of Swing Loans hereunder; third, to Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non interest bearing deposit account and to be released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of participation in any future Swing Loan or future Letter of Credit; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Administrative Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or the Administrative Agent against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis in accordance with their Revolver Percentages under the applicable Credit prior to being applied to the payment of any Loans of, or L/C Obligations owed to such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 8.7 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.13(a) or any amendment fees, waiver fees, or similar fees for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive any Letter of Credit fee under Section 2.13(b) and amounts owed to it in respect of participating interest in Swing Loans under Section 2.11(e) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolver Percentage of the stated amount of Letters of Credit and participating interests in Swing Loans for which it has provided Cash Collateral pursuant to Section 4.5.

(C) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Administrative Agent as the maker of Swing Loans and to each L/C Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Administrative Agent’s or such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolver Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 3.1 are satisfied at such time (and, unless the Borrowers shall have otherwise notified the Administrative Agent at the time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate principal amount of Revolving Loans and participating interests in L/C Obligations and Swing Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, within 3 Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s interests in L/C Obligations and Swing Loans (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with the procedures set forth in Section 4.5 for so long as such interests in L/C Obligations and Swing Loans are outstanding.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, and the L/C Issuers agree in writing in their reasonable discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolver Percentages (without giving effect to Section 8.7(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Administrative Agent in its capacity as the maker of Swing Loans shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after effect to such Swing Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 9 THE ADMINISTRATIVE AGENT.

Section 9.1 Appointment and Authorization of Administrative Agent. Each Lender and each L/C Issuer hereby appoints Truist Bank, to act on its behalf as the Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any Guarantor shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” in this Agreement or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2 Administrative Agent and Its Affiliates. The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise or refrain from exercising such rights and powers as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust, financial advisory or other business with any Borrower or any Affiliate of any Borrower as if it were not the Administrative Agent under the Loan Documents and without any duty to account therefor to the Lenders. The terms “Lender” and “Lenders”, unless otherwise expressly indicated or unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 2 to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 9.3 Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or any Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) Any instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10) shall be binding upon all the Lenders. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists, and shall be deemed not to have knowledge of any Default or Event of Default, unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrowers or a Lender. If the Administrative Agent receives from the Borrowers a written notice of an Event of Default pursuant to Section 6.1, the Administrative Agent shall promptly give each of the Lenders written notice thereof.

(c) Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, or any Credit Event, (ii) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Documents or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness, genuineness, value, worth or collectability of this Agreement, any other Loan Document or any other agreement, instrument, document or writing furnished in connection with any Loan Document or any Collateral, or the existence, perfection, or priority of any Lien purported to be created by this Agreement or any Collateral Documents, or (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.

Section 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may treat the payee of any Note or any Loan as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.

Section 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents (which shall not be a Disqualified Lender) appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties (which shall not be a Disqualified Lender). The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.7 Intentionally Omitted.

Section 9.8 Resignation of Administrative Agent and Successor Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers, and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000 (other than a Disqualified Lender) and, so long as no Event of Default shall have occurred and be continuing, such appointment shall be within the Borrowers’ consent (which shall not be unreasonably withheld). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.9 L/C Issuers and Swing Line Lender. (a) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. Each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 9, included such L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

(b) The Administrative Agent in its capacity as the maker of Swing Loans hereunder shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The Administrative Agent in its capacity as the maker of Swing Loans hereunder shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the Administrative Agent in its capacity as the maker of Swing Loans hereunder in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 9, included the Administrative Agent, in its capacity as the maker of Swing Loans hereunder, with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Administrative Agent, in its capacity as the maker of Swing Loans hereunder, as applicable.

Section 9.10 Hedging Liability and Bank Product Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.9, as the case may be, any Affiliate of such Lender with whom any Borrower or any Guarantor has entered into an agreement creating Hedging Liability or Bank Product Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 2.9 and Section 4. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution. Any Lender or its Affiliate with whom any Borrower or any Guarantor has entered into an agreement creating Hedging Liability or Bank Product Liability shall be assumed to consent to Section 9.14.

Section 9.11 No Other Duties; Designation of Additional Agents. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) (other than a Disqualified Lender) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, including the designations of the Co-Syndication Agents and the Co-Documentation Agents, but such designations shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof; provided that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise given to the Administrative Agent pursuant to this Section 9 and (ii) subject to Section 10.7, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 9.12 Authorization to Enter into, and Enforcement of, the Collateral Documents and Guaranty. The Lenders, such Affiliates of the Lenders who may enter into an agreement creating Hedging Liabilities or Bank Product Liabilities pursuant to Section 9.10 and the L/C Issuers irrevocably authorize the Administrative Agent to execute and deliver the Collateral Documents and each Guaranty on their behalf and on behalf of each of their Affiliates and to take such action and exercise such powers under the Collateral Documents or any Guaranty as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents or any Guaranty unless such amendment is agreed to in writing by the Required Lenders. Each Lender and each L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents and each Guaranty upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or any or for the execution of any trust or power in respect of the Collateral or any Guaranty or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents or any Guaranty; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 9.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.13 and 10.12(a)) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and each L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.13 and 10.12(a). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

Section 9.14 Collateral and Guaranty Matters. (a) The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release and to evidence the release of any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations and Letters of Credit which have been Cash Collateralized) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized on terms, or other arrangements have been made, reasonably satisfactory to the L/C Issuers), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or disposition permitted under the Loan Documents, (C) subject to Section 10.10, if approved, authorized or ratified in writing by the Required Lenders, (D) that constitutes an Excluded Asset, (E) if the property subject to such Lien is owned by a Borrower or a Guarantor upon the release of such Borrower or Guarantor from its obligations under the Loan Documents pursuant to clause (iii) below or (F) if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 6.12 to be senior to Lien securing the Obligations;

(iii) to release any Guarantor from its obligations under the Guaranty if (A) such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents, (B) such Person was an Immaterial Subsidiary at the time it became a Subsidiary Guarantor and such Subsidiary Guarantor will be an Immaterial Subsidiary upon the release of its Guaranty, (C) otherwise becomes an Excluded Subsidiary as a result of a transaction permitted hereunder; provided that in the case of any such Subsidiary Guarantor that becomes an Excluded Subsidiary solely as a result of becoming a non-Wholly-owned Subsidiary, (1) such Subsidiary Guarantor shall only be released from its obligations under this Agreement, pursuant to this clause (iii) if such Restricted Subsidiary became a non-Wholly-owned Subsidiary pursuant to a transaction where such Subsidiary becomes a bona fide joint venture (and not for the primary purpose of causing such release) where the other Person taking an equity interest in such Subsidiary is not an Affiliate of the Borrower (other than as a result of such joint venture); and

(iv) to reduce or limit the amount of the Indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgagee registry, filing and similar tax.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.14.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Borrower or any Guarantor in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.15 [Reserved].

Section 9.16 Credit Bidding. (a) The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Legal Requirements.

(b) Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Legal Requirements to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

Section 9.17 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, to and for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14) that (I) is not ineligible pursuant to Section I(g) of PTE 84-14 and (II) has satisfied the requirements of Section I(k) of PTE 84-14, (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (f) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, to and for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, the Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.18 Acknowledgments Regarding Erroneous Payments. (a) Each Lender and L/C Issuer hereby agrees that (x) if the Administrative Agent notifies such Lender or such L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or such L/C Issuer from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such L/C Issuer (whether or not known to such Lender or such L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or such L/C Issuer shall promptly, but in no event later than two (2) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or such L/C Issuer shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or such L/C Issuer under this Section 9.18 shall be conclusive, absent manifest error.

(b) Each Lender and each L/C Issuer hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such L/C Issuer shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two (2) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Each Borrower and each Guarantor hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or such L/C Issuer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or such L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any Guarantor, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from a Borrower for the purpose of making a Payment hereunder.

(d) Each party’s obligations under this Section 9.18 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or a L/C Issuer, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 10 MISCELLANEOUS.

Section 10.1 Taxes.

(a) L/C Issuer. For purposes of this Section 10.1, the term “Lender” includes the L/C Issuers and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower and any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by any Borrower or any Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers and the Guarantors. Each Borrower and each Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers and the Guarantors. The Borrowers and the Guarantors shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers and the Guarantors have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 10.1(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower or any Guarantor to a Governmental Authority pursuant to this Section 10.1, such Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(iii) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and

(y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(iv) executed copies of IRS Form W-8ECI;

(v) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form reasonably acceptable to the Administrative Agent representing that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or form W-8BEN-E, as applicable; or

(vi) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in form reasonably acceptable to the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form reasonably acceptable to the Administrative Agent on behalf of each such direct and indirect partner;

(A) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(B) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law

(including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 10.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 10.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 10.2 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender or L/C Issuer requests compensation under Section 8.4, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 10.1, then such Lender or L/C

Issuer (as applicable) shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.4 or Section 10.1, as the case may be, in the future, and (ii) would not subject such Lender or L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender or L/C Issuer requests compensation under Section 8.4, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 10.1 and, in each case, such Lender or L/C Issuer has declined or is unable to designate a different lending office in accordance with Section 10.2(a), or if any Lender or L/C Issuer is a Defaulting Lender or a Non-Consenting Lender, then such Borrowers may, at its sole expense and effort, upon notice to such Lender or L/C Issuer and the Administrative Agent, require such Lender or L/C Issuer to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 8.4 or Section 10.1) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender or L/C Issuer, if a Lender or L/C Issuer accepts such assignment); provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.9(b)(iv);

(ii) such Lender or L/C Issuer shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 8.4 or payments required to be made pursuant to Section 10.1 such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law;

(v) in the case of any assignment resulting from a Lender or L/C Issuer becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(vi) for the avoidance of doubt, without duplication of anything in this Section 10.2, the Borrower pays all reasonable and documented out of pocket costs and expenses incurred by any Lender in connection with any such assignment.

Each party hereto agrees that an assignment required pursuant to this Section 10.2(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform), and (b) the Lender or L/C Issuer required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof.

Section 10.3 No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, any L/C Issuer, or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuers, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.4 [Reserved].

Section 10.5 Survival of Representations and Covenants. All representations and warranties and covenants made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Lender or any L/C Issuer has any Commitment hereunder or any Obligations (other than contingent obligations not due and owing or Letters of Credit Cash Collateralized) remain unpaid hereunder.

Section 10.6 Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and the L/C Issuers of amounts sufficient to protect the yield of the Lenders and the L/C Issuers with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.4, 10.4 and 10.12, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations (other than contingent obligations not due and owing or Letters of Credit Cash Collateralized).

Section 10.7 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this clause (ii) shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to any Borrower or any Guarantor (as to which the provisions of this clause (ii) shall apply).

Each Borrower and each Guarantor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower and each Guarantor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower and each Guarantor in the amount of such participation.

Section 10.8 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.8(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

(i) if to any Borrower or any Guarantor:

Delek Logistics Partners, LP

310 Seven Springs Way, Suite 500

Brentwood, Tennessee 37027

Attention:  Chief Financial Officer

Telephone:   (615) 771-6701

Email:     legalnotices@delekus.com

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:  Andres Mena

Telephone:   (212) 728-8299

Facsimile:  (212) 728-8111

Email:     amena@willkie.com

(ii) if to the Administrative Agent:

Truist Bank

1400 Post Oak Blvd, Suite 700

Houston, TX 77056

Attention:  Michael Harvey

Email:   Michael.harvey@truist.com

With a copy to (which shall not constitute notice):

Truist Securities, Inc.

740 Battery Ave. SE / 3rd Floor Trading

Atlanta, GA 30339

Attention: Leveraged Finance

Email: Gregory.joyce@truist.com

and

Truist Bank

Agency Services

303 Peachtree Street, N.E. / 25th Floor

Atlanta, GA 30308

Attention: Agency Services Manager

Email: agency.services@truist.com

and

Paul Hastings LLP

2001 Ross Avenue, Suite 2700

Dallas, TX 75201

Attention: Erec Winandy and Christopher Dewar

Email:erecwinandy@paulhastings.com;

christopherdewar@paulhastings.com

(iii) if to Truist Bank in its capacity as an L/C Issuer:

Truist Bank

Attention: Letters of Credit & Trade Services

303 Peachtree Street, N.E. / 3rd Floor

Atlanta, GA 30308

Telephone: 800-951-7847

Email: LettersOfCredit@truist.com

(iv) if to the Swingline Lender:

Truist Bank

Agency Services

303 Peachtree Street, N.E. / 25th Floor

Atlanta, GA 30308

Attention: Agency Services Manager

Email: agency.services@truist.com

(v) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.8(b) below, shall be effective as provided in said Section 10.8(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Section 2.3(f), Section 2.5 or Section 2.11 if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such respective Section by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. The Internet website address of the Borrowers’ Agent is: www.deleklogistics.com.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore, provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Platform.

(i) Each Borrower and each Guarantor agrees that the Administrative Agent may, but is not obligated to, make the Communications (as defined below) available to the L/C Issuers and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrowers, any Guarantor or any of their Subsidiaries, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Guarantor’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower or any Guarantor provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, and the Lenders or the L/C Issuers by means of electronic communications pursuant to this Section, including through the Platform.

(iii) Each Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC”, the Borrowers shall be deemed to have authorized the Administrative Agent, the L/C Issuers and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 10.21); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Borrower acknowledges that no Communications will be marked “PUBLIC” other than publicly available information filed by the Borrowers and their Subsidiaries with the SEC. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Legal Requirements, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

Section 10.9 Successors and Assigns; Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.9(b) below, (ii) by way of participation in accordance with the provisions of Section 10.9(d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.9(f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.9(d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each instance with respect to any Credit) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each instance with respect to any Credit) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.9(b)(i)(B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) In any case of an assignment not described in Section 10.9(b)(i)(A) above, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of the Revolving Credit, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.9(b)(i)(B) above and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed, or conditioned) shall be required for an assignment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuers and the Administrative Agent in its capacity as the maker of Swing Loans shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, an Affiliate of a Lender, or an Approved Fund with respect to a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No Lender shall assign any of its rights or obligations hereunder to (A) any Borrower or any of the Borrowers’ Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, (C) unless a Specified Event of Default shall have occurred and be continuing, any Disqualified Lender or (D) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.9(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4 and 10.12 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.9(d) below.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (such agency being solely for tax purposes), shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.12(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.10(i) and (ii) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 8.4, and 10.1 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.9(b) above (subject to the requirements and limitations therein, including the requirements under Section 10.1(g) (it being understood that the documentation required under Section 10.1(g) shall be delivered to the participating Lender)); provided that such Participant (A) agrees to be subject to the provisions of Section 10.2 as if it were an assignee under Section 10.2(b) above; and (B) shall not be entitled to receive any greater payment under Section 8.4 or Section 10.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 10.2(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender, in its capacity as a Lender, assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (b) above, the Swing Line Lender may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrowers shall be entitled to appoint another Lender to act as the successor Swing Line Lender (with such Lender’s consent); provided, however, that the failure of the Borrowers to appoint a successor shall not affect the resignation of the Swing Line Lender. If the

Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 2.11.Notwithstanding anything to the contrary herein, if at any time any L/C Issuer, in its capacity as a Lender, assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (b) above, such L/C Issuer may terminate its commitment pursuant to Section 2.5(a) to issue Letters of Credit. In the event of such termination of such L/C Issuer’s commitment to issue Letters of Credit pursuant to Section 2.5(a), the Borrowers shall be entitled to appoint another Lender to act as the successor L/C Issuer hereunder (with such Lender’s consent); provided, however, that the failure of the Borrowers to appoint a successor shall not affect the resignation of the resigning L/C Issuer. If any L/C Issuer terminates its commitment to issue Letters of Credit pursuant to Section 2.5(a), it shall retain all of the rights of the L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Participating Lenders to fund their Participating Interests in such Letters of Credit pursuant to Section 2.5(d).

Section 10.10 Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrowers, (b) the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent, and (d) if the rights or duties of an L/C Issuer are affected thereby, such L/C Issuer; provided that:

(i) no amendment or waiver pursuant to this Section 10.10 shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce or waive the rate of interest on any Loan, the amount of or postpone the date for any scheduled payment (but not including any mandatory prepayment) of any principal of or interest on any Loan or of any Reimbursement Obligation (except in connection with the waiver of acceptability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder, it being understood that any change to the definition of any financial ratio (including Total Leverage Ratio) or in each case, the component definitions thereof shall not constitute a reduction in the rate of interest or fees or other amounts payable, or (C) change the application of payments set forth in Section 2.9 without the consent of any Lender adversely affected thereby; and

(ii) no amendment or waiver pursuant to this Section 10.10 shall, unless signed by each Lender, change the definitions of Revolving Credit Termination Date or Required Lenders, change the provisions of this Section 10.10, release all or substantially all of the value of the Guaranties or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders, or contractually subordinate the Obligations (or any Liens of the Administrative Agent securing the Obligations) to any other Indebtedness (or any Liens securing such other Indebtedness) of the Borrowers or the Guarantors (other than Purchase Money Indebtedness permitted under this Agreement and/or any debtor-in-possession financing), in each case, without the prior written consent of each Lender.

Notwithstanding anything to the contrary herein, (a) [reserved], (b) [reserved], and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitments of such Lender may not be increased or extended without the consent of such Lender, (ii) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Required Lenders and the Administrative Agent if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with the terms herein) in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement, (iii) the Collateral Documents and related documents executed by the Borrowers and the Guarantors in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, modified, supplemented and waived with the consent of the Administrative Agent and the Borrowers without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Legal Requirements (including foreign law or regulatory requirements) or advice of local counsel, (B) to cure ambiguities, inconsistency, omissions, mistakes or defects or (C) to cause such Collateral Document or other document to be consistent with this Agreement and the other Loan Documents and (iv) if following the Effective Date, the Administrative Agent and the Borrowers shall have jointly identified an ambiguity, inconsistency, obvious error, or mistake or any error, mistake or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Collateral Documents), then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. Notwithstanding anything to the contrary herein, amendments in accordance with Section 8.3(c)(v) shall be permitted.

Section 10.11 Headings.Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.12 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent (excluding internal counsel, but including, if necessary, one local counsel per jurisdiction)), in connection with the syndication of the Revolving Credit, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by an L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with any Default or Event of Default hereunder or with the enforcement or protection of its rights (including all such expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Borrower or any of its Restricted Subsidiaries as a debtor thereunder) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Co-Syndication Agents, the Co-Documentation Agents, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Damages (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (excluding the allocated costs of in-house counsel and regulatory counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel for such affected Indemnitee))), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any Guarantor other than such Indemnitee and its Related Parties) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged violation of Environmental Law or presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Restricted Subsidiaries or at any off-site location for which any Borrower or any of its Restricted Subsidiaries may be liable, or any Environmental Claim related in any way to any Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower or any Guarantor against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Guarantor has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrowers or any of their respective Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the Administrative Agent in its capacity as such). This Section 10.12(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any claim not related to any such Taxes.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under Sections 10.12(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), including in its capacity as the maker of Swing Loans hereunder, any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuers, or such Related Party, as the case may be, such Lender’s Revolver Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that with respect to such unpaid amounts owed to the L/C Issuers or the Administrative Agent in its capacity as the maker of the Swing Loans solely in its capacity as such, the Lenders shall be required to pay such unpaid amounts severally among them based on their Revolver Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 10.12(c) are several and not joint. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither any Indemnitee, on the one hand, nor any Borrower or any Subsidiary, on the other hand, shall assert, and each such Person hereby waives, any claim against any Indemnitee (in the case of any Borrower or any Restricted Subsidiary) or against any Borrower or any Restricted Subsidiary (in the case of an Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that nothing in this sentence shall limit or otherwise modify the Borrowers’ indemnity obligations under Section 10.12(b). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable after demand therefor.

(f) Survival. The obligations of the Borrowers under this Section shall survive the termination of this Agreement and the payment of Obligations hereunder.

Section 10.13 Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such L/C Issuer or any such Affiliate, to or for the credit or the account of any Borrower or any Guarantor against any and all of the obligations of such Borrower or such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.14 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based on, arising out of, or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflict of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

(b) Jurisdiction. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any L/C Issuer, or any Related Party or any other party hereto of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in each case in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Section shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction (1) for the purposes of enforcing a judgment, (2) in connection with exercising remedies against the Collateral in a jurisdiction in which such Collateral is located or (3) to the extent the courts referred to in the preceding sentence do not have jurisdiction over such legal action or proceeding or the parties or property subject thereto.

(c) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.14(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, the manner provided for notices (other than telecopy or e-mail) in Section 10.8. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirements.

Section 10.15 Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.16 Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither any Borrower nor any Guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrowers, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither any Borrower nor any Guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrowers’ Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrowers’ Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrowers’ Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.17 Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries and to Guarantors, respectively, shall apply only during such times as the Borrowers have one or more Subsidiaries and as there are one or more Guarantors, respectively.

Section 10.18 Lenders’ and L/C Issuer’s Obligations Several. The obligations of the Lenders and the L/C Issuers hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or the L/C Issuers pursuant hereto shall be deemed to constitute the Lenders and the L/C Issuers a partnership, association, joint venture or other entity.

Section 10.19 PATRIOT Act. Each Lender and the Administrative Agent hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify, and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender and such L/C Issuer to identify the Borrowers in accordance with the PATRIOT Act.

Section 10.20 Waiver of Jury Trial. Each of the Borrowers, the Guarantors, the Administrative Agent, the L/C Issuers and the Lenders hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or any other loan document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other loan documents by, among other things, the mutual waivers and certifications in this Section 10.20.

Section 10.21 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any Hedge Agreement under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers, the Guarantors, the Revolving Credit, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Credit, (h) with the consent of the Borrowers, (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower, or (j) to credit insurance providers and brokers. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section, “Information” means all information received from the General Partner, any Borrower or any Guarantor relating to any Borrower or any Guarantor or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower or any of its Restricted Subsidiaries, provided that, in the case of information received from the General Partner, any Borrower or any of the Borrower’s Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.22 Counterparts; Integration, Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.23 Joint and Several Obligations. Each Borrower hereby unconditionally and irrevocably agrees it is jointly and severally liable to the Lenders and their Affiliates for the Obligations, Hedging Liability, and Bank Product Liability, including, without limitation, those amounts due under Sections 8.4 and 10.12 hereof. Each Borrower acknowledges and agrees that its joint and several liability under this Agreement and the Loan Documents is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by the Administrative Agent or the Lenders. Each Borrower hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Borrower against any party liable for payment under this Agreement and the other Loan Documents unless and until the Lenders have been paid in full and all of the Obligations are satisfied and discharged.

Section 10.24 No General Partner’s Liability for Obligations.It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under any other Loan Document with respect to the Obligations. In furtherance of the foregoing, the Administrative Agent and the Lenders agree for themselves and their respective successors and assigns that no claim arising against any Borrower or any Guarantor under any Loan Document with respect to the Obligations shall be asserted against the General Partner (in its individual capacity), any claim arising against any Borrower or any Guarantor under any Loan Document with respect to the Obligations shall be made only against and shall be limited to the assets of the Borrowers and the Guarantors, and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement or any of the other Loan Documents with respect to the Obligations shall be obtained or enforced against the General Partner (in its individual capacity) or its assets for the purpose of obtaining satisfaction and payment of the Obligations with respect to the Obligations or any claims arising under this Agreement or any other Loan Document with respect to the Obligations, any right to proceed against the General Partner individually or its respective assets being hereby expressly waived by the Lenders for themselves and their respective successors and assigns. Notwithstanding the foregoing, the Administrative Agent and the Lenders shall retain any and all rights they may have against the General Partner for any liability to the extent arising out of the gross negligence, bad faith, willful misconduct, intentional misrepresentation or misappropriation of funds of or by the General Partner.

Section 10.25 Reserved.

Section 10.26 Reserved.

Section 10.27 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable until the date on which the Commitments are terminated, all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5 have expired, and the principal of and interest on the Loans and all other Obligations payable by the Borrowers and the Guarantors under this Agreement and all other Loan Documents (other than any contingent or indemnification obligations not then due) and, if then outstanding and unpaid, all Hedging Liability and Bank Product Liability shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed.

Section 10.28 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto (including any party becoming a party hereto by virtue of an Assignment and Assumption) acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

Section 10.29 Judgment Currency. If any judgment or order expressed in a currency (the “Judgment Currency”) other than Dollars (the “Currency of Account”) is rendered against any Borrower or any Guarantor for the payment of any amount owing hereunder, the Administrative Agent, after recovery in full of the aggregate amount to which they are entitled pursuant to the judgment or order, will be entitled to receive immediately from such Borrower or Guarantor the amount of any shortfall of the Currency of Account received by the Administrative Agent as a consequence of sums paid in such Judgment Currency (a “Shortfall Payment”) if such shortfall arises or results from any variation between the rate of exchange at which the Currency of Account is converted into the Judgment Currency for the purposes of such judgment or order and the rate of exchange at which the Administrative Agent is able, acting in a reasonable manner and in good faith, to purchase the Currency of Account with the amount of the Judgment Currency actually received by the Administrative Agent. Any Shortfall Payment due hereunder shall be due as a separate and independent obligation of the Borrowers and the Guarantors and, until discharged, shall continue in full force and effect. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Currency of Account.

Section 10.30 Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 11 THE GUARANTEES.

Section 11.1 The Guarantees. To induce the Lenders and the L/C Issuers to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Commitments and the Loans and for other good and valuable consideration, receipt of which is hereby acknowledged, each Borrower and each Subsidiary of the Borrowers party hereto (including any Subsidiary executing an Additional Guarantor Supplement substantially in the form attached hereto as Exhibit G-2 or such other form reasonably acceptable to the Administrative Agent and the Borrowers (herein, an “Additional Guarantor Supplement”)), hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuers and their Affiliates that are parties to any document evidencing the Hedging Liability or Bank Product Liability, the due and punctual payment of all present and future Obligations, Hedging Liability, and Bank Product Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrowers under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges reimbursable hereunder after the entry of an order for relief against any Borrower or any Guarantor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against any Borrower or any Guarantor in any such proceeding); provided, however that, with respect to each Guarantor, subject to Section 11.10, Hedging Liability guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In case of failure by any Borrower or any Guarantor punctually to pay any Obligations, Hedging Liability, or Bank Product Liability guaranteed hereby, each Guarantor hereby unconditionally, jointly and severally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by such Borrower or such Guarantor and/or that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.2 Guarantee Unconditional. The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any other Borrower or any other Guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Liability;

(c) any change in the corporate existence, structure, or ownership of any Borrower or any Guarantor, or any proceeding under any Debtor Relief Law affecting any Borrower or any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any other Borrower or any other Guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which any Borrower or any Guarantor may have at any time against the Administrative Agent, any Lender, any L/C Issuer or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Borrower or any Guarantor;

(f) any application of any sums by rights of set-off, counterclaim or similar rights to any obligation of any other Borrower or any other Guarantor, regardless of what obligations of any Borrower or other Guarantor remain unpaid, including the Obligations, any Hedging Liability and any Bank Product Liability;

(g) any invalidity or unenforceability relating to or against any other Borrower, any other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Liability or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Liability; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, any L/C Issuer, or any other Person or any other circumstance whatsoever (other than payment) that might, but for the provisions of this clause (h), constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 11.

Section 11.3 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 11 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5 have expired or arrangements satisfactory to each L/C Issuer have been made, and the principal of and interest on the Loans and all other Obligations payable by the Borrowers and the Guarantors under this Agreement and all other Loan Documents (other than any contingent or indemnification obligations not then due) shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Borrower or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or of any Guarantor, or otherwise, each Guarantor’s obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 11.4 Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations (other than any contingent or indemnification obligations not then due) and, Hedging Liability, and Bank Product Liability shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed subsequent to the termination of all the Revolving Credit Commitments and expiration of all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (a) the payment in full of the Obligations, Hedging Liability, and Bank Product Liability and all other amounts payable by the Borrowers hereunder and the other Loan Documents (other than any contingent or indemnification obligations not then due or Letters of Credit Cash Collateralized) and (b) the termination of the Commitments and expiration of all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuers (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and the L/C Issuers (and their Affiliates) or be credited and applied upon the Obligations and Hedging Liability, and Bank Product Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 11.5 Subordination.Each Guarantor hereby subordinates the payment of all indebtedness, obligations, and liabilities of any Borrower or any other Guarantor owing to such Guarantor, whether now existing or hereafter arising, to the payment in full in cash of all Obligations (other than any contingent obligations not due and owing and Letters of Credit Cash Collateralized or other accommodations satisfactory to the L/C Issuers have been made). During the existence of any Event of Default, subject to Section 11.4 above, any such indebtedness, obligation, or liability of any Borrower or any other Guarantor owing to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the benefit of the holders of the Obligations, Hedging Liability and Bank Product Liability and the proceeds thereof shall be paid over to the Administrative Agent for application to the Obligations, Hedging Liability and Bank Product Liability (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 11.

Section 11.6 Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, any L/C Issuer, or any other Person against any Borrower or any other Guarantor.

Section 11.7 Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 11 void or avoidable under applicable law, including fraudulent conveyance law.

Section 11.8 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower or Guarantor under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Borrower or such Guarantor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 11.9 Benefit to Guarantors. The Borrowers and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrowers has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 11.10 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Section 11 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.10, or otherwise under this Section, voidable under applicable Legal Requirements relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.10 shall remain in full force and effect until discharged in accordance with Section 11.3. Each Qualified ECP Guarantor intends that this Section 11.10 constitute, and this Section 11.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.11 Guarantor Covenants. Each Guarantor shall take such action as the Borrowers are required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrowers are required by this Agreement to prohibit such Guarantor from taking.

[SIGNATURE PAGES TO FOLLOW]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

BORROWER:

DELEK LOGISTICS PARTNERS, LP, a Delaware limited partnership

By:	Delek Logistics GP, LLC, a Delaware limited liability company

By:	/s/ Billy Buckmaster
Name: Billy Buckmaster
Title: Vice President and Treasurer

By:	/s/ Robert Wright
Name: Robert Wright
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

GUARANTORS:

DELEK MARKETING & SUPPLY LP

DELEK LOGISTICS OPERATING, LLC

DELEK MARKETING GP, LLC

DELEK CRUDE LOGISTICS, LLC

DELEK MARKETING-BIG SANDY, LLC

MAGNOLIA PIPELINE COMPANY, LLC

EL DORADO PIPELINE COMPANY, LLC

SALA GATHERING SYSTEMS, LLC

PALINE PIPELINE COMPANY, LLC

DKL TRANSPORTATION, LLC

DKL CADDO, LLC

DKL RIO, LLC

DKL BIG SPRING, LLC

DKL PIPELINE, LLC

DKL PERMIAN GATHERING, LLC

DKL DELAWARE GATHERING, LLC

DELEK LOGISTICS FINANCE CORP

DKL DELAWARE HOLDING – NM, LLC

DKL DELAWARE OPERATING – NM, LLC

DKL DELAWARE MARKETING, LLC

DKL ENERGY – COTTONWOOD, LLC

DKL ENERGY – LYNCH, LLC

DKL FIELD SERVICES, LLC

DKL G&P SOLUTIONS, LLC

DKL HAT MESA II – NM, LLC

DKL NEPTUNE RECYCLING, LLC

DKL WATER GATHERING INTERMEDIATE, LLC,

DKL WATER GATHERING PERMIAN, LLC

DKL WATER GATHERING, LLC

DKL WATER INTERMEDIATE HOLDINGS, LLC

DKL WATER MIDSTREAM, LLC

DKL WATER MIDSTREAM OPERATING, LLC

DKL ENERGY PARTNERS, LLC

By:	/s/ Billy Buckmaster
Name: Billy Buckmaster
Title: Vice President and Treasurer

By:	/s/ Robert Wright
Name: Robert Wright
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

TRUIST BANK as an L/c issuer and as Administrative Agent

By:	/s/ Michael Harvey
Name: Michael Harvey
Title: Director

[Signature Page to Credit Agreement]

LENDERS:

TRUIST BANK, as a Lender

By:	/s/ Michael Harvey
Name: Michael Harvey
Title: Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ryan Vetsch
Name: Ryan Vetsch
Title: SVP

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Scott Donaldson
Name: Scott Donaldson
Title: Senior Vice President

[Signature Page to Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Brandon Dunn
Name: Brandon Dunn
Title: Authorized Agent

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Managing Director

[Signature Page to Credit Agreement]

MUFG BANK, LTD., as a Lender

By:	/s/ Stephen W. Warfel
Name: Stephen W. Warfel
Title: Authorized Signatory

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brandon Kast
Name: Brandon Kast
Title: Managing Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Eric Appel
Name: Eric Appel
Title: Senior Vice President

[Signature Page to Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ David Valentine
Name: David Valentine
Title: Managing Director

[Signature Page to Credit Agreement]

IDB BANK, as a Lender

By:	/s/ Ariel Bitansky
Name: Ariel Bitansky
Title: First Vice President

By:	/s/ Zahi Levy
Name: Zahi Levy
Title: Senior Vice President

[Signature Page to Credit Agreement]

RAYMOND JAMES BANK, as a Lender

By:	/s/ Chad E Colby
Name: Chad E Colby
Title: Managing Director

[Signature Page to Credit Agreement]

EXHIBIT A

NOTICE OF PAYMENT REQUEST

[Date]

[Name of Lender]

[Address]

Attention:

Reference is made to the Credit Agreement, dated as of March 26, 2026 among Delek Logistics Partners, LP, each of the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto and Truist Bank, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrowers have failed to pay their Reimbursement Obligation in the amount of $__________. Your Percentage of the unpaid Reimbursement Obligation is $_____________] or [__________________________ has been required to return a payment by the Borrowers of a Reimbursement Obligation in the amount of $_______________. Your Percentage of the returned Reimbursement Obligation is $_______________.]

Very truly yours,

[____________________], as L/C Issuer

By:
Name:
Title:

EXHIBIT B

NOTICE OF BORROWING

Date: __________, ____

To:

Truist Bank, as Administrative Agent for the Lenders and the L/C Issuers from time to time party to the Credit Agreement dated as of March 26, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Delek Logistics Partners, LP and each of the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto, and Trust Bank as Administrative Agent.

Ladies and Gentlemen:

The undersigned, DELEK LOGISTICS PARTNERS, LP (the “Borrowers’ Agent”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.5 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is ___________, ____.

2. The aggregate amount of the proposed Borrowing is $______________.

3. The Borrowing is being advanced under the [Revolving] Credit.

4. The Borrowing is to be comprised of $___________ of [Base Rate] [Tranche Rate] Loans.

[5. The duration of the Interest Period for the Tranche Rate Loans included in the Borrowing shall be ____________ months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrowers contained in Section 5 of the Credit Agreement are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

DELEK LOGISTICS PARTNERS, LP

By:	DELEK LOGISTICS GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date: ____________, ____

To:

Truist Bank, as Administrative Agent for the Lenders and the L/C Issuers party to the Credit Agreement dated as of March 26, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Delek Logistics Partners, LP, and each of the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto and Truist Bank as Administrative Agent.

Ladies and Gentlemen:

The undersigned, DELEK LOGISTICS PARTNERS, LP (the “Borrowers’ Agent”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.5 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation date is __________, ____.

2. The aggregate amount of the [Revolving Loans]to be [converted] [continued] is $______________.

3. The Loans are to be [converted into] [continued as] [Tranche Rate] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Loans included in the [conversion] [continuation] shall be _________ months.

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

DELEK LOGISTICS PARTNERS, LP

By:	DELEK LOGISTICS GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT D-1

REVOLVING NOTE

$_______________	__________, ____

FOR VALUE RECEIVED, the undersigned, DELEK LOGISTICS PARTNERS, LP, a Delaware limited partnership (the “Borrowers’ Agent”), together with each of the other Borrowers party hereto, hereby unconditionally, jointly and severally promise to pay to ____________________________ (the “Lender”) or its registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Truist Bank, as Administrative Agent, in New York, New York (or such other location as the Administrative Agent may designate to the Borrowers’ Agent), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Revolving Note (this “Note”) is one of the Revolving Notes referred to in Credit Agreement dated as of March 26, 2026, among Delek Logistics Partners, LP, each of the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto and Truist Bank, as Administrative Agent, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrowers hereby waive demand, presentment, protest or notice of any kind hereunder.

DELEK LOGISTICS PARTNERS, LP

By:	DELEK LOGISTICS GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT D-2

SWING NOTE

$50,000,000	MARCH 26, 2026

FOR VALUE RECEIVED, the undersigned, DELEK LOGISTICS PARTNERS, LP, a Delaware limited partnership (the “Borrowers’ Agent”), together with each of the other Borrowers party hereto, hereby unconditionally, jointly and severally promise to pay to TRUIST BANK (the “Lender”) or its registered assigns, on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Truist Bank, as Administrative Agent, in New York, New York (or such other location as the Administrative Agent may designate to the Borrowers’ Agent), in immediately available funds, the principal sum of Fifty Million and 00/100 Dollars ($50,000,000.00) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Swing Note (this “Note”) is the Swing Note referred to in the Credit Agreement dated as of March 26, 2026, among Delek Logistics Partners, LP, each of the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto and Truist Bank, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrowers hereby waive demand, presentment, protest or notice of any kind hereunder.

DELEK LOGISTICS PARTNERS, LP

By:	DELEK LOGISTICS GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E

COMPLIANCE CERTIFICATE

Date: __________

To:	Truist Bank, as Administrative Agent under, and the Lenders and the L/C Issuers from time to time party thereto, the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement (the “Credit Agreement”) dated as of March 26, 2026, among the Administrative Agent, the Lenders and the L/C Issuers from time to time party thereto, the Guarantors from time to time party thereto, Delek Logistics Partners, LP (the “Borrowers’ Agent”) and the other Borrowers party thereto. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected/appointed ____________ of the General Partner and in such capacity, I am providing this Compliance Certificate on behalf of the Borrowers’ Agent.

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Consolidated Group during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 6.1 of the Credit Agreement are being furnished to you concurrently with this Compliance Certificate fairly represent in all material respects in accordance with GAAP the consolidated financial condition of the MLP as of the dates indicated and the results of its operations and changes in its cash flows for the periods indicated, subject to normal year end audit adjustments and the absence of footnotes; and

5. The Schedule I hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, is taking, or proposes to take with respect to each such condition or event:

In the event of a conflict between the attached Schedule I and any certifications relating thereto and the Credit Agreement and related definitions used in calculating such covenants, the Credit Agreement and such related definitions shall govern and control. The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered as of the date first above written.

DELEK LOGISTICS PARTNERS, LP

By:	DELEK LOGISTICS GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

TO COMPLIANCE CERTIFICATE

DELEK LOGISTICS PARTNERS, LP

COMPLIANCE CALCULATIONS

FOR CREDIT AGREEMENT DATED AS OF

MARCH 26, 2026

CALCULATIONS AS OF _____________, _______

A. Total Leverage Ratio (Section 6.20(a))

1. Total Funded Debt	$__________

2. Consolidated Cash on Hand (not to exceed $100,000,000)

3. Line A1 minus Line A2 (“Total Net Funded Debt”)

4. Net Income

5.  Provision for all Taxes (whether or not paid, estimated or accrued) based on income, profits, revenue or capital (including state, foreign income taxes, franchise taxes, excise, value added sales and similar taxes and any real estate or property taxes), franchise taxes, foreign withholding taxes (in each case, including any future taxes or levies that replace or are intended to be in lieu of taxes and any penalties and interest related to taxes or arising from tax examinations)

6. Consolidated Interest Expense

7. Depreciation

8. Amortization (including amortization of goodwill and intangibles and amortization and write-off of deferred financing fees and debt issuance costs, commissions, fees and expenses)
9. Any non-cash charge, write-down, expense or loss

10.  Any expenses, charges, any contingent or deferred payments (including, without limitation, indemnification payments, adjustments of purchase or acquisition price, earn-outs, noncompetes, consulting payments and similar obligations) incurred in connection with any sale, transfer or other disposition, Equity Issuance, Indebtedness or Investment, in each case permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of Ownership Interests to the extent the proceeds thereof were intended to be contributed to the equity capital of Borrower or its Restricted Subsidiaries)

11. The amount of any loss attributable to non-controlling interests

12. All deferred financing costs written off and premiums paid in connection with any early extinguishment or modification of Indebtedness or any Hedge Agreement or other derivative instruments

13.  The amount of any restructuring charge or reserve or non-recurring integration charges or reserves (including severance costs, contract termination costs, systems establishment costs, information technology costs, excess pension charges, costs associated with office, facility and branch openings, closings and consolidations (in the case of openings, incurred in connection with acquisitions and Investments) and relocation costs)

14.  Any costs or expenses incurred by Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Borrower or Net Cash Proceeds of an issuance of Ownership Interests of Borrower (other than Disqualified Equity Interests)

15.  Proceeds from business interruption insurance (to the extent such proceeds are not reflected as revenue or income in computing Net Income and only to the extent the losses or other reduction of net income to which such proceeds are attributable are not otherwise added back in computing Net Income)

16.  Any cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, expenses attributable to the implementation of such cost savings initiatives and costs and expenses incurred after the Effective Date related to employment of terminated employees incurred by such Person during such period to the extent such costs and expenses were deducted in computing Net Income); provided that the aggregate amount added back pursuant to this clause 16 and clause 17 below in any period shall not exceed 35% of EBITDA for such period in the aggregate determined after giving effect to all such amounts that would be added back pursuant to this clause 16, clause 17 below and Section 1.12 of the Credit Agreement after giving effect to all other applicable adjustments as if there were no such 35% of EBITDA limitation

17.  The amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies projected by Borrower in good faith to be realized as the result of (I) the transactions contemplated hereby occurring on the Effective Date or (II) actions taken or to be taken on or prior to the date that is 24 months after the consummation of any operational change, and in each case prior to or during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating improvements and synergies had been realized on the first day of such period; it being understood that “run-rate” means the full recurring benefit for a period that is associated with any action taken or committed to be taken), net of the amount of actual benefits realized during such period from such actions; provided, that, (A) no such amounts shall be added pursuant to this clause (xiii) to the extent duplicative of any expenses or charges otherwise added to Net Income, whether through a pro forma adjustment or otherwise, for such period and (B) projected amounts (not yet realized) may no longer be added in calculating EBITDA pursuant to subclause (II) of this clause 17 to the extent occurring more than 24 months after the specified action taken in order to realize such projected amounts; provided that the aggregate amount added back pursuant to this clause 17 and clause 16 above in any period shall not exceed 35% of EBITDA for such period in the aggregate determined after giving effect to all such amounts that would be added back pursuant to this clause 17, clause 16 above and Section 1.12 of the Credit Agreement and after giving effect to all other applicable adjustments as if there were no such 35% of EBITDA limitation

18.  Any losses from foreign currency transactions and foreign currency translations (including losses related to currency remeasurements of Indebtedness) of Borrower and its Restricted Subsidiaries for such period

19.  With respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (i), (ii), (iii) and (iv) above relating to such joint venture or minority interest corresponding to Borrower and its Restricted Subsidiaries’ proportionate share of such joint venture’s Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Net Income of such joint venture or minority interest was reduced thereby

20.  The amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly-Owned Restricted Subsidiary of such Person

21.  The amount of fees, indemnities and expenses incurred or reimbursed pursuant to any advisory, consulting or monitoring agreement permitted under the Credit Agreement (including any such agreement in effect on the Effective Date or any replacement or amendment thereof), to the extent deducted in computing Net Income

22. Losses in respect of pension and post-employment benefits of such Person, as a result of the application of ASC 715, Compensation-Retirement Benefits

23.  Expenses, charges, costs, accruals, reserves and losses constituting exceptional, extraordinary, unusual, infrequent or non-recurring items or related to any single or one-time event, including any such expenses, charges, costs, accruals, reserves or losses relating to (A) compliance with accounting standards, (B) enhanced accounting function or other transaction costs, (C) operational changes or improvements or (D) actual or threatened litigation, arbitration or other bona fide dispute settlement mechanism

24. Material Project EBITDA Adjustment[1]

[1]

(A) no Material Project EBITDA Adjustment shall be allowed with respect to any Material Project unless the Borrower shall have satisfied the requirements of Section 6.1(d) of the Credit Agreement with respect thereto; (B) the aggregate amount of all Material Project EBITDA Adjustments relating to Material Projects during any period shall be limited to 25% of the total actual EBITDA of the Borrower and its Restricted Subsidiaries, including amounts attributable to Permitted Joint Ventures, for such period (which total actual EBITDA shall be determined without including any Material Project EBITDA Adjustments relating to Material Projects); provided that, the aggregate amount of all Material Project EBITDA Adjustments relating to Material Joint Venture Projects during any period shall be limited to 20% of the total actual EBITDA of the Borrower and its Restricted Subsidiaries for such period (which total actual EBITDA shall be determined without including any Material Project EBITDA Adjustments relating to Material Joint Venture Projects); and (C) a Material Project EBITDA Adjustment shall be allowed for any Material Joint Venture Project of a Permitted Joint Venture in an amount proportionate to the Loan Parties’ pro rata equity ownership of such Permitted Joint Venture.

25. Permian Expansion Adjustment Amount[2]

26. Any credit for Taxes based on Income, profits or capital

27. Gains constituting exceptional, extraordinary, unusual, infrequent or non-recurring items or related to any single or one time event.

28. Sum of Lines A4 through A25

29. Sum of Lines A26 and A27

29. Line 28 minus Line 29 (“EBITDA”)[3]

30. Ratio of Line A3 to Line A29	____:1.0

31. Line A30 ratio must not exceed	____:1.0

32. The Borrowers are in compliance (circle yes or no)	yes/no

[2]	In no event shall a Permian Expansion Adjustment Amount exceed $175,000,000 in the aggregate during any four quarter period.
[3]

For the purposes of calculating EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Effective Date), any Loan Party or any of its Restricted Subsidiaries shall have made an Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Acquisition, are factually supportable, and are expected to have a continuing impact, in each case) or in such other manner acceptable to the Administrative Agent as if any such Acquisition or adjustment occurred on the first (1st) day of such Reference Period.

B. Senior Leverage Ratio (Section 6.20(b))

1. Total Net Funded Debt (from Line A3) that is not Subordinated Debt that is secured by a Lien or Liens on any Property of the Consolidated Group	$___________

2. EBITDA (from Line A29)	$___________

3. Ratio of Line B1 to Line B2	____:1.0

4. Line B3 ratio must not exceed	3.75:1.0

5. The Borrowers are in compliance (circle yes or no)	yes/no

C. Interest Coverage Ratio (Section 6.20(c))

1. EBITDA (from Line A29)	$___________

2. Actual cash Consolidated Interest Expense	$___________

3. Ratio of Line C1 to Line C2	____:1.0

4. Line C3 ratio must not be less than	2.0:1.0

5. The Borrowers are in compliance (circle yes or no)	yes/no

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

[Assignor [is] [is not] a Defaulting Lender.]]

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]4]

3.	Borrowers’ Agent: DELEK LOGISTICS PARTNERS, LP, a Delaware limited partnership

4.	Administrative Agent: Truist Bank as the Administrative Agent under the Credit Agreement

[4]	Select as applicable.

5.

Credit Agreement: The Credit Agreement dated as of March 26, 2026, among Delek Logistics Partners, LP, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto and Truist Bank, as Administrative Agent.

6.	Assigned Interest:

Facility Assigned[5]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[6]	Percentage Assigned of Commitment/Loans[7]
	$	$	%
	$	$	%
	$	$	%

[7.	Trade Date: ][8]

[5]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment,” “Revolving Credit,” etc.)

[6]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[8]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

CONSENTED TO AND ACCEPTED:

TRUIST BANK, AS Administrative Agent

By:
Name:
Title:

[Consented to:][9]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[9]	To be added only if the consent of the Borrowers and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) is [not] a Defaulting Lender or a subsidiary of a Defaulting Lender or a Person who, upon becoming a Lender, would constitute a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.9(b)(iii) and the definition of “Eligible Assignee” of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.

General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

EXHIBIT G-1

ADDITIONAL BORROWER SUPPLEMENT

______________, ___

Truist Bank, as Administrative Agent for the Lenders and the L/C Issuers party to the Credit Agreement, dated as of March 26, 2026, by and among Delek Logistics Partners, LP, as Borrower, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto and the Administrative Agent (as extended, renewed, amended or restated, modified, amended or supplemented from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have the meaning provided therein.

The undersigned, [name of Borrower], a [jurisdiction of incorporation or organization] hereby elects to be a “Borrower” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 5 of the Credit Agreement and the other Loan Documents are true and correct (or in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as to the undersigned to the extent applicable to it as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 6 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Borrower under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 2 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Additional Borrower Supplement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent and countersigned by the Administrative Agent, and it shall not be necessary for the L/C Issuer, or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Additional Borrower Supplement or any other acceptance hereof. This Additional Borrower Supplement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Very truly yours,

[NAME OF BORROWER]

By:
Name:
Title:

Acknowledged and Agreed

TRUIST BANK, as Administrative Agent

By:
Name:
Title:

EXHIBIT G-2

ADDITIONAL GUARANTOR SUPPLEMENT

______________, ___

Truist Bank, as Administrative Agent for the Lenders and the L/C Issuers party to the Credit Agreement, dated as of March 26, 2026, by and among Delek Logistics Partners, LP, as Borrower, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto and the Administrative Agent, (as extended, renewed, amended or restated, modified, amended or supplemented from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have the meaning provided therein.

The undersigned, [name of Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 5 of the Credit Agreement and the other Loan Documents are true and correct (or in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as to the undersigned to the extent applicable to it as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 6 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 11 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Additional Guarantor Supplement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent and countersigned by the Administrative Agent, and it shall not be necessary for the L/C Issuer, or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Additional Guarantor Supplement or any other acceptance hereof. This Additional Guarantor Supplement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Very truly yours,

[NAME OF GUARANTOR]

Acknowledged and Agreed

TRUIST BANK, as Administrative Agent

By:
Name:
Title:

SCHEDULE 1

REVOLVING CREDIT COMMITMENTS

NAME OF LENDER	REVOLVING CREDIT COMMITMENT ($)
TRUIST BANK	$160,000,000.00
BANK OF AMERICA, N.A.	$140,000,000.00
CITIZENS BANK, N.A.	$140,000,000.00
THE HUNTINGTON NATIONAL BANK	$140,000,000.00
MIZUHO BANK, LTD.	$140,000,000.00
MUFG BANK, LTD.	$140,000,000.00
WELLS FARGO BANK, N.A.	$140,000,000.00
BARCLAYS BANK PLC	$75,000,000.00
KEYBANK NATIONAL ASSOCIATION	$75,000,000.00
REGIONS BANK	$75,000,000.00
ISRAEL DISCOUNT BANK OF NEW YORK	$40,000,000.00
RAYMOND JAMES BANK	$35,000,000.00

TOTAL:	$1,300,000,000.00